Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CA, INC.,

a Delaware corporation;

VANGUARD ACQUISITION CO.,

a Delaware corporation;

VERACODE, INC.,

a Delaware corporation;

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as the Securityholders’ Agent

Dated as of March 6, 2017

i

	3.1	Standing	42
	3.2	Authority and Due Execution	42
	3.3	Non-Contravention	42
	3.4	Consents, Approvals, Etc.	43
	3.5	Sufficient Funds	43
	3.6	Legal Proceedings	43
	3.7	Brokers	43

4.	Certain Covenants of the Company		43

	4.1	Access and Investigation	43
	4.2	Operation of the Business of the Company	44
	4.3	Notification	46
	4.4	No Negotiation	47
	4.5	Termination of Certain Company Benefit Plans	47
	4.6	Termination of Agreements	48
	4.7	FIRPTA Matters	48
	4.8	Breakdown of Insider Receivables	48
	4.9	Communications with Employees	48
	4.10	Resignation of Officers and Directors	48
	4.11	Closing Balance Sheet	48
	4.12	Pay Off Letters	49
	4.13	Directors’ and Officers’ Indemnification; Tail Insurance	49
	4.14	Tax Matters	50
	4.15	Intellectual Property Matters	51
	4.16	Stockholder Approval; Waiver of Dissenters’ Rights	52
	4.17	Holder Acknowledgements	52

5.	Certain Covenants of the Parties		52

	5.1	Filings and Consents	52
	5.2	Stockholder Actions	53
	5.3	Public Announcements	54
	5.4	Reasonable Efforts	54
	5.5	Employee Benefits	54
	5.6	Takeover Statutes	55

6.	Conditions Precedent to Obligations of Parent and Merger Sub		56

	6.1	Accuracy of Representations	56
	6.2	Performance of Covenants	56
	6.3	Governmental Matters	56
	6.4	No Material Adverse Effect	56
	6.5	Stockholder Approval	56
	6.6	Agreements and Documents	57
	6.7	FIRPTA Compliance	59
	6.8	No Restraints	59
	6.9	No Legal Proceedings	59
	6.10	Termination of Employee Plans	60
	6.11	Section 280G Stockholder Approval	60
	6.12	Tail Insurance	60

	6.13	Charter Amendment	60
	6.14	No Other Representations; Non-Reliance	60

7.	Conditions Precedent to Obligations of the Company		60

	7.1	Accuracy of Representations	61
	7.2	Performance of Covenants	61
	7.3	Certificate	61
	7.4	No Restraints	61
	7.5	Government Matters	61

8.	Termination		61

	8.1	Termination Events	61
	8.2	Termination Procedures	62
	8.3	Effect of Termination	63

9.	Indemnification, Etc.		63

	9.1	Survival of Representations, Etc.	63
	9.2	Indemnification	64
	9.3	Limitations	66
	9.4	No Contribution	68
	9.5	Defense of Third Party Claims	69
	9.6	Indemnification Claim Procedure	71

10.	Miscellaneous Provisions		74

	10.1	Securityholders’ Agent	74
	10.2	Further Assurances	76
	10.3	No Waiver Relating to Claims for Intentional Misrepresentation or Fraud	76
	10.4	Fees and Expenses	77
	10.5	Attorneys’ Fees	77
	10.6	Notices	77
	10.7	Headings	78
	10.8	Counterparts and Exchanges by Electronic Transmission or Facsimile	78
	10.9	Governing Law; Dispute Resolution	78
	10.10	Successors and Assigns	79
	10.11	Remedies Cumulative; Specific Performance	79
	10.12	Waiver	79
	10.13	Waiver of Jury Trial	79
	10.14	Amendments	79
	10.15	Severability	80
	10.16	Parties in Interest	80
	10.17	Entire Agreement	80
	10.18	Disclosure Schedule	80
	10.19	No Tax Advice	80
	10.20	Provisions Respecting Legal Representation	80
	10.21	Construction	81

Exhibits and Schedules

Exhibit A	Certain Definitions

Annex 1 to Exhibit A Persons Whose Knowledge is Imputed to the Company

Exhibit B	Certificate of Merger

Exhibit C	Form of Escrow Agreement

Exhibit D	Form of Joinder and Release Agreement

Exhibit E	Forms of Holder Acknowledgment

Exhibit F	Form of Resignation Letter

Exhibit G	Form of Exclusivity Support Agreement

Schedule 1.9(b)	Specified Company Stockholders

Schedule 2.16(b)	Key Employees

Schedule 4.5	Persons Whose Severance Agreements Will Terminate

Schedule 4.6	Agreements to be Terminated As of the Effective Time

Schedule 4.12	Loan Agreements

Schedule 5.2(d)	Persons to Execute Exclusivity Support Agreements

Schedule 5.5(b)	Severance Obligations

Schedule 6.6(b)	Persons to Execute Noncompetition Agreements

Schedule 6.6(c)	Persons to Execute Joinder and Release Agreements

Schedule 6.6(m)	Identified Employees

Schedule 6.6(p)	Good Standing Certificates

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of March 6, 2017, by and among: CA, Inc., a Delaware corporation (“Parent”); Vanguard Acquisition Co., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”); Veracode, Inc., a Delaware corporation (the “Company”); and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the Securityholders’ Agent. Certain capitalized terms used in this Agreement are defined in Section 1.5(b) below or in Exhibit A hereto.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned Subsidiary of Parent.

B. The respective boards of directors of Merger Sub and the Company have approved this Agreement.

C. As a material inducement for Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain individuals who hold shares of Capital Stock are entering into Noncompetition and Non-Solicitation Agreements in favor of Parent (the “Noncompetition Agreements”), which Noncompetition Agreements shall become effective at the Effective Time.

D. As a material inducement for Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain key employees of the Acquired Companies are entering into and delivering to Parent offer letters providing for Parent’s standard offer of employment (the “Key Employee Offer Letters”), which Key Employee Offer Letters shall become effective at the Effective Time.

AGREEMENT

The parties to this Agreement agree as follows:

1.	DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the Merger and the other Contemplated Transactions (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California 94025, on a date to be designated by Parent, which shall be no later than the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 of this Agreement (other than those conditions set forth in Sections 6.6(f),

6.6(g), 6.6(l) and 7.3, which are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions by the Parent or the Company, in the case of Section 7.3) or at such other time and/or date as Parent and the Company may jointly designate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, the parties hereto shall cause a certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”) conforming to the requirements of the DGCL to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective as of the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) At the Effective Time and by virtue of the Merger, the Certificate of Incorporation of the Company shall be amended and restated in its entirety in the form attached hereto as Exhibit B and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended and/or restated in accordance with its terms and any applicable Legal Requirements.

(b) The bylaws of the Surviving Corporation shall be amended and restated at the Effective Time or immediately thereafter to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time.

(c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) Conversion. Subject to Sections 1.8 and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, any securityholder of the Company or any other Person:

(i) each share of Capital Stock held in the Company’s treasury or owned by Parent, Merger Sub, the Company or any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and no consideration shall be paid or payable with respect thereto;

(ii) each share of Common Stock that is outstanding immediately prior to the Effective Time (all such issued and outstanding shares, other than any share of Common Stock to be cancelled pursuant to Section 1.5(a)(i), the “Outstanding Common Stock”) shall be converted automatically into the right to receive (following the surrender of the certificate representing such share of Common Stock or a Lost Certificate Affidavit in accordance with Section 1.9 hereof):

(A) an amount in cash equal to the Closing Participation Per Share Amount with respect to such share of Common Stock (the “Common Stock Closing Date Payment”);

(B) any cash disbursements required to be made from the NWC Holdback Fund or otherwise with respect to such share to the former holder thereof in accordance with

Section 1.7, as and when such disbursements are required to be made;

(C) any cash disbursements required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with Section 9.6, as and when such disbursements are required to be made; and

(D) any cash disbursements to be made from the Expense Fund Amount with respect to such share to the former holder thereof in accordance with Section 10.1(e), as and when such disbursements are made.

(iii) each share of Series 1-A Preferred Stock that is outstanding immediately prior to the Effective Time (all such issued and outstanding shares, other than any share of Series 1-A Preferred Stock to be cancelled pursuant to Section 1.5(a)(i), the “Outstanding Series 1-A Preferred Stock”) shall be converted automatically into the right to receive (following the surrender of the certificate representing such share of Series 1-A Preferred Stock or a Lost Certificate Affidavit in accordance with Section 1.9 hereof):

(A) an amount in cash equal to the product of (1) the Closing Participation Per Share Amount with respect to such share of Series 1-A Preferred Stock multiplied by (2) the Series 1-A Conversion Ratio (the “Series 1-A Preferred Stock Closing Date Payment”);

(B) any cash disbursements required to be made from the NWC Holdback Fund or otherwise with respect to such share to the former holder thereof in accordance with Section 1.7, as and when such disbursements are required to be made;

(C) any cash disbursements required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with Section 9.6, as and when such disbursements are required to be made;

(D) any cash disbursements to be made from the Expense Fund Amount with respect to such share to the former holder thereof in accordance with Section 10.1(e), as and when such disbursements are made;

(iv) each share of Series 1-B Preferred Stock that is outstanding immediately prior to the Effective Time (all such issued and outstanding shares, other than any share of Series 1-B Preferred Stock to be cancelled pursuant to Section 1.5(a)(i), the “Outstanding Series 1-B Preferred Stock”) shall be converted automatically into the right to receive (following the surrender of the certificate representing such share of Series 1-B Preferred Stock or a Lost Certificate Affidavit in accordance with Section 1.9 hereof):

(A) an amount in cash equal to the product of (1) the Closing Participation Per Share Amount with respect to such share of Series 1-B Preferred Stock multiplied by (2) the Series 1-B Conversion Ratio (the “Series 1-B Preferred Stock Closing Date Payment”);

(B) any cash disbursements required to be made from the NWC Holdback Fund or otherwise with respect to such share to the former holder thereof in accordance with Section 1.7, as and when such disbursements are required to be made;

(C) any cash disbursements required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with Section 9.6, as and when such disbursements are required to be made; and

(D) any cash disbursements to be made from the Expense Fund Amount with respect to such share to the former holder thereof in accordance with Section 10.1(e), as and when such disbursements are made;

(v) each share of Series 2-A Preferred Stock that is outstanding immediately prior to the Effective Time (all such issued and outstanding shares, other than any share of Series 2-A Preferred Stock to be cancelled pursuant to Section 1.5(a)(i), the “Outstanding Series 2-A Preferred Stock”) shall be converted automatically into the right to receive (following the surrender of the certificate representing such share of Series 2-A Preferred Stock or a Lost Certificate Affidavit in accordance with Section 1.9 hereof):

(A) an amount in cash equal to the Closing Participation Per Share Amount with respect to such share of Series 2-A Preferred Stock (the “Series 2-A Preferred Stock Closing Date Payment”);

(B) any cash disbursements required to be made from the NWC Holdback Fund or otherwise with respect to such share to the former holder thereof in accordance with Section 1.7, as and when such disbursements are required to be made;

(C) any cash disbursements required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with Section 9.6, as and when such disbursements are required to be made; and

(D) any cash disbursements to be made from the Expense Fund Amount with respect to such share to the former holder thereof in accordance with Section 10.1(e), as and when such disbursements are made;

(vi) each share of Series 2-B Preferred Stock that is outstanding immediately prior to the Effective Time (all such issued and outstanding shares, other than any share of Series 2-B Preferred Stock to be cancelled pursuant to Section 1.5(a)(i), the “Outstanding Series 2-B Preferred Stock”) shall be converted automatically into the right to receive (following the surrender of the certificate representing such share of Series 2-B Preferred Stock or a Lost Certificate Affidavit in accordance with Section 1.9 hereof):

(A) an amount in cash equal to: (1) the Series 2-B Liquidation Preference Per Share plus (2) the Series 2-B Capped Participation Amount Per Share, with respect to such share of Series 2-B Preferred Stock (collectively, the “Series 2-B Preferred Stock Closing Date Payment”);

(B) any cash disbursements required to be made from the NWC Holdback Fund or otherwise with respect to such share to the former holder thereof in accordance with Section 1.7, as and when such disbursements are required to be made;

(C) any cash disbursements required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with Section 9.6, as and when such disbursements are required to be made; and

(D) any cash disbursements to be made from the Expense Fund Amount with respect to such share to the former holder thereof in accordance with Section 10.1(e), as and when such disbursements are made;

(vii) each share of Series 3 Preferred Stock that is outstanding immediately prior to the Effective Time (all such issued and outstanding shares, other than any share of Series 3 Preferred Stock to be cancelled pursuant to Section 1.5(a)(i), the “Outstanding Series 3 Preferred Stock”) shall be converted automatically into the right to receive (following the surrender of the certificate representing such share of Series 3 Preferred Stock or a Lost Certificate Affidavit in accordance with Section 1.9 hereof):

(A) an amount in cash equal to the Closing Participation Per Share Amount with respect to such share of Series 3 Preferred Stock (the “Series 3 Preferred Stock Closing Date Payment”);

(B) any cash disbursements required to be made from the NWC Holdback Fund or otherwise with respect to such share to the former holder thereof in accordance with Section 1.7, as and when such disbursements are required to be made;

(C) any cash disbursements required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with Section 9.6, as and when such disbursements are required to be made; and

(D) any cash disbursements to be made from the Expense Fund Amount with respect to such share to the former holder thereof in accordance with Section 10.1(e), as and when such disbursements are made;

(viii) each share of Series 4 Preferred Stock that is outstanding immediately prior to the Effective Time (all such issued and outstanding shares, other than any share of Series 4 Preferred Stock to be cancelled pursuant to Section 1.5(a)(i), the “Outstanding Series 4 Preferred Stock”) shall be converted automatically into the right to receive (following the surrender of the certificate representing such share of Series 4 Preferred Stock or a Lost Certificate Affidavit in accordance with Section 1.9 hereof):

(A) an amount in cash equal to the Closing Participation Per Share Amount with respect to such share of Series 4 Preferred Stock (the “Series 4 Preferred Stock Closing Date Payment”);

(B) any cash disbursements required to be made from the NWC Holdback Fund or otherwise with respect to such share to the former holder thereof in accordance with Section 1.7, as and when such disbursements are required to be made;

(C) any cash disbursements required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with Section 9.6, as and when such disbursements are required to be made; and

(D) any cash disbursements to be made from the Expense Fund Amount with respect to such share to the former holder thereof in accordance with Section 10.1(e), as and when such disbursements are made;

(ix) each share of Series 5 Preferred Stock that is outstanding immediately prior to the Effective Time (all such issued and outstanding shares, other than any share of Series 5 Preferred Stock to be cancelled pursuant to Section 1.5(a)(i), the “Outstanding Series 5 Preferred Stock”) shall be converted automatically into the right to receive (following the surrender of the certificate representing such share of Series 5 Preferred Stock or a Lost Certificate Affidavit in accordance with Section 1.9 hereof):

(A) an amount in cash equal to the Closing Participation Per Share Amount with respect to such share of Series 5 Preferred Stock (the “Series 5 Preferred Stock Closing Date Payment”);

(B) any cash disbursements required to be made from the NWC Holdback Fund or otherwise with respect to such share to the former holder thereof in accordance with Section 1.7, as and when such disbursements are required to be made;

(C) any cash disbursements required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with Section 9.6, as and when such disbursements are required to be made; and

(D) any cash disbursements to be made from the Expense Fund Amount with respect to such share to the former holder thereof in accordance with Section 10.1(e), as and when such disbursements are made;

(x) each share of Series 6 Preferred Stock that is outstanding immediately prior to the Effective Time (all such issued and outstanding shares, other than any share of Series 6 Preferred Stock to be cancelled pursuant to Section 1.5(a)(i), the “Outstanding Series 6 Preferred Stock”) shall be converted automatically into the right to receive (following the surrender of the certificate representing such share of Series 6 Preferred Stock or a Lost Certificate Affidavit in accordance with Section 1.9 hereof):

(A) an amount in cash equal to: (1) the Series 6 Liquidation Preference Per Share plus (2) the Closing Participation Per Share Amount, with respect to such share of Series 6 Preferred Stock (collectively, the “Series 6 Preferred Stock Closing Date Payment”);

(B) any cash disbursements required to be made from the NWC Holdback Fund or otherwise with respect to such share to the former holder thereof in accordance with Section 1.7, as and when such disbursements are required to be made;

(C) any cash disbursements required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with Section 9.6, as and when such disbursements are required to be made; and

(D) any cash disbursements to be made from the Expense Fund Amount with respect to such share to the former holder thereof in accordance with Section 10.1(e), as and when such disbursements are made;

(xi) each share of Series 7 Preferred Stock that is outstanding immediately prior to the Effective Time (all such issued and outstanding shares, other than any share of Series 7 Preferred Stock to be cancelled pursuant to Section 1.5(a)(i), the “Outstanding Series 7 Preferred Stock”) shall be converted automatically into the right to receive (following the surrender of the certificate representing such share of Series 7 Preferred Stock or a Lost Certificate Affidavit in accordance with Section 1.9 hereof):

(A) an amount in cash equal to: (1) the Series 7 Liquidation Preference Per Share plus (2) the Closing Participation Per Share Amount, with respect to such share of Series 7 Preferred Stock (collectively, the “Series 7 Preferred Stock Closing Date Payment”);

(B) any cash disbursements required to be made from the NWC Holdback Fund or otherwise with respect to such share to the former holder thereof in accordance with Section 1.7, as and when such disbursements are required to be made;

(C) any cash disbursements required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with Section 9.6, as and when such disbursements are required to be made; and

(D) any cash disbursements to be made from the Expense Fund Amount with respect to such share to the former holder thereof in accordance with Section 10.1(e), as and when such disbursements are made;

(xii) each share of Series 8 Preferred Stock that is outstanding immediately prior to the Effective Time (all such outstanding shares, other than any share of Series 8 Preferred Stock to be cancelled pursuant to Section 1.5(a)(i), the “Outstanding Series 8 Preferred Stock,” and together with the Outstanding Common Stock, Outstanding Series 1-A Preferred Stock, Outstanding Series 1-B Preferred Stock, Outstanding Series 2-A Preferred Stock, Outstanding Series 2-B Preferred Stock, Outstanding Series 3 Preferred Stock, Outstanding Series 4 Preferred Stock, Outstanding Series 5 Preferred Stock, Outstanding Series 6 Preferred Stock and Outstanding Series 7 Preferred Stock, the “Outstanding Capital Stock”) shall be converted automatically into the right to receive (following the surrender of the certificate representing such share of Series 8 Preferred Stock or a Lost Certificate Affidavit in accordance with Section 1.9):

(A) an amount in cash equal to: (1) the Series 8 Liquidation Preference Per Share plus (2) the Closing Participation Per Share Amount, with respect to such share of Series 8 Preferred Stock (collectively, the “Series 8 Preferred Stock Closing Date Payment”);

(B) any cash disbursements required to be made from the NWC Holdback Fund or otherwise with respect to such share to the former holder thereof in accordance with Section 1.7, as and when such disbursements are required to be made;

(C) any cash disbursements required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with Section 9.6, as and when such disbursements are required to be made; and

(D) any cash disbursements to be made from the Expense Fund Amount with respect to such share to the former holder thereof in accordance with Section 10.1(e), as and when such disbursements are made; and

(xiii) each share of the common stock, par value $0.0001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable share of common stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which the shares of common stock of Merger Sub were converted in accordance with the immediately preceding sentence.

The amount of cash, if any, that each Non-Dissenting Stockholder is entitled to receive at any particular time for the shares of Outstanding Capital Stock held by such Non-Dissenting Stockholder shall be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable at such time for all shares of each class and series of Outstanding Capital Stock held by such Non-Dissenting Stockholder.

(b) Definitions. For purposes of this Agreement:

(i) The “Adjusted Transaction Value” shall be: (A) $604,000,000; plus (B) the aggregate dollar amount of the cash and cash equivalents of the Company (as defined by and determined in accordance with GAAP) as of the Closing in an amount not to exceed $10,000,000; minus (C) the Net Working Capital Shortfall Amount, if any; plus (D) the Net Working Capital Surplus Amount, if any; minus (E) the aggregate dollar amount of all Indebtedness for Borrowed Money of the Acquired Companies that remains unpaid as of immediately prior to the Closing; minus (F) the aggregate dollar amount of all Company Transaction Expenses that remain unpaid as of immediately prior to the Closing; minus (G) the Employment Tax Amount.

(ii) The “Aggregate Liquidation Preference Amount” means the sum of (A) the product of the Series 2-B Liquidation Preference Per Share multiplied by all shares of Outstanding Series 2-B Preferred Stock plus (B) the product of the Series 6 Liquidation Preference Per Share multiplied by all shares of Outstanding Series 6 Preferred Stock plus (C) the product of the Series 7 Liquidation Preference Per Share multiplied by all shares of Outstanding Series 7 Preferred Stock plus (D) the product of the Series 8 Liquidation Preference Per Share multiplied by all shares of Outstanding Series 8 Preferred Stock.

(iii) The “Aggregate COC Amount” means (without duplication related to any Employment Tax Amounts) the aggregate dollar amount of all bonus, severance, or change of control payments or benefits (other than those arising from actions taken by Parent at any time at or after the Closing) payable or provided by the Acquired Companies as a result of or in connection with the Merger pursuant to agreements in effect with the Acquired Companies (or discretionary decisions made by the Acquired Companies) prior to Closing (including the employer portion of any Taxes related thereto) payable to employees of and other service providers to any of the Acquired Companies, but excluding (i) any payments made to holders in respect of Company RSUs or options to purchase Common Stock pursuant to Section 1.6, (ii) obligations under the Key Employee Offer Letters and any other employment offer letters entered into with Parent or its Affiliates in connection with the Merger and (iii) amounts attributable to the obligations of Parent under Section 5.5.

(iv) The “Aggregate Exercise Price” means the aggregate dollar amount of the exercise prices of the Vested Company Options (after giving effect to the accelerated vesting of Unvested Company Options pursuant to Section 1.6(b)) and the Company Warrants entitled to receive a portion of the Merger Consideration pursuant to Sections 1.6(a) and 1.6(f) of this Agreement, respectively.

(v) The “Closing Date Payment” means (i) with respect to a share of Outstanding Common Stock, the Common Stock Closing Date Payment, (ii) with respect to a share of Outstanding Series 1-A Preferred Stock, the Series 1-A Preferred Stock Closing Date Payment, (iii) with respect to a share of Outstanding Series 1-B Preferred Stock, the Series 1-B Preferred Stock Closing Date Payment, (iv) with respect to a share of Outstanding Series 2-A Preferred Stock, the Series 2-A Preferred Stock Closing Date Payment, (v) with respect to a share of Outstanding Series 2-B Preferred Stock, the Series 2-B Preferred Stock Closing Date Payment, (vi) with respect to a share of Outstanding Series 3 Preferred Stock, the Series 3 Preferred Stock Closing Date Payment, (vii) with respect to a share of Outstanding Series 4 Preferred Stock, the Series 4 Preferred Stock Closing Date Payment, (viii) with respect to a share of Outstanding Series 5 Preferred Stock, the Series 5 Preferred Stock Closing Date Payment, (ix) with respect to a share of Outstanding Series 6 Preferred Stock, the Series 6 Preferred Stock Closing Date Payment, (x) with respect to a share of Outstanding Series 7 Preferred Stock, the Series 7

Preferred Stock Closing Date Payment, and (xi) with respect to a share of Outstanding Series 8 Preferred Stock, the Series 8 Preferred Stock Closing Date Payment.

(vi) The “Closing Participation Per Share Amount” with respect to a class or series of Outstanding Capital Stock means the Gross Participation Per Share Amount minus (1) the Per Share Escrow Contribution Amount per share of such class or series of Outstanding Capital Stock minus (2) the Per Share NWC Holdback Contribution Amount per share of such class or series of Outstanding Capital Stock minus (3) the Per Share Expense Fund Amount per share of such class or series of Outstanding Capital Stock.

(vii) The “Current Assets” means the Company’s consolidated total current assets (as defined by and determined in accordance with GAAP) as of 12:01 a.m., Eastern time, on the Closing Date, which will include (without duplication) cash, cash equivalents, marketable securities, investments, accounts receivable, the current portion of prepayments (other than those associated with Company Transaction Expenses) and other current assets but shall exclude any deferred tax assets.

(viii) The “Current Liabilities” means the Company’s consolidated total current liabilities (as defined by and determined in accordance with GAAP) as of 12:01 a.m., Eastern time, on the Closing Date, which will include (without duplication) accounts payable, accrued liabilities, the current portion of deferred rent, the current portion of other deferred expenses, other current liabilities and all liabilities for Taxes as of the Closing, but shall exclude Indebtedness for Borrowed Money, Company Transaction Expenses, the Employment Tax Amount and deferred tax liabilities and deferred revenue (as defined by and determined in accordance with GAAP). With respect to Taxes, they shall be included as current liabilities whether or not they would be treated as a current liability under GAAP (and, for purposes of clarity, shall include any liability for New York sales taxes identified in Part 2.8 of the Disclosure Schedule).

(ix) The “Employment Tax Amount” means the aggregate dollar amount of the employer-paid portion of any payroll or employment Taxes relating to or resulting from the payment (in whole or in part) of any Merger Consideration, the Aggregate COC Amount or any payments that are contingent upon or payable as a result of the Closing, the Effective Time, the Merger or any of the other Contemplated Transactions.

(x) The “Escrow Amount” means an amount equal to 12.5% of the Adjusted Transaction Value.

(xi) The “Fully Diluted Company Share Number” shall be the sum of, without duplication: (A) the aggregate number of shares of Outstanding Capital Stock on an as-converted into Common Stock basis; plus (B) the aggregate number of shares of Capital Stock purchasable under or otherwise subject to any Company Options, Company RSUs, Company Warrants or other rights to acquire shares of Capital Stock (whether or not immediately exercisable) outstanding immediately prior to the Effective Time, in each case with an exercise price less than the Gross Participation Per Share Amount.

(xii) The “Net Working Capital” shall mean an amount (whether positive or negative) equal to (A) the Current Assets minus (B) the Current Liabilities.

(xiii) The “Net Working Capital Shortfall Amount” shall mean the amount, if any, by which the Net Working Capital is less than the Net Working Capital Target.

(xiv) The “Net Working Capital Surplus Amount” shall mean the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Target.

(xv) The “Net Working Capital Target” shall mean $23,900,000.

(xvi) The “NWC Holdback Amount” means $1,000,000.

(xvii) The “Per Share Expense Fund Amount” means, with respect to each equity security held by a Non-Dissenting Equityholder, an amount determined by multiplying: (A) the Expense Fund Amount; by (B) the Pro Rata Share with respect to such equity security.

(xviii) The “Per Share Escrow Contribution Amount” means, with respect to equity security held by a Non-Dissenting Equityholder, an amount determined by multiplying: (A) the Escrow Amount; by (B) the Pro Rata Share with respect to such equity security.

(xix) The “Per Share NWC Holdback Contribution Amount” means, with respect to each equity security held by a Non-Dissenting Equityholder, an amount determined by multiplying: (A) the NWC Holdback Amount; by (B) the Pro Rata Share with respect to such equity security.

(xx) The “Series 1-A Conversion Ratio” means 0.1186, as adjusted for any applicable stock dividends, combinations or splits with respect to such share.

(xxi) The “Series 1-B Conversion Ratio” means 0.1527, as adjusted for any applicable stock dividends, combinations or splits with respect to such share.

(xxii) The “Series 2-B Capped Participation Amount Per Share” means, with respect to a particular share of Series 2-B Preferred Stock, an amount equal to $15.4512903, as adjusted for any applicable stock dividends, combinations or splits with respect to such share.

(xxiii) The “Series 2-B Liquidation Preference Per Share” means, with respect to a particular share of Series 2-B Preferred Stock, an amount equal to (A) $7.7256097, as adjusted for any applicable stock dividends, combinations or splits with respect to such share, plus (B) an amount equal to all declared but unpaid dividends through the Closing in respect of such share.

(xxiv) The “Series 6 Liquidation Preference Per Share” means, with respect to a particular share of Series 6 Preferred Stock, an amount equal to (A) $11.6814, as adjusted for any applicable stock dividends, combinations or splits with respect to such share, plus (B) an amount equal to all declared but unpaid dividends through the Closing in respect of such share.

(xxv) The “Series 7 Liquidation Preference Per Share” means, with respect to a particular share of Series 7 Preferred Stock, an amount equal to (A) $15.0502, as adjusted for any applicable stock dividends, combinations or splits with respect to such share plus (B) an amount equal to all declared but unpaid dividends through the Closing in respect of such share.

(xxvi) The “Series 8 Liquidation Preference Per Share” means, with respect to a particular share of Series 8 Preferred Stock, an amount equal to (A) $18.4659, as adjusted for any applicable stock dividends, combinations or splits with respect to such share plus (B) an amount equal to all declared but unpaid dividends through the Closing in respect of such share.

(c) Escrow Contribution. As soon as reasonably practicable following the Effective Time, but in any event no later than two Business Days after the Effective Time, Parent shall cause to be delivered to the Escrow Agent, in cash, an amount equal to the Escrow Amount to be held in an interest-bearing account. The Escrow Fund: (i) shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of an escrow agreement in substantially the form attached hereto as Exhibit C, which is to be executed and delivered by Parent, the Securityholders’ Agent and the Escrow Agent at the Closing (the “Escrow Agreement”) and (ii) shall be held and disbursed solely for the purposes set forth in, and in accordance with the terms of this Agreement and the Escrow Agreement. Parent shall pay all fees and expenses of the Escrow Agent. Fifty percent (50%) of all interest earned on the Escrow Fund shall be payable to Parent on a quarterly basis and on the final release from the Escrow Fund. The parties hereto acknowledge and agree that for federal and applicable state and local income tax purposes, any disbursements from the Escrow Fund to any securityholder shall be treated as payments pursuant to an “installment sale” within the meaning of Code Section 453(b). To the greatest extent permitted by applicable Legal Requirements, the parties hereto agree to file (or cause to be filed) all required Tax Returns in a manner consistent with this Section 1.5 and to use commercially reasonable efforts to sustain such treatment in any subsequent Tax audit or Tax dispute.

(d) Adjustments. In the event that the Company, at any time or from time to time between the date of this Agreement and the Effective Time, declares or pays any dividend on Capital Stock payable in Capital Stock or in any right to acquire Capital Stock, or effects a subdivision of the outstanding shares of Capital Stock into a greater number of shares of Capital Stock, or in the event the outstanding shares of Capital Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Capital Stock, or a record date with respect to any of the foregoing shall occur during such period, then the amounts payable in respect of shares of Outstanding Capital Stock pursuant to Section 1.5(a) shall be appropriately adjusted.

1.6 Company Options, Company RSUs and Company Warrants.

(a) Vested Company Options. Effective as of the Effective Time, each Vested Company Option, other than an Out-of-the-Money Option, shall be cancelled and converted automatically into the right to receive an amount in cash, without interest, equal to the Company Option Cash Out Amount for each share subject to such Company Option, upon the terms and conditions set forth in this Section 1.6. The payment of the Company Option Cash Out Amount to any holder of Vested Company Options shall be reduced by any income or employment Tax withholding required under the Code or any provision of applicable state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be timely remitted by the Surviving Corporation to the applicable Governmental Entity and treated for all purposes as having been paid to the holder of such Vested Company Options.

(b) Unvested Company Options. Effective as of the Effective Time, each Unvested Company Option shall, by virtue of the Merger, be accelerated in full in accordance with the terms of the Stock Plans or by action of the Company’s Board of Directors, and treated as a Vested Company Option for all purposes hereunder.

(c) Out-of-the-Money Options. Effective as of the Effective Time, each Vested Company Option with an exercise price equal to or greater than the Gross Participation Per Share Amount (each, an “Out-of-the-Money Option”) shall be canceled without payment of any consideration therefor and cease to be effective.

(d) Company RSUs. Effective as of the Effective Time, each then outstanding award of restricted stock units granted by the Company (each, a “Company RSU”), whether or not vested, shall be cancelled and converted automatically into the right to receive an amount in cash, without interest, equal to the Company RSU Cash Out Amount for each share of Common Stock underlying such Company RSU, upon the terms and conditions set forth in this Section 1.6. The payment of the Company

RSU Cash Out Amount to any holder of Company RSUs shall be reduced by any income or employment Tax withholding required under the Code or any provision of applicable state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be timely remitted by the Surviving Corporation to the applicable Governmental Entity and treated for all purposes as having been paid to the holder of such Company RSUs.

(e) Necessary Actions. Prior to the Effective Time, and subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld or delayed, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.6 under the Stock Plans and any Contract (whether written or oral, formal or informal), including the determination by the administrator of the Stock Plans that the treatment of Company Options and Company RSUs as contemplated by this Section 1.6 is permissible under the terms of the Stock Plans and the applicable equity award agreements, delivering all required notices, obtaining all necessary approvals and consents and delivering evidence reasonably satisfactory to Parent that all necessary determinations by the Company’s Board of Directors or applicable committee of the Company’s Board of Directors to cash out and/or terminate all of the Company Options and Company RSUs in accordance with this Section 1.6 have been made.

(f) Payments. As soon as reasonably practicable following the Effective Time, but in any event no later than two Business Days after the Effective Time, Parent shall, or shall cause a third party to, transfer to the Surviving Corporation (or its appropriate affiliate) all amounts payable with respect to Vested Company Options and Company RSUs as provided in this Section 1.6. Parent shall cause the Surviving Corporation to pay as promptly as practicable, but no later than five Business Days after the later of the Effective Time and such time as such holder returns a legally binding Holder Acknowledgment to the Surviving Corporation, to each holder of Vested Company Options and Company RSUs the portion of the Merger Consideration payable to such holder pursuant to Section 1.6, subject to any applicable withholding as provided in Section 1.9(h) and applicable Legal Requirements.

(g) Company Warrants. Effective as of the Effective Time, each Company Warrant shall be cancelled and converted automatically into the right to receive an amount in cash, without interest, equal to the Company Warrant Cash Out Amount for each share subject to such Company Warrant, upon the terms and conditions set forth in this Section 1.6 and Section 1.9.

1.7 Working Capital Adjustment.

(a) Post-Closing NWC Statement. As promptly as practicable, but in no event later than sixty (60) calendar days after the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Securityholders’ Agent a statement (the “Post-Closing NWC Statement”) setting forth in reasonable detail Parent’s good faith calculation of Net Working Capital (including all components thereof), accompanied by reasonably detailed back-up documentation for such calculation and any additional information reasonably requested by the Securityholders’ Agent. Following delivery of the Post-Closing NWC Statement, Parent shall provide the Securityholders’ Agent with reasonable access to the books and records of the Acquired Companies and the Surviving Corporation for the purposes of (A) enabling the Securityholders’ Agent and its accountants and advisors to calculate and to review Parent’s calculation of the Net Working Capital and (B) identifying any dispute related to the calculation of the Net Working Capital as set forth in the Post-Closing NWC Statement. If the Securityholders’ Agent claims that Parent has failed to comply with its obligation under this Section 1.7(a) to provide access to reasonable information, it may initiate the appointment of the Accounting Firm. The Accounting Firm shall have the authority to determine if Parent has complied with its obligations to provide access and to order Parent to comply with any such obligations.

(b) Review of Post-Closing NWC Statement. The Securityholders’ Agent shall have thirty (30) calendar days following its receipt of the Post-Closing NWC Statement (the “Review Period”) to review the Post-Closing NWC Statement. On or before the expiration of the Review Period, the Securityholders’ Agent shall deliver to Parent a written statement accepting or disputing the Post-Closing NWC Statement. In the event that the Securityholders’ Agent shall dispute the Post-Closing NWC Statement, such statement shall include a detailed itemization of the Securityholders’ Agent’s objections and the reasons therefor and be accompanied by reasonably detailed back-up documentation for such calculation (such statement, a “Dispute Statement”), and, thereafter, any additional information reasonably requested by Parent in connection with its review of such documentation. Any component or amount of the Post-Closing NWC Statement that is not disputed in a Dispute Statement shall be final and binding on the parties hereto and not subject to appeal. If the Securityholders’ Agent does not deliver a Dispute Statement to Parent within the Review Period or delivers a statement accepting the Post-Closing NWC Statement, the Post-Closing NWC Statement shall be final and binding on the parties hereto and not subject to appeal.

(c) Dispute Resolution. If the Securityholders’ Agent timely delivers a Dispute Statement during the Review Period, Parent and the Securityholders’ Agent shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items or amounts set forth in the Dispute Statement during the thirty (30) calendar days immediately following Parent’s receipt of the Dispute Statement, or such longer period as Parent and the Securityholders’ Agent may mutually agree (the “Resolution Period”). Any such disputed items or amounts that are resolved by Parent and the Securityholders’ Agent during the Resolution Period shall be final and binding on the parties hereto and not subject to appeal. If Parent and the Securityholders’ Agent do not resolve all such disputed items or amounts by the end of the Resolution Period, Parent and the Securityholders’ Agent shall submit all items or amounts remaining in dispute with respect to the Dispute Statement to one of the Big Four Accounting Firms or any other nationally recognized independent accounting firm upon which Parent and the Securityholders’ Agent shall reasonably agree (the “Accounting Firm”) for review and resolution. The Accounting Firm shall determine only those items remaining in dispute between Parent and the Securityholders’ Agent, shall make its decision solely on the basis of the evidence and position papers presented to it and may not assign a value to any disputed item greater than the greatest value for such disputed item claimed by a party or less than the smallest value for such disputed item claimed by a party. Each of Parent and the Securityholders’ Agent shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm; (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items or amounts, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items or amounts and to submit a written statement responding to the other party’s position with respect to such disputed items or amounts; and (iii) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Parent and the Securityholders’ Agent a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Parent and the Securityholders’ Agent) of the disputed items or amounts within thirty (30) calendar days of receipt of the disputed items or amounts, which determination shall be final and binding on the parties hereto and not subject to appeal. Fifty percent (50%) of any expenses relating to the engagement of the Accounting Firm shall be paid by Parent and fifty percent (50%) of such expenses shall be paid by the Securityholders’ Agent (or the Escrow Fund if the Securityholders’ Agent is unable to fund its obligation).

(d) Post-Closing Payments.

(i) If the Net Working Capital as finally determined pursuant to this Section 1.7 would result in a reduction of the Adjusted Transaction Value by an amount in excess of $25,000, then Parent and the Securityholders’ Agent shall provide, within five (5) Business Days following such determination, a joint written instruction to Parent instructing Parent to retain such amount from the NWC Holdback Fund. For avoidance of doubt, any recovery of any such deficit from the NWC Holdback Fund shall not be subject to any of limitations on indemnification set forth in Section 9 hereof. Any amounts remaining in the NWC Holdback Fund after the conclusion of the procedures set forth in this Section 1.7 shall be paid, within ten (10) Business Days following such conclusion, to the Payment Agent for distribution to the securityholders of the Company based on their Pro Rata Share of such amount; provided that, any amounts payable with respect to Vested Company Options or Company RSUs shall be paid to the Surviving Corporation and the Surviving Corporation shall pay, provided that such holder has entered into a legally binding Holder Acknowledgment, such amounts (reduced by the amount of any Taxes required to be withheld under applicable Legal Requirements with respect to such payments) to the former holder thereof.

(ii) If the Net Working Capital as finally determined pursuant to this Section 1.7 would result in an increase of the Adjusted Transaction Value by an amount in excess of $25,000, then Parent shall pay, within ten (10) Business Days following such determination, to the Payment Agent for distribution to the securityholders of the Company based on their Pro Rata Share of such amount (i) all amounts remaining in the NWC Holdback Fund after the conclusion of the procedures set forth in this Section 1.7 and (ii) any additional amount determined to be payable pursuant to this Section 1.7; provided that, any amounts payable with respect to Vested Company Options or Company RSUs shall be paid to the Surviving Corporation and the Surviving Corporation shall pay, provided that such holder has entered into a legally binding Holder Acknowledgment, such amounts (reduced by the amount of any Taxes required to be withheld under applicable Legal Requirements with respect to such payments) to the former holder thereof.

(iii) Any payment made under this Section 1.7, to the maximum extent permitted by applicable Legal Requirements, shall be treated for all Tax purposes as an adjustment to the Merger Consideration and shall be reported as such by the parties hereto on their Tax Returns.

(iv) For the avoidance of doubt, in no event shall the same amount be accounted for more than once in the preliminary or final determination of Net Working Capital under this Section 1.7, as a deduction to the Merger Consideration pursuant to Section 1.5 or as an amount of Damages subject to indemnification by the Non-Dissenting Equityholders under Section 9 by reason of such amount being applicable to more than one of the foregoing provisions of this Agreement.

1.8 Dissenting Shares.

(a) Effect on Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Capital Stock held by a holder who has demanded appraisal of such holder’s shares of Capital Stock in accordance with Section 262 of the DGCL and as of the Closing has neither failed to perfect, effectively withdrawn nor otherwise lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted at the Effective Time into the right to receive that portion of the Merger Consideration otherwise payable to the holder of such Dissenting Shares as provided in Section 1.5(a) hereof, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the provisions of the DGCL. Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and the Non-Dissenting Stockholders shall not be entitled to any portion of such retained Merger Consideration.

(b) Loss of Dissenting Share Status. Notwithstanding the provisions of Section 1.8(a), if any holder of shares of Capital Stock who demands appraisal of such holder’s shares under the DGCL shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the Closing or the occurrence of such event, whichever occurs later, such holder’s shares of Capital Stock shall automatically be converted, and shall be deemed to have been converted at the Effective Time, into the right to receive the applicable Merger Consideration issuable pursuant to Section 1.5(a), without interest thereon, promptly following the surrender of the certificate or certificates representing such shares of Capital Stock.

(c) Notice of Dissenting Shares. Prior to the Effective Time, the Company shall give Parent prompt notice (and in no event more than two Business Days) of (A) any demand for appraisal of shares of Capital Stock received by the Company; (B) any withdrawal of any such demand; and (C) any other instrument or notice served or otherwise delivered to the Company pursuant to Section 262 of the DGCL. Prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to any such demand for appraisal. Prior to the Effective Time, the Company agrees that it shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment, or offer to make any payment, with respect to any demand for appraisal of shares of Capital Stock or settle, or offer to settle, any such demand.

1.9 Exchange of Certificates.

(a) Payment.

(i) Prior to the Closing Date, Parent shall select a bank or trust company to act as payment agent in the Merger (the “Payment Agent”). As soon as reasonably practicable following the Effective Time, but in any event no later than two Business Days after the Effective Time, Parent shall deposit with the Payment Agent cash in an amount equal to (a) the Estimated Adjusted Transaction Value, less (b) the aggregate consideration that would otherwise be payable with respect to any Dissenting Shares, if any, less (c) the Escrow Amount, less (d) the Expense Fund Amount, less (e) the NWC Holdback Amount, less (f) the portion of the Company Option Cash Out Amount made pursuant to Section 1.6(e), less (g) the portion of the Company RSU Cash Out Amount made pursuant to Section 1.6(e) (such cash amount so deposited with the Payment Agent is referred to herein as the “Payment Fund”). The Payment Agent will be instructed to invest the funds included in the Payment Fund in the manner directed by Parent. Any interest or other income resulting from the investment of such funds shall be the property of, and will be paid to, Parent. Parent shall pay all fees and expenses of the Payment Agent.

(ii) Following the Closing, Parent shall cause the Payment Agent to pay to each Non-Dissenting Equityholder from the Payment Fund, in a manner designated in the applicable Letter of Transmittal and in accordance with Section 1.9(b), an amount equal to:

(A) With respect to each share of Outstanding Capital Stock held by such Non-Dissenting Equityholder immediately prior to the Effective Time, the applicable Closing Date Payment; and

(B) With respect to each share of Outstanding Capital Stock subject to a Company Warrant held by such Non-Dissenting Equityholder immediately prior to the Effective Time, the Closing Date Payment applicable to the class and series of Capital Stock subject to such Company Warrant less the exercise price with respect to such share.

(b) Letter of Transmittal. Prior to or as soon as practicable after the Effective Time, the Payment Agent or the Company shall mail to each Person who is a record holder of Capital Stock or of a Company Warrant as of immediately prior to the Effective Time: (i) a letter of transmittal containing such provisions as Parent or the Payment Agent may specify (including (A) a provision confirming that delivery of Company Stock Certificates or Company Warrants, as applicable, shall be effected, and risk of loss and title to Company Stock Certificates and Company Warrants shall pass, only upon delivery of such Company Stock Certificates or Company Warrants or Lost Certificate Affidavit to the Payment Agent; (B) a general release; and (C) a provision pursuant to which such Person agrees to be bound by the provisions of this Section 1.9, Section 9, Section 10.1 and the other applicable provisions of this Agreement) (a “Letter of Transmittal”); and (ii) instructions for use in effecting the exchange of Company Stock Certificates, Company Warrants or Lost Certificate Affidavit for the Merger Consideration, if any, payable with respect to such Capital Stock or Company Warrant, as applicable. The form and substance of the Letter of Transmittal shall be subject to the prior review of the Company or its counsel and Parent shall consider any reasonable comments made thereon by the Company or such counsel. Notwithstanding the foregoing, Parent shall use commercially reasonable efforts to assist the Company in developing arrangements for the delivery of the Letter of Transmittal and instructions to the Company stockholders listed on Schedule 1.9(b) prior to Closing so as to facilitate payment of the portion of the Merger Consideration payable to such stockholders as soon as practicable following the Closing, but no later than two Business Days after the Closing. Upon the surrender to the Payment Agent of a Company Stock Certificate or Company Warrant, as applicable (or a Lost Certificate Affidavit), together with a duly executed Letter of Transmittal and such other documents as Parent or the Payment Agent may reasonably request, the holder of such Company Stock Certificate or Company Warrant, as applicable (or a Lost Certificate Affidavit), shall be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration, if any, which such holder has the right to receive pursuant to Section 1.5 or Section 1.6, as applicable, at the time of such surrender, and the Company Stock Certificate or Company Warrant so surrendered, if applicable, shall forthwith be canceled. From and after the Effective Time, (i) each Company Stock Certificate which prior to the Effective Time represented shares of Capital Stock or Company Warrant shall be deemed to represent only the right to receive the Merger Consideration, if any, payable with respect to such shares or Company Warrant, as applicable, and (ii) the holder of each such Company Stock Certificate or Company Warrant shall cease to have any rights with respect to the shares of Capital Stock or Company Warrant, as applicable, formerly represented thereby.

(c) Payments to Others. If payment of Merger Consideration in respect of shares of Capital Stock or Company Warrants converted pursuant to Section 1.5 or Section 1.6, as applicable, is to be made to a Person other than the Person in whose name a surrendered Company Stock Certificate or Company Warrant, as applicable, is registered, it shall be a condition to such payment that (i) the Company Stock Certificate or Company Warrant, as applicable, so surrendered be properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such payment has paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Company Stock Certificate or Company Warrant, as applicable, surrendered or has established to the satisfaction of Parent that such Tax either has been paid or is not payable.

(d) Stock Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Capital Stock or Company Warrants thereafter on the records of the Company. If, after the Effective Time, certificates for shares of Outstanding Capital Stock (“Company Stock Certificates”) or Company Warrants are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, if any, payable with respect to such shares as provided for in Section 1.5 or Section 1.6, as applicable. No interest shall accrue or be paid on any Merger Consideration payable upon the surrender of a Company Stock Certificate or Company Warrant, as applicable.

(e) Lost Certificates. In the event any Company Stock Certificate representing shares of Outstanding Capital Stock or Company Warrant shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Capital Stock previously represented by such Company Stock Certificate or Company Warrant, as applicable, require the owner of such lost, stolen or destroyed Company Stock Certificate or Company Warrant, as applicable, to provide an appropriate affidavit (a “Lost Certificate Affidavit”) and to deliver a bond (in such amount, in such form and with such surety as is customary for transactions of this nature, in the reasonable discretion of Parent) as indemnity against any claim that may be made against the Payment Agent, Parent, the Surviving Corporation or any affiliated party with respect to such Company Stock Certificate or Company Warrant, as applicable.

(f) Undistributed Payment Funds. Any portion of the Payment Fund that remains undistributed to Non-Dissenting Stockholders or holders of Company Warrants as of the date that is 365 days after the Closing Date shall be delivered to Parent upon demand, and Non-Dissenting Stockholders or holders of Company Warrants who have not theretofore surrendered their Company Stock Certificates, Company Warrants or Lost Certificate Affidavits, as applicable, in accordance with this Section 1.9 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration payable with respect to the shares of Capital Stock previously represented by such Company Stock Certificates or Company Warrants, as applicable, without any interest thereon.

(g) Escheat. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any Non-Dissenting Equityholder or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar Legal Requirement. Any Merger Consideration or other amounts remaining unclaimed by Non-Dissenting Equityholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any Lien.

(h) Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any securityholder or former securityholder of the Company such amounts as Parent determines in good faith are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or under any other Legal Requirement. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.10 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically set forth in the corresponding part of the Disclosure Schedule prepared by the Company in accordance with Section 10.18 and delivered to Parent prior to the execution and delivery of this Agreement, the Company represents and warrants, to and for the benefit of the Indemnitees (with the understanding and acknowledgement that Parent and Merger Sub would not have entered into this Agreement without being provided with the representations and warranties set forth in this Section 2 and that Parent and Merger Sub are relying on these representations and warranties), as follows:

2.1 Organizational Matters.

(a) Organization, Standing and Power to Conduct Business. Each Acquired Company: (i) has been duly organized, and is validly existing and in good standing (or equivalent status to the extent such concept applies in the applicable jurisdiction), under the laws of the jurisdiction of its formation; (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) is duly qualified, licensed and admitted to do business, and is in good standing, in each jurisdiction in which such qualification, license or admission is necessary, except where any such failures to be so qualified, licensed, admitted or in good standing, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a Material Adverse Effect. Part 2.1(a) of the Disclosure Schedule sets forth each jurisdiction where each Acquired Company is qualified, licensed or admitted to do business.

(b) Charter Documents. The Company has Made Available accurate and complete copies of the Charter Documents of each Acquired Company, as amended to date and currently in effect.

(c) Directors and Officers. Part 2.1(c) of the Disclosure Schedule sets forth: (i) the names of the members of the board of directors (or similar body) of each Acquired Company; (ii) the names of the members of each committee of the board of directors (or similar body) of each Acquired Company; and (iii) the names and titles of the officers of each Acquired Company.

(d) Subsidiaries. Part 2.1(d) of the Disclosure Schedule sets forth a complete and accurate list identifying each Entity in which any Acquired Company owns, holds or has any right to acquire any capital stock or other equity, voting, financial, beneficial or ownership interest and the jurisdiction of organization of such Entity. Except for the equity interests identified in Part 2.1(d) of the Disclosure Schedule, none of the Acquired Companies own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity, voting, beneficial or ownership interest in, any Entity. None of the Acquired Companies has agreed or is obligated to make any future investment in or capital contribution to any Entity.

(e) Predecessors. There are no Entities that have been merged into or that otherwise are predecessors to any Acquired Company.

(f) Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of any Acquired Company (except for any power of attorney executed on behalf of a Subsidiary of the Company in favor of the Company).

2.2 Capital Structure.

(a) Capital Stock.

(i) The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, 1,559,778 shares of Series 1-A Preferred Stock, 879,462 shares of Series 1-B Preferred Stock, 1,384,385 shares of Series 2-A Preferred Stock, 381,847 shares of Series 2-B Preferred Stock, 3,546,821 shares of Series 3 Preferred Stock, 2,318,494 shares of Series 4 Preferred Stock, 1,387,304 shares of Series 5 Preferred Stock, 2,568,184 shares of Series 6 Preferred Stock, 928,276 shares of Series 7 Preferred Stock and 2,166,154 shares of Series 8 Preferred Stock.

(ii) As of the date of this Agreement: (A) there are 5,107,934 shares of

Common Stock issued and outstanding; (B) there are 1,547,778 shares of Series 1-A Preferred Stock issued and outstanding; (C) there are 879,462 shares of Series 1-B Preferred Stock issued and outstanding; (D) there are 1,384,385 shares of Series 2-A Preferred Stock issued and outstanding; (E) there are 381,847 shares of Series 2-B Preferred Stock issued and outstanding; (F) there are 3,517,824 shares of Series 3 Preferred Stock issued and outstanding; (G) there are 2,269,829 shares of Series 4 Preferred Stock issued and outstanding; (H) there are 1,387,304 shares of Series 5 Preferred Stock issued and outstanding; (I) there are 2,568,184 shares of Series 6 Preferred Stock issued and outstanding; (J) there are 928,276 shares of Series 7 Preferred Stock issued and outstanding; (K) there are 2,166,154 shares of Series 8 Preferred Stock issued and outstanding; and (L) the Company has no other issued or outstanding shares of Capital Stock. All of the outstanding shares of Capital Stock have been duly authorized and validly issued, and are fully paid, non-assessable and not subject to any preemptive rights, and have been offered, issued, sold and delivered by the Company in compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts to which the Company is bound. Part 2.2(a)(iv) of the Disclosure Schedule sets forth an accurate and complete list of (A) all shares of Capital Stock that are subject to any repurchase option or forfeiture provision; (B) the vesting schedule for such shares, where applicable; and (C) provisions for the acceleration of vesting of such shares, where applicable, that will occur in connection with the Merger. No shares of Capital Stock are subject to any restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).

(iii) No shares of Capital Stock are held as treasury stock or are owned by the Company or any other Acquired Company. The Company has never declared or paid any dividends on any shares of Capital Stock, and there are no accrued dividends remaining unpaid with respect to any shares of Capital Stock. Each share of Series 1-A Preferred Stock is convertible into 0.1186 shares of Common Stock and each share of Series 1-B Preferred Stock is convertible into 0.1527 shares of Common Stock. The only adjustments to the Series Conversion Prices (as defined in the Company’s Eighth Amended and Restated Certificate of Incorporation) of the Preferred Stock are as set forth in the previous sentence. Each other share of Preferred Stock is convertible into one share of Common Stock.

(iv) Part 2.2(a)(iv) of the Disclosure Schedule sets forth an accurate and complete list of the holders of all the issued and outstanding shares of Capital Stock, the addresses of each such holder and the class, series and number of shares of Capital Stock owned of record by each such holder.

(v) Part 2.2(a)(v) of the Disclosure Schedule sets forth an accurate and complete list of the holders of outstanding Company Warrants, the addresses of each such holder and the class, series and number of shares of equity securities subject to each such Company Warrant.

(vi) Part 2.2(a)(vi) of the Disclosure Schedule sets forth an accurate and complete list of the holders of outstanding shares of capital stock and other equity securities of each Acquired Company (other than the Company) and the class, series and number of such shares owned of record by each such holder.

(vii) Part 2.2(a)(vii) of the Disclosure Schedule sets forth, for each stock option to purchase Common Stock outstanding as of the date hereof: (1) the name of the holder of such option; (2) the grant date of such option; (3) the exercise price per share of such option; and (4) the number of shares covered by such option.

(viii) Part 2.2(a)(viii) of the Disclosure Schedule sets forth, for each Company RSU outstanding as of the date hereof: (1) the name of the holder of such Company RSU; (2) the grant date of such Company RSU; and (3) the number of shares covered by such Company RSU and the vesting schedule for such Company RSU.

(b) No Other Securities. Except for the conversion privileges of the Preferred Stock and the securities set forth in Part 2.2(a) of the Disclosure Schedule, or a subpart thereof, and except as set forth in Part 2.2(b) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) with respect to any shares of capital stock or other securities of any Acquired Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock (or cash or other property based on the value of such shares) or other securities of any Acquired Company; (iii) Contract under which any Acquired Company is or may become obligated to sell, grant, deliver or otherwise issue any shares of capital stock or any other securities, including any promise or commitment to grant or issue securities of any Acquired Company to an employee of or other provider of services to any Acquired Company; or (iv) Contract under which any Acquired Company is or may become obligated to issue, distribute or otherwise deliver to holders of any shares of capital stock any evidences of indebtedness or assets of any Acquired Company. As of immediately after the Effective Time, there will be no outstanding options, warrants or other rights to purchase shares of capital stock or other securities of the Company or bond, debenture, note or other indebtedness of any Acquired Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Capital Stock have the right to vote.

(c) No Agreements. Except as set forth in Part 2.2(a), 2.2(b) or 2.2(c) of the Disclosure Schedule, there is no Contract between any Acquired Company and any stockholder, or, to the Knowledge of the Company, among any stockholders, relating to the issuance, acquisition (including any acquisition pursuant to any right of first refusal or preemptive rights), disposition, registration under the Securities Act of 1933, as amended, or voting of the capital stock of any Acquired Company. Part 2.2(c) of the Disclosure Schedule sets forth each Company Contract relating to any securities of any Acquired Company that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.

(d) Compliance with Laws. All outstanding shares of capital stock of the Acquired Companies and rights to acquire capital stock of any Acquired Company have been issued and granted in compliance with: (i) all applicable securities laws and all other applicable Legal Requirements in all material respects; and (ii) all requirements set forth in all applicable Contracts in all material respects. None of the outstanding shares of capital stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of any Acquired Company.

(e) Repurchased Shares. All shares of capital stock ever repurchased or redeemed by any Acquired Company were repurchased or redeemed in compliance with (A) all applicable securities laws and other applicable Legal Requirements in all material respects and (B) all requirements set forth in all applicable Contracts in all material respects.

(f) No Management Incentive Plan. No Acquired Company maintains or has in effect any plan, agreement or other arrangement (including any so-called “carve-out” plan) pursuant to which bonus payments become payable to any officers or other employees as a result of the Merger.

(g) Subsidiary Shares. All of the shares of, and other equity, voting, beneficial or ownership interests in, each Acquired Company (other than the Company) are owned by another Acquired Company free and clear of any Liens. No Acquired Company (other than the Company) has the right to vote on or approve the Merger or any of the other Contemplated Transactions. None of the capital stock or other equity, voting, beneficial, financial or ownership interests of any Acquired Company (other than the Company) is subject to any voting trust agreement or any other Contract relating to the voting, dividend rights or disposition of any capital stock or other equity, voting, beneficial, financial or ownership interests of any Acquired Company.

2.3 Authority and Due Execution.

(a) Authority. The Company has all requisite corporate power and authority to enter, execute, deliver and perform its obligations under and into this Agreement and each Company Transaction Document and to consummate the Contemplated Transactions. Except for the adoption of this Agreement by the stockholders of the Company representing the Required Stockholder Vote, the execution, delivery and performance of this Agreement and the other Company Transaction Documents by the Company, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary corporate action on the part of the Company and its board of directors.

(b) Due Execution. This Agreement has been, and each other Company Transaction Document has been or will be, duly executed and delivered by the Company and, assuming due execution and delivery by the other parties hereto and thereto, constitutes or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the Enforceability Exception.

(c) Board Approval. The Company’s board of directors has by a unanimous vote: (i) determined that the Merger and other transactions contemplated by this Agreement are advisable and fair to and in the best interests of the Company and its stockholders; (ii) approved, adopted and declared advisable this Agreement; (iii) recommended the adoption of this Agreement by the holders of Capital Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders in accordance with Section 5.2; and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions.

(d) No Takeover Statute. No state or foreign takeover statute or similar Legal Requirement applies to the Merger, this Agreement or any of the Contemplated Transactions.

2.4 Non-Contravention and Consents.

(a) Non-Contravention. The execution and delivery of this Agreement and each other Company Transaction Document does not, and the consummation of the Merger and the performance of this Agreement and each other Company Transaction Document and each of the other Contemplated Transactions will not: (i) conflict with or violate any of the Charter Documents of any Acquired Company or any resolution adopted by the stockholders, board of directors (or other similar body) or any committee of the board of directors (or other similar body) of any of the Acquired Companies; (ii) conflict with or violate any applicable Legal Requirement to which any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies, is subject; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of any Acquired Company or alter the rights or obligations of any Person under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of any Acquired Company pursuant to, any Company Contract; or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by any of the Acquired Companies or that otherwise relates to such Acquired Company’s business or to any of the assets owned or used by such Acquired Company, except in the cause of clauses (iii) and (iv), for such breach, default, impairment, alteration, termination, amendment, acceleration, cancellation, creation of a Lien, conflict, violation, revocation, withdrawal, suspension or modification as would not result, or reasonably be likely to result, in a Material Adverse Effect on any Acquired Company.

(b) Contractual Consents. No Consent under any material Company Contract is required to be obtained, and no Acquired Company is or will be required to give any notice to, any Person pursuant to a material Company Contract in connection with the execution, delivery or performance of this Agreement or any other Company Transaction Document or the consummation of the Merger or any of the other Contemplated Transactions.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained, and no filing is required to be made with any Governmental Entity, by any Acquired Company in connection with the execution, delivery and performance of this Agreement or any other Company Transaction Document, or the consummation of the Merger or any of the other Contemplated Transactions, except for: (i) the filing of a pre-merger notification and report form under the HSR Act, the filing of any forms required to be filed under foreign Antitrust Laws identified in Part 2.4(c) of the Disclosure Schedule, and the expiration or termination of the applicable waiting periods or Consents required under such foreign Antitrust Laws; and (ii) the filing of the Charter Amendment and the Certificate of Merger with the Secretary of State of the State of Delaware.

2.5 Consolidated Financial Statements.

(a) Consolidated Financial Statements. The Company has Made Available the following consolidated financial statements: (i) the audited consolidated financial statements (consisting of consolidated balance sheets, consolidated statements of operations, consolidated statements of stockholders’ equity (deficit) and comprehensive income (loss) and consolidated statements of cash flows) of the Acquired Companies as of and for the years ended December 31, 2014 and December 31, 2015, along with the notes thereto and the unqualified report and opinion of PricewaterhouseCoopers LLP relating thereto; (ii) the unaudited consolidated financial statements (consisting of consolidated balance sheets, consolidated statements of operations, consolidated statements of stockholders’ equity (deficit) and comprehensive income (loss) and consolidated statements of cash flows) of the Acquired Companies as of and for the year ended December 31, 2016; and (iii) the unaudited consolidated financial statements (consisting of a consolidated balance sheet, a consolidated statement of operations and a consolidated statement of cash flows) of the Acquired Companies as of and for the one-month period ended January 31, 2017 (the unaudited consolidated financial statements set forth in clause (ii) and this clause “(iii),” the “Unaudited Financial Statements,” and the unaudited consolidated financial statements set forth in this clause “(iii),” the “Unaudited Interim Financial Statements”). (The financial statements referred to in the first sentence of this Section 2.5(a) are referred to collectively as the “Financial Statements.”) The Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods covered and in accordance with the Company’s historic past practice (except that the Unaudited Financial Statements do not contain footnotes) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Acquired Companies as of the dates, and for the periods, indicated therein. Each Acquired Company maintains a standard system of accounting established and administered in accordance with GAAP, including books and records complete in all material respects in written or electronic form.

(b) Certain Accounting Practices. Except as required by GAAP or the Code, since January 1, 2014, no Acquired Company has changed its methods of accounting, accounting principles, accounting practices, collection practices, credit policy or customer profiling practices.

(c) Accounts Receivable. All of the accounts receivable of the Acquired Companies arose in the ordinary course of business, are carried on the records of the Acquired Companies at values determined in accordance with GAAP and are bona fide. No Person has any Lien on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any material accounts receivable except as fully and adequately reflected in reserves for doubtful accounts set forth in the Financial Statements and as will be set forth in the Closing Balance Sheet.

2.6 No Liabilities; Indebtedness.

(a) Absence of Liabilities. No Acquired Company has any Liability of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP, whether due or to become due and whether or not determinable), other than: (i) liabilities identified as such in the “liabilities” column of the balance sheet included in the Unaudited Interim Financial Statements; (ii) current liabilities incurred subsequent to the date of the Unaudited Interim Financial Statements in the ordinary course of business consistent with past practices; (iii) obligations that exist under Company Contracts and that are expressly set forth in and identifiable by reference to the text of such Company Contracts; and (iv) de minimis Liabilities in the aggregate amount of $10,000 or less. The liabilities and obligations referred to in clauses “(ii)” and “(iii)” of the preceding sentence are not material, individually or in the aggregate, to the financial position, results of operations or cash flows of the Acquired Companies as a whole. None of the Acquired Companies is or has ever been a party to any “off balance sheet arrangement” (as defined in Item 303(a)(4) of Regulation S-K of the Securities and Exchange Commission).

(b) Indebtedness. Part 2.6(b) of the Disclosure Schedule sets forth a complete and accurate list of each item of Company Indebtedness as of the date of this Agreement. No Company Indebtedness contains any restriction upon the prepayment of any of such Company Indebtedness. With respect to each item of Company Indebtedness, no Acquired Company is in default and no payments are past due. No Acquired Company has received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Company Indebtedness. Neither the consummation of any of the Contemplated Transactions nor the execution, delivery or performance of any Company Transaction Document will cause a material default, material breach or a material acceleration, automatic or otherwise, of any conditions, covenants or other terms of any Company Indebtedness. None of the Acquired Companies has guaranteed or is responsible for any Indebtedness of any other Person and none of the Acquired Companies has guaranteed any other obligation of any other Person.

2.7 Litigation. Except as identified in Part 2.7(a) of the Disclosure Schedule, there are no Legal Proceedings pending against any Acquired Company, and to the Knowledge of the Company, there are no Legal Proceedings pending against any officer, director, employee or agent of any Acquired Company in their capacity as such or relating to their employment, services or relationship with any Acquired Company, as applicable, before any Governmental Entity, arbitrator or mediator, nor, to the Knowledge of the Company, have any such Legal Proceedings been threatened in writing against any Acquired Company or against any officer, director, employee or agent of any Acquired Company in their capacity as such or relating to their employment, services or relationship with any Acquired Company. There is no material judgment, decree, injunction, rule or order of any Governmental Entity, arbitrator or mediator outstanding against any Acquired Company. To the Knowledge of the Company, there is no reasonable basis for any Person to assert a material claim or institute a material Legal Proceeding against any Acquired Company based upon the Company’s entering into this Agreement or any Transaction Document, or consummating the Merger or any of the Contemplated Transactions. No Acquired Company has any Legal Proceeding pending against any Governmental Entity or other Person. Any Legal Proceedings that have in the last five (5) years been settled, adjudicated or otherwise resolved, are identified in Part 2.7(b) of the Disclosure Schedule.

2.8 Taxes.

(a) (i) All federal income and other material Tax Returns required to be filed by or with respect to the Acquired Companies have been duly and timely filed; (ii) each such Tax Return is accurate and complete in all material respects; (iii) all Taxes owed by the Acquired Companies or for which the Acquired Companies are liable that are or have become due have been timely paid in full; (iv) no penalty, interest or other charge is due with respect to the late filing of any such Tax Return or late payment of any such Tax; (v) all Tax withholding and deposit requirements imposed on or with respect to the Acquired Companies have been satisfied in full; and (vi) there are no Liens on any of the assets of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable or being contested in good faith by the Acquired Companies.

(b) The Company has Made Available accurate and complete copies of all income Tax Returns and other material Tax Returns filed by the Acquired Companies during the past three years and all correspondence to the Acquired Companies from, or from the Acquired Companies to, a Taxing Authority relating thereto.

(c) There is no pending claim against any Acquired Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing, or to the Knowledge of the Company, otherwise, with respect to any Tax Return of or with respect to the Acquired Companies, other than those disclosed (and to which are attached accurate and complete copies of all correspondence to or from the relevant Taxing Authority pertaining thereto) in Part 2.8(c) of the Disclosure Schedule. No Tax audits or administrative or judicial proceedings are being conducted, are pending or have been threatened in writing, or to the Knowledge of the Company, otherwise, with respect to the Acquired Companies, other than those disclosed (and to which are attached accurate and complete copies of all correspondence to or from the relevant Taxing Authority pertaining thereto) in Part 2.8(c) of the Disclosure Schedule. No claim that has not been resolved has been made by an authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation in that jurisdiction.

(d) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Acquired Companies or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Acquired Companies.

(e) No Acquired Company is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangement excluding customary Tax indemnification provisions in ordinary commercial contracts not primarily relating to Taxes.

(f) None of the property of the Acquired Companies is held in an arrangement that could be classified as a partnership for United States federal income Tax purposes, and no Acquired Company owns any interest in any passive foreign investment company (as defined in Section 1297 of the Code) or other Entity the income of which is or would reasonably be expected to be required to be included in the income of any Acquired Company.

(g) None of the property of the Acquired Companies is “tax exempt use property” (within the meaning of Section 168(h) of the Code) or “tax exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code).

(h) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding provision of state, local or foreign Legal Requirements) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding provision of state, local or foreign Legal Requirements); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) No Acquired Company has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Legal Requirements), or as a transferee or successor or by contract or otherwise excluding customary Tax indemnification provisions in ordinary commercial contracts not primarily relating to Taxes. No Acquired Company is, and no Acquired Company has ever been, a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes, other than a group the common parent of which was and is the Company.

(j) No Acquired Company has entered into any Contract or arrangement with any Taxing Authority that requires any Acquired Company to take any action or to refrain from taking any action.

(k) No Acquired Company has participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder; (ii) any “tax shelter” or “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder; or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. Each Acquired Company has disclosed on its Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Legal Requirements).

(l) No Acquired Company is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having a permanent establishment, fixed place of business or otherwise. All payments by, to or among any of the Acquired Companies comply with all applicable transfer pricing requirements imposed by any Taxing Authority, and the Company has Made Available accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulation Section 1.6662-6 (or any similar foreign statutory, regulatory or administrative provision) by or with respect to any of the Acquired Companies during the past five years.

(m) The provision for Taxes set forth on the balance sheets included in the Financial Statements has been made in accordance with GAAP, as of the dates thereof. Except in connection with the Contemplated Transactions, no Acquired Company has incurred any Liabilities for Taxes since those dates outside the ordinary course of business.

(n) No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

(o) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that would reasonably be expected to affect any Acquired Company after the Closing Date.

(p) No Acquired Company is a party to a gain recognition agreement under Section 367 of the Code.

(q) With respect to all sales Taxes ever collected by any Acquired Company: (i) in states where any Acquired Company is registered for sales Tax purposes, each Acquired Company has remitted all sales Taxes collected in such states to the applicable state Taxing Authority and (ii) in states where no Acquired Company is registered for sales Tax purposes, each Acquired Company has returned all sales Taxes collected from Persons located in such state to such Person (or, if such Person cannot be located or is no longer in business, has remitted such sales Taxes to the unclaimed property office of such state). No Acquired Company holds any amounts collected as sales Taxes from any Person.

(r) No Acquired Company has made an election under Section 108(i) of the Code to defer the recognition of any cancellation of indebtedness income.

Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 2.8 (other than Section 2.8(h)) may only be relied upon for the purposes of Liabilities for Pre-Closing Periods (or portions thereof). Nothing in this Section 2.8 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount or availability in a taxable period (or portion thereof) beginning after the Closing Date of any net operating loss, capital loss, Tax credit carryover or other Tax asset generated or arising in or in respect of a taxable period (or portion thereof) ending on or before the Closing Date.

2.9 Title to Property and Assets.

(a) Personal Property. Except for any Permitted Liens, each Acquired Company has good, valid and marketable title to, or valid leasehold interests in, all Company Personal Property. None of the Company Personal Property is owned by any other Person without a valid and enforceable right of the Acquired Companies to use and possess such Company Personal Property, which right will remain valid and enforceable in all material respects as of immediately following the Effective Time. None of the Company Personal Property is subject to any Lien, other than Permitted Liens. All Company Personal Property is in good operating condition and repair (ordinary wear and tear excepted) and is adequate for the conduct of each of the Acquired Companies’ respective businesses as they are presently conducted.

(b) Leased Real Property. No Acquired Company owns, or has ever owned, any real property. Part 2.9(b) of the Disclosure Schedule sets forth a list of all real property currently leased by any Acquired Company or otherwise used or occupied by each Acquired Company for the operation of its business (the “Leased Real Property”). The Leased Real Property (i) is in good and safe operating condition and repair, and, to the Knowledge of the Company, is free from material structural, physical and mechanical defects and (ii) is available for use in and sufficient for the purposes and current demands of the business and operation of the Acquired Companies as currently conducted.

2.10 Bank Accounts. Part 2.10 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of each Acquired Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account.

2.11 Intellectual Property and Related Matters.

(a) Part 2.11(a) of the Disclosure Schedule sets forth a complete and accurate list of (including for each item, the name of the owner(s) of record, the applicable jurisdiction, status, application or registration number and date of application, registration or issuance, as applicable) all (i) registered Trademarks, registered Copyrights, issued Patents, domain names and applications for any of the foregoing, in each case that are owned (in whole or in part) by any Acquired Company, except for any such items that are abandoned, cancelled, withdrawn, expired or refused (all such Trademarks, Copyrights, Patents, domain names and applications required to be listed are hereinafter collectively referred to as the “Company Registered Intellectual Property”) and (ii) any pending or threatened proceedings or actions before any Governmental Entity in which any of the Company Registered Intellectual Property is involved.

(b) The Acquired Companies collectively exclusively own all Company Intellectual Property that is owned or purported to be owned by the Acquired Companies (the “Company Owned Intellectual Property”), free and clear of any Liens (other than Permitted Liens and non-exclusive licenses granted by an Acquired Company in the ordinary course of business). None of the Acquired Companies has (i) granted to any Person any exclusive rights of any kind; (ii) transferred to any Person any ownership rights in any material Company Owned Intellectual Property; or (iii) permitted any material Company Owned Intellectual Property to lapse or enter the public domain. No Company Product or Company Owned Intellectual Property is subject to any proceeding or outstanding decree, Order, judgment, settlement agreement or stipulation that restricts the use, provision, transfer, assignment or licensing thereof; provided that the foregoing is made to the Knowledge of the Company with respect to any third party Intellectual Property included in any Company Product.

(c) Except as set forth in Part 2.11(c) of the Disclosure Schedule, the consummation of the Contemplated Transactions will not result in, or give any other Person the right or option to cause: (i) a loss of, or imposition of any Lien or encumbrance on, any Company Owned Intellectual Property; (ii) the release, disclosure or delivery of any Company Owned Intellectual Property or Technology; (iii) the license or assignment of any Company Owned Intellectual Property; (iv) the termination or alteration of an Acquired Company’s rights in and to any material Company Intellectual Property; (v) an Acquired Company, Parent, or any of its Affiliates being subject to any non-compete or other restriction on the operation of its business; or (vi) an Acquired Company being obligated to pay any amounts to any third party in excess of those payable by such Acquired Company prior to the Closing.

(d) The Company Registered Intellectual Property (other than pending applications) is valid (to the Knowledge of the Company), subsisting and enforceable in each applicable jurisdiction. All currently due maintenance fees for issued Patents or renewal fees for registered Trademarks of the Acquired Companies have been paid, and all necessary documents and certificates in connection with the Company Registered Intellectual Property have been filed with the relevant patent, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Intellectual Property in full force and effect. Each Acquired Company has recorded each assignment of Company Registered Intellectual Property to such Acquired Company by a third party with the applicable Governmental Entity.

(e) Except as identified in Part 2.11(e) of the Disclosure Schedule, there are no, and have been no, Legal Proceedings instituted against any Acquired Company: (i) alleging that (A) the operation of the business of any Acquired Company is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of a third party or constitutes unfair competition or trade practices or (B) any Acquired Company is obligated to defend, indemnify or hold harmless any other Person with respect to, or has assumed any Liability or is otherwise responsible for, any claim of infringement, misappropriation, dilution or violation of Intellectual Property; or (ii) that seek to limit or challenge the validity, enforceability, ownership or use of any Company Intellectual Property. Except as identified in Part 2.11(e) of the Disclosure Schedule, no Acquired Company has received any claim, “cease and desist” letter, written, or to the Knowledge of the Company, oral invitation to license or like correspondence or any written, or to the Knowledge of the Company, oral threat from any Person (i) alleging that the operation of the business of any Acquired Company is infringing, misappropriating, diluting or otherwise violating any Intellectual Property or constitutes unfair competition or trade practices or (ii) that challenges the validity, enforceability, ownership or use of any Company Owned Intellectual Property.

(f) The operation of the businesses of the Acquired Companies has not infringed, misappropriated, diluted or otherwise violated, and does not infringe, misappropriate, dilute or otherwise violate, the Intellectual Property of any Person, and has not constituted or does not constitute unfair competition or trade practices.

(g) To the Knowledge of the Company, no Person is engaging or has engaged in any activity that infringes upon, misappropriates, dilutes or otherwise violates any Company Owned Intellectual Property. The Acquired Companies have Made Available to Parent a complete and accurate copy of each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or on the behalf of any Acquired Company regarding any actual, alleged or suspected infringement, misappropriation, dilution or violation of any Company Owned Intellectual Property. No Acquired Company has instituted any Legal Proceedings alleging that any Person is engaging or has engaged in any activity that infringes upon, misappropriates, dilutes or otherwise violates any Company Owned Intellectual Property.

(h) Each Acquired Company takes and has taken at all times reasonable actions to protect, preserve and maintain the confidentiality of all source code and other material Trade Secrets owned by or licensed to any Acquired Company. To the Knowledge of the Company, no confidential information that any Acquired Company currently protects or attempts to protect as a Trade Secret, has entered the public domain. To the Knowledge of the Company, no employee, contractor or agent of any Acquired Company has either misappropriated or disclosed without authorization the Trade Secrets of any Acquired Company or of any other Person in the course of the employment or engagement of such employee, contractor or agent with such Acquired Company.

(i) Except as set forth on Part 2.11(i) of the Disclosure Schedule, all current and former employees, contractors and agents of any Acquired Company who are or were involved in, or who have participated in or contributed to, the conception, development, authoring, creation or reduction to practice of any material Company Owned Intellectual Property have executed agreements in substantially the same form or forms Made Available to Parent and, to the Knowledge of the Company, none of such employees, contractors or agents are, or have been in, breach of such agreements. To the Knowledge of the Company, no current or former employee, contractor or agent of any Acquired Company is bound by any Contract restricting such employee, contractor or agent from performing such employee’s, contractor’s or agent’s duties for the applicable Acquired Company or in breach of any provision of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality due to such employee’s, contractor’s or agent’s activities as an employee, contractor or agent of an Acquired Company.

(j) Part 2.11(j) of the Disclosure Schedule lists all Software obtained under an Open Source License that is distributed by any Acquired Company, including for each item of such Software: (i) the name and version number of the applicable Open Source License; (ii) the title and version number of such Software; (iii) whether any Company Products are linked with such Software, and if so, how (e.g., statically or dynamically); and (iv) whether such Software has been modified by or for an Acquired

Company. Each of the Acquired Companies has at all times complied, and is currently in compliance with, all of the conditions and other requirements applicable to its use and distribution of Software obtained by an Acquired Company under an Open Source License, in all material respects. None of the Software used by any Acquired Company and obtained under an Open Source License has been used in a manner that conditions the applicable Open Source License on Software that constitutes Company Owned Intellectual Property being licensed pursuant to an Open Source License, being made available in source code form, being licensed under terms that permit the preparation of derivative works, reverse engineering, reverse assembly, or disassembly, or being made available at no charge.

(k) Since the date that is three years prior to the date of this Agreement, there has been no failure or other material substandard performance of any Computer Systems that has caused any material disruption to the business of the Acquired Companies. Each Acquired Company has commercially reasonable disaster recovery plans, procedures and facilities. Each Acquired Company has taken reasonable actions to protect the integrity and security of its Computer Systems and other information stored thereon from unauthorized use, access or modification by third parties. To the Knowledge of the Company, no Computer System of any Acquired Company, and no Company Product, contains, and no Acquired Company has suffered any material data loss, business interruption or other harm as a result of, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or “virus” (as these terms are commonly used in the computer software industry).

(l) Part 2.11(l) of the Disclosure Schedule sets forth a complete and accurate list of: (i) each Person (other than employees of the Acquired Companies) that has a copy of the source code for any Software used in the Company Products and (ii) any Contract (including any source code escrow agreement) governing such Person’s possession of such source code. Other than those items listed in Part 2.11(l) of the Disclosure Schedule, none of the Acquired Companies is bound by any Contract pursuant to which any Acquired Company is obligated to provide any third party any Software source code or has deposited or may be required to deposit with any escrow agent or other Person Software source code of any Acquired Company. No event has occurred and no circumstance exists that, with or without the passage of time, will entitle any Person to receive any such source code from an escrow agent or otherwise.

(m) Each Acquired Company and, to the Knowledge of the Company, each subcontractor or agent of such Acquired Company that receives Personal Data from any Acquired Company, has complied with all applicable Company Contracts, applicable privacy policies and applicable Legal Requirements regarding such Personal Data collected, stored or processed by any Acquired Company or such subcontractor or agent, and no Person has made any claim or otherwise asserted that any Acquired Company or, to the Knowledge of the Company, any subcontractor or agent of such Acquired Company has breached or violated any of the foregoing. To the Knowledge of the Company, no Acquired Company, and no subcontractor or agent of any Acquired Company that receives Personal Data from any Acquired Company, has (i) suffered a security breach with respect to its data or Computer Systems since the date that is three years prior to the date of this Agreement; (ii) been required pursuant to any Privacy Legal Requirements to notify customers, consumers or employees of such Acquired Company of any information security breach related to the Personal Data of such customers, consumers or employees; or (iii) been the subject of any inquiry, investigation or enforcement action of any Governmental Entity with respect to such Acquired Company’s, subcontractor’s or agent’s compliance with any Privacy Legal Requirement.

(n) Part 2.11(n)(i) of the Disclosure Schedule lists each Company Contract that includes a license to, assignment of, a covenant not to assert claims of infringement or misappropriation relating to any Intellectual Property of a third party to an Acquired Company, the payment of a royalty or other fee for any Intellectual Property of a third party to an Acquired Company, or a Consent or other agreement regarding the grant or transfer of any rights or interests in any Intellectual Property of a third party to any Acquired Company (other than Channel Contracts, Consultant IP Contracts, Employee IP Contracts, Open Source Licenses and those license agreements relating to commercially available off-the-shelf third-party Software entered into by an Acquired Company in the ordinary course of business for third-party Software that is not used in or otherwise incorporated into or distributed with any Company Product, in which the aggregate annual fees, including hosting fees, maintenance and support fees and other services fees as well as license fees and royalty fees, paid by the Acquired Companies do not exceed $100,000 individually). Part 2.11(n)(ii) of the Disclosure Schedule lists each Company Contract that includes a license to, assignment of, a covenant not to assert claims of infringement or misappropriation by any Acquired Company to a third party relating to any Company Intellectual Property, the payment of a royalty or other fee, or a Consent or other agreement regarding the grant or transfer of any rights or interest in any Company Owned Intellectual Property to any third party, other than Consultant IP Contracts containing a license granted solely in connection with the performance of services for the sole benefit of an Acquired Company and Customer Contracts. Part 2.11(n)(iii) of the Disclosure Schedule lists each Company Contract providing for the creation or development of any Intellectual Property for any of the Acquired Companies other than Employee Contracts.

2.12 Government Contracting and Industrial Security Matters.

(a) Documents. Part 2.12(a) of the Disclosure Schedule accurately identifies:

(i) each audit report, whether generated by a government agency or a private party, related to a Company Government Contract;

(ii) each Facility Clearances or Personnel Security Clearance held by an Acquired Company or its employees within the period of five years prior to the date of this Agreement, if any; and

(iii) each allegation, charge, finding, investigation or report (internal or external to an Acquired Company), if any, to the effect that an Acquired Company has been, or may have been, a party to a Company Government Contract where items purchased did not conform to the requirements of the contract or an Acquired Company breached the contract.

The Company has Made Available accurate and complete copies of all documents identified in Part 2.12(a) of the Disclosure Schedule. In addition, the Company has Made Available each representative ordering documents and/or the underlying Company Government Contract as of the date hereof which has resulted in ACV Bookings during 2016 in excess of $150,000.

(b) Compliance and Related Matters.

(i) The Acquired Companies have materially complied with all Legal Requirements relating to the Company Government Contracts and Company Government Contract Bids or Proposals, including notifications related to changes in pricing or sales practices as agreed to under letters of supply furnished to resellers of offerings of the Acquired Companies.

(ii) No termination notice, cure notice or show-cause notice is in effect with respect to any Company Government Contract or Company Government Contract Bid or Proposal.

(iii) No Company Government Contract was awarded on the basis of the Company having preferential status (small business, small disadvantaged business, 8(a), women owned business, etc.).

(iv) None of the Acquired Companies nor, to the Knowledge of the Company, any of their directors, officers, employees or Affiliates has been, in the five years prior to the date of this Agreement, or is now suspended, debarred or proposed for suspension or debarment from Government Contracts.

(v) No Acquired Company has been notified in writing at any time in the five years prior to the date of this Agreement by any Governmental Entity that any Acquired Company or any Affiliate of an Acquired Company has been determined by such Governmental Entity to be non-responsible to perform any Company Government Contract.

(vi) No Company Government Contract awarded to any Acquired Company has been terminated for default within the five years prior to the date of this Agreement.

(vii) No Company Government Contract is currently the subject of bid or award protest proceedings.

(viii) Neither an Acquired Company nor, to the Knowledge of the Company, any employee or Affiliate of an Acquired Company is currently undergoing any audit, review, inspection, investigation, survey or examination of records relating to any Company Government Contract.

(ix) The Acquired Companies’ aggregate revenue related to Company Government Contracts has not exceeded $3,000,000 in any one of the most recent five fiscal years completed prior to the date of this Agreement.

(c) Investigations and Related Matters. Neither any Acquired Company nor, to the Knowledge of the Company, any of its officers, directors, employees or agents (i) is or has, since January 1, 2012, been the subject of an audit, investigation or indictment with respect to any alleged irregularity, misstatement or omission arising under or relating to any Company Government Contract or Company Government Contract Bid or Proposal; (ii) is or has been suspended or debarred from federal contracting; or (iii) has been the subject of a finding of non-responsibility or ineligibility regarding federal contracting. Since January 1, 2012, no Acquired Company has conducted or initiated an internal investigation or made a voluntary disclosure to a Governmental Entity regarding its actions or omissions vis-à-vis the Company Government Contracts or Company Government Contract Bids or Proposals.

(d) Disputes. There have been no claims or Legal Proceedings against any Acquired Company arising out of or relating to any of the Company Government Contracts or the Company Government Contract Bids or Proposals. No Acquired Company has any interest in any pending Legal Proceeding under the Contract Disputes Act.

(e) Government-Furnished Property or Equipment. No Acquired Company has received any government-furnished property or equipment in connection with any Company Government Contract.

(f) No Assignment. No Acquired Company has assigned or purported to assign any of the Company Government Contracts or proceeds therefrom.

(g) Novations and Related Matters. No transfer, novation or similar other action is needed to ensure that any Company Government Contract, any Company Government Contract Bid or Proposal or any of the Facility Clearances and Personnel Security Clearances of any Acquired Company related to any Company Government Contract remains effective after consummation of the Contemplated Transactions.

2.13 Compliance; Permits.

(a) Compliance. During the past five years, the Acquired Companies have complied in all material respects, and are in material compliance, with all applicable Legal Requirements. To the Knowledge of the Company, no investigation or review by any Governmental Entity is pending or has been threatened in writing against any Acquired Company. Since January 1, 2014, none of the Acquired Companies has received any written notice or other written communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any applicable Legal Requirement.

(b) Orders. There is no Order binding upon any Acquired Company or to which any assets owned or used by any Acquired Company is subject. To the Knowledge of the Company, no officer or other employee of any of the Acquired Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the respective Acquired Company’s business.

(c) Permits. Each Acquired Company holds, to the extent required by applicable Legal Requirements, all material Permits from, and has made all material declarations and filings with, all Governmental Entities for the operation of its business as presently conducted, including the sale, transport, export, import or shipment of any items or materials (whether in tangible form or otherwise) to any jurisdiction. No suspension or cancellation of any such Permit is pending or, to the Knowledge of the Company, has been threatened in writing. Each such Permit is valid and in full force and effect, and each Acquired Company is in compliance in all material respects with the terms, conditions and requirements of each such Permit. Part 2.13(c) of the Disclosure Schedule provides an accurate and complete list of all Permits currently held by each Acquired Company, and the Company has Made Available accurate and complete copies of each such Permit. Since January 1, 2014, no Acquired Company has received any written notice or other written communication from any Governmental Entity regarding: (i) any actual or possible violation of or failure to comply with any term, condition or requirement of any Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.

(d) Export and Import Laws. No Acquired Company has violated in any material respect any applicable U.S. Export and Import Laws, or made a voluntary disclosure with respect to any violation of any of such laws. Each Acquired Company: (i) has been and is in compliance in all material respects with all applicable Foreign Export and Import Laws; (ii) has prepared and timely applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business; and (iii) has at all times been in compliance in all material respects with all applicable Legal Requirements relating to trade embargoes and sanctions. No product or service provided by any Acquired Company has been, directly or indirectly, provided to, sold to or performed for or on behalf of Cuba, Iran, Libya, North Korea, Sudan, Syria, the Crimea Region of Ukraine or any other country or Person against which the U.S. maintains (or at the applicable time maintained) economic sanctions or an arms embargo.

(e) Export Proceedings. There is no export-related or import-related Legal Proceeding, and to the Knowledge of the Company, there is no investigation or inquiry, pending or, to the Knowledge of the Company, that has been threatened in writing against any Acquired Company or, to the Knowledge of the Company, any officer or director of any Acquired Company (in his or her capacity as an officer or director of any Acquired Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

(f) No Subsidies. None of the Acquired Companies possesses or has any rights or interests with respect to any grants, incentives or subsidies from any Governmental Entity.

(g) Foreign Corrupt Practices and Anti-Bribery. No Acquired Company or any of its officers or directors, and no other Representative of any Acquired Company (with respect to any matter relating to any Acquired Company), has: (i) used any funds for any unlawful contribution, loan, donation, gift or entertainment or for any other unlawful expense relating to political activity; (ii) made or agreed to make any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign; (iii) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq. or any similar anti-bribery or anti-corruption Legal Requirement in any jurisdiction where any Acquired Company conducts business, if such Acquired Company was subject thereto; or (iv) made or agreed to make any other unlawful payment. No Acquired Company has provided any funds or anything else of value, including a discounted price for a product, with Knowledge that the recipient or any other Person would use such funds or other thing of value to make, promise or offer an improper payment.

2.14 Brokers’ and Finders’ Fees. No Acquired Company has incurred, or will incur, directly or indirectly, any Liability for any brokerage or finder’s fee or agent’s commission or any similar charge in connection with this Agreement or any other Company Transaction Document or any of the Contemplated Transactions. Part 2.14 of the Disclosure Schedule identifies each Person that is a broker, finder or other financial advisor to an Acquired Company and is entitled to receive any fee or other amount from any of the Acquired Companies for professional services performed or to be performed in connection with the Merger or any of the other Contemplated Transactions.

2.15 Restrictions on Business Activities. To the Knowledge of the Company, there is no Company Contract under which any Acquired Company is or may become, or under which Parent or any Affiliate of Parent will be or may become after the Effective Time, subject to any material restrictions on selling, licensing or otherwise distributing any of its Technology or products or on providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market.

2.16 Employment Matters.

(a) Employee List. Part 2.16(a) of the Disclosure Schedule contains a list of all current Company Employees as of the date of this Agreement, and correctly reflects: (i) their dates of employment; (ii) their titles or positions; (iii) their current annual base salaries; (iv) any Permits that are held by them and that relate to or are useful in connection with the business of any Acquired Company; (v) whether they are on a leave of absence and, if so, the date of anticipated return to work; and (vi) any promises made to any of them with respect to changes or additions to their compensation or benefits. Part 2.16(a) of the Disclosure Schedule designates each such Company Employee whose services for the Acquired Companies are performed exclusively or primarily in the United States (a “U.S. Employee”) and each such Company Employee whose services for the Acquired Companies are performed exclusively or primarily in a country other than the United States (a “Non-U.S. Employee”), and also designates the country in which each Non-U.S. Employee exclusively or primarily performs such services. The employment of each of the U.S. Employees is terminable by the Acquired Companies at will, and the employment of each of the Non-U.S. Employees is terminable either at will or at the expiration of a standard notice period as set forth in applicable local regulations or contained in a written Contract that has been disclosed in writing to Parent in Part 2.16(a) of the Disclosure Schedule. The Company has Made Available accurate and complete copies of all current employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Company Employees.

(b) No Termination. As of or within the last eighteen (18) months prior to the date of this Agreement, no officer or other individual identified on Schedule 2.16(b) (each such officer or other individual, a “Key Employee”) has provided notice of or, to the Knowledge of the Company, expressed his or her intention to terminate employment with any Acquired Company.

(c) Employee Claims. Except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to the Acquired Companies, no Person has claimed or has reason to claim that any Company Employee: (i) is in material violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant with such Person; (ii) has improperly disclosed or utilized any Trade Secret or proprietary information or documentation of such Person; or (iii) has interfered in the employment relationship between such Person and any of its present or former employees. To the Knowledge of the Company, no Company Employee has used or proposed to use any Trade Secret, information or documentation proprietary to any former employer or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Acquired Company that would reasonably be expected to result in material Liability to the Acquired Companies.

(d) Labor Unions. None of the employees of any Acquired Company is represented by a labor union, work councils, employee representatives or other representative bodies with respect to their employment with an Acquired Company and no Acquired Company is subject to any collective bargaining or similar agreement with respect to any of its employees. Since January 1, 2014, there has been no material labor dispute, strike, picketing, work stoppage, slowdown or, to the Knowledge of the Company, attempt to organize by any Acquired Company’s employees, and to the Knowledge of the Company, no such action is threatened against any Acquired Company. No Acquired Company has agreed to recognize any labor union or other collective bargaining representative, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of any Acquired Company.

(e) Legal Compliance. No Legal Proceeding, claim, charge or complaint against any Acquired Company is pending or, to the Knowledge of the Company, has been threatened or is reasonably anticipated relating to any labor, safety, discrimination, harassment or retaliation matters involving any Company Employee, including charges of unfair labor practices or discrimination, harassment or retaliation complaints. Except as would not reasonably be expected to result in material Liability to the Acquired Companies, each Acquired Company is and has at all times since January 1, 2012 has been in material compliance with all applicable Legal Requirements relating to employment, including laws relating to employment discrimination, labor relations, fair employment practices, payment of wages and overtime, leaves of absence, immigration, privacy, employee benefits and affirmative action. Each current Company Employee is lawfully authorized to work in the jurisdiction in which he or she is employed according to applicable immigration laws.

(f) WARN Act, Notice and Consultation. No Acquired Company has had any plant closing, mass layoff or other termination of Company Employees that would reasonably be expected to result in material Liability to any Acquired Company, Parent or any of Parent’s Affiliates under the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement. No Acquired Company is subject to any obligation under applicable Legal Requirements to notify or consult with, prior to or after the Effective Time, any Non-U.S. Employee, Governmental Entity or employee representative body with respect to the impact of the Contemplated Transactions on the employment of any of Non-U.S. Employees.

(g) Independent Contractor. Part 2.16(g) of the Disclosure Schedule accurately sets forth, with respect to each Person who is as of the date of this Agreement an independent contractor of any Acquired Company:

(i) the name of such independent contractor and the date as of which such independent contractor was originally engaged by the Acquired Company;

(ii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Acquired Company with respect to services performed in the fiscal year ended December 31, 2016;

(iii) the terms of compensation of such independent contractor; and

(iv) any authorization by any Governmental Entity that is held by such independent contractor and that relates to or is useful in connection with the business of any Acquired Company.

(h) Misclassification. No current or former independent contractor of any Acquired Company could be deemed to be a misclassified employee. No independent contractor is eligible to participate in any Company Benefit Plan to which regular, full-time employees are or were at the relevant time entitled, were and have been engaged in accordance with all applicable Laws, and have been treated accordingly and appropriately for all Tax purposes. No Acquired Company has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Company. The employees of the Acquired Companies are correctly classified as either exempt or non-exempt employees under the applicable Legal Requirements of all jurisdictions in which the Acquired Companies maintain employment relationships. All U.S. employees of the Acquired Company have been, and currently are, properly classified as exempt or non-exempt for the purpose of determining entitlement for payment for the performance of overtime work under the Fair Labor and Standards Act or any applicable Legal requirements of all jurisdictions which the Acquired Company maintains employees. Each Acquired Company maintains accurate and complete records of all overtime hours worked by each employee eligible for overtime compensation and compensates all employees in accordance with the requirements of the Fair Labor Standards Act and the applicable Legal Requirements of all jurisdictions in which the Acquired Companies maintain employees. Any Persons now or previously engaged by any Acquired Company as consultants or independent contractors, rather than employees, have been, to the Company’s Knowledge, properly classified as such and are not entitled to any compensation or benefits. No Acquired Company is delinquent to, or has failed to pay, any of its employees, consultants or contractors for any material earned wages (including overtime or meal breaks, where applicable), salaries, commissions, accrued and unused vacation or paid time off, bonuses, benefits, profit sharing, stock options or other compensation for any services performed by them or amounts required to be reimbursed or damages or interest paid to such individuals. No Acquired Company is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

2.17 Employee Benefit Plans.

(a) Each Employee Benefit Plan that any Acquired Company maintains, to which any Acquired Company contributes or is required to contribute, or with respect to which any Acquired Company is a participating employer for the benefit of any former or current employee of any Acquired Company or any former or current consultant or director of any Acquired Company, or for which any obligation or other Liability of any Acquired Company exists is referred to herein as a “Company Benefit Plan.” Part 2.17(a) of the Disclosure Schedule (i) lists each material Company Benefit Plan and (ii)

specifies with respect to each such Company Benefit Plan, whether it provides compensation or benefits exclusively or primarily to U.S. Employees (a “U.S. Benefit Plan”) or exclusively or primarily to Non-U.S. Employees (a “Non-U.S. Benefit Plan”).

(b) With respect to each material Company Benefit Plan (to the extent applicable to such plan), the Company has Made Available (1) copies of the plan document (including material amendments thereto and, as to any material Company Benefit Plan not set forth in writing, a written description of the material terms of such plan), summary plan descriptions and summary material modifications; (2) the most recent determination letter (or opinion letter) received from the Internal Revenue Service; (3) copies of the two most recently filed Form 5500 Annual Reports (including schedules thereto); (4) all related trust agreements and funding agreements; (5) the two most recent annual actuarial valuations, if any; (6) all material correspondence to or from any Governmental Entity received in the last three years; (7) copies of the most recently performed discrimination tests; and (8) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts and group insurance contracts.

(c) With respect to each Company Benefit Plan (and each related trust, insurance contract or fund), no event has occurred and there exists no condition or set of circumstances to which any Acquired Company or any ERISA Affiliate would reasonably be expected to be subject to any Liability under ERISA, the Code or any other applicable Legal Requirement.

(d) Each Company Benefit Plan has been administered and operated in all material respects in accordance with its terms and with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met in all material respects with respect to each Company Benefit Plan that is a group health plan subject to ERISA. Each of the Acquired Companies has complied in all material respects with the requirements in Section 4980B of the Code and in ERISA, and the provisions of the Patient Protection and Affordable Care Act. No Acquired Company is subject to any liability or penalty under Section 4980H of the Code.

(e) All contributions that are due and owing have been paid to each Company Benefit Plan, and all contributions for any period ending on or before the Closing Date that are not yet due have been properly accrued to the extent required to be accrued under applicable accounting requirements.

(f) Each U.S. Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods. No such determination letter or advisory letter has been revoked, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to cause the loss of such qualification

(g) No Acquired Company has, or would reasonably be expected to have, any Liability for any post-retirement medical, health or life insurance or other retiree benefits for current or former employees (other than in accordance with Section 4980B of the Code or other similar state statute).

(h) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, no action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the Knowledge of the Company, threatened against or with respect to any Company Benefit Plan. To the Knowledge of the Company, there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to any Company Benefit Plan.

(i) With respect to each Company Benefit Plan that is subject to ERISA:

(i) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, with respect to any such Company Benefit Plan that could reasonably be expected to result in material Liability to the Acquired Companies; and

(ii) no Acquired Company and, to the Knowledge of the Company, no fiduciary has, any Liability for breach of fiduciary duty in connection with the administration or investment of the assets of such Company Benefit Plan.

(j) Except as disclosed in Part 2.17(j) of the Disclosure Schedule or as otherwise expressly provided in this Agreement, neither the execution and delivery of this Agreement or any other Company Transaction Document nor the consummation of any of the Contemplated Transactions (alone or in conjunction with any other event) will: (i) result in any severance, bonus, change in control payment or benefits, retention or other payment becoming due to any current or former employee, director or consultant of any Acquired Company; (ii) increase any compensation or benefits otherwise payable by any Acquired Company; (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits under any Company Benefit Plan; or (iv) trigger any obligation to fund any Company Benefit Plan. There is no contract, plan or arrangement covering any current or former employee, director or consultant of any Acquired Company that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by such Acquired Company by reason of Section 280G of the Code. For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.

(k) No Acquired Company nor any ERISA Affiliate contributes to, or has any obligation to contribute to, or is or could be reasonably expected to have any liability (including withdrawal liability as defined in Section 4201 of ERISA) under or with respect to (i) any plan (including a Company Benefit Plan) that is a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) a plan described in Section 413 of the Code. No Company Benefit Plan is subject to the minimum funding requirements of Section 412 of the Code or subject to Title IV of ERISA.

(l) No asset of any Acquired Company is subject to any Lien under ERISA or the Code.

(m) With respect to each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), such plan has been operated in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder. No Acquired Company stock option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

(n) No Acquired Company has any liability or obligation to pay or reimburse any taxes, or related penalties or interest, that may be incurred pursuant to Code Section 4999 or Code Section

409A. No stockholder holds Outstanding Capital Stock that is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(o) No condition exists that would prevent the amendment or termination of any Company Benefit Plan in accordance with its terms and applicable Law, without material liability, other than (i) the obligation for ordinary benefits accrued prior to the amendment or termination of such Company Benefit Plan and (ii) in the case of a plan intended to be qualified under Section 401(a) of the Code, the vesting of benefits upon plan termination or partial termination.

(p) All Non-U.S. Benefit Plans covering any current or former non-U.S. Employee of the Acquired Companies comply in all material respects with applicable Laws. Neither the Company nor any other Acquired Company has any material unfunded liabilities with respect to any pension plan that covers such current or former non-U.S. Employee.

(q) No promise has been made to any non-U.S. Employee that his or her defined contribution benefits under any Non-U.S. Benefit Plan will at any point in the future equate to or not be less than any particular amount. Furthermore, no Non-U.S. Benefit Plan has material liabilities, that as of the Closing Date, will not be offset in full by insurance or otherwise be fully accounted for on a basis which complies with International Accounting Standard 19 (IAS 19) (whether or not IAS 19 applies to the Company or, if relevant, any other Acquired Company).

(r) Except as required by applicable Law, no condition or term under any relevant Non-U.S. Benefit Plan exists which would prevent the Company, Parent, any other Acquired Company or any of their respective Subsidiaries or Affiliates from terminating or amending any Non-U.S. Benefit Plan at any time for any reason without material liability (other than ordinary administration expenses or routine claims for benefits).

2.18 Environmental Matters.

(a) Each Acquired Company is and has at all times been in material compliance with all Environmental Laws, and no Legal Proceeding, complaint, written demand or written notice has been made, given, filed or commenced (or, to the Knowledge of the Company, has been threatened in writing) by any Person against any Acquired Company alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials. Each Acquired Company has obtained, and is and has at all times been in material compliance with all of the terms and conditions of, all Permits that are required under any Environmental Law. The Company has Made Available accurate and complete copies of all internal and external environmental audits and studies in its possession or control, if any, relating to any Acquired Company or its operations and all material correspondence on substantial environmental matters relating to any Acquired Company or its operations.

(b) No circumstance or physical condition exists on or under any property that has been caused by or impacted by the operations or activities of any Acquired Company that would reasonably be expected to give rise to any investigative, remedial or other obligation under any Environmental Law or that would reasonably be expected to result in any kind of liability to any Person claiming damage to Person or property as a result of such circumstance or physical condition.

(c) All properties and equipment used in the business of any Acquired Company are and, since January 1, 2014, have been free of Hazardous Materials, except for any Hazardous Materials in small quantities found in products used by the Company for office or janitorial purposes in material compliance with Environmental Law.

(d) The Company has Made Available accurate and complete copies of all internal and external environmental audits and studies in its possession or control, if any, relating to any Acquired Company or its operations and all correspondence on substantial environmental matters relating to any Acquired Company or its operations.

2.19 Material Contracts.

(a) List. Part 2.19(a) of the Disclosure Schedule sets forth a list of all Material Contracts, including the names of the parties thereto, the date of each such Material Contract and the date of each amendment thereto, as applicable.

(b) Enforceability; No Breach. All Material Contracts are in full force and effect in all material respects. All Material Contracts are valid and enforceable against the Acquired Company that is a party thereto and, to the Knowledge of the Company, against each other party thereto, subject in each case only to the Enforceability Exception. No Acquired Company, and, to the Knowledge of the Company, no other party to a Material Contract, is in material default under or in material breach of any Material Contract. No payments or other obligations of any Acquired Company are past due under any Material Contract. No event has occurred, and no circumstance or condition exists, that, with notice, the passage of time or both, could reasonably be expected to: (A) constitute a default under or result in a violation or breach of any of the provisions of any Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Material Contract; or (D) give any Person the right to cancel, terminate or modify any Material Contract or cause the breach of any Material Contract by any Acquired Company. No party to any Material Contract has exercised or, to the Knowledge of the Company, threatened in writing to exercise any termination rights with respect to such Material Contract. No Acquired Company has received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Company Contract that has not been fully remedied and withdrawn. The consummation of the Contemplated Transactions will not affect the enforceability against any Person of any Material Contract.

(c) Delivery of Contracts. The Company has Made Available accurate and complete copies of all Material Contracts, including all amendments, terminations and modifications thereof, as applicable. Part 2.19(c) of the Disclosure Schedule provides an accurate and complete description of the material terms of each Material Contract that is not in written form.

(d) Reseller Contracts. There is no Material Contract involving a reseller, distributor, sales representative or other Person involved in the marketing, sale or solicitation of orders for any Company Product (a “Channel Partner”) which, if terminated by an Acquired Company or not renewed, in each case in accordance with the terms of such Material Contract, would result in any Liability, penalty or payment to any Person in excess of such Acquired Company’s obligations under the express terms of such Material Contract.

(e) Customer Contracts; Channel Contracts; Employee IP Contracts. The Company has Made Available accurate and complete copies of all of the Acquired Companies’ standard forms of Customer Contracts, Channel Contracts and Employee IP Contracts that are currently in effect.

(f) Most Favored Nations. There is no Company Contract involving a customer or partner that includes most favored nation, most favored customer or best pricing guarantees.

(g) Termination for Convenience. There is no Company Contract involving a customer that allows termination at the customer’s convenience (i) without a corresponding obligation for such customer to make all committed payments under a transaction document during the then-current term of such Company Contract or (ii) under which the relevant order form(s) or other transaction documents do not waive the application of such termination provisions.

2.20 Insurance. Part 2.20 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, directors and officers liability, professional liability insurance, errors and omissions insurance, or workers’ compensation coverage and bond and surety arrangements) with respect to which any Acquired Company is a party, a named insured or otherwise the beneficiary of coverage, correct and complete copies of which have been made available to Parent: (i) the name of the insurer; (ii) the type of the policy; and (iii) the coverage amount thereunder. Each of such insurance policies is valid, enforceable against the applicable Acquired Company(ies) (subject in each case to the Enforceability Exception) and in full force and effect, and will continue to be valid, enforceable and in full force and effect against the applicable Acquired Company(ies) (subject in each case to the Enforceability Exception) on identical terms immediately following consummation of the Contemplated Transactions. No Acquired Company, and to the Knowledge of the Company, no other Person, is in breach or default of any material provision under any such insurance policy (including with respect to the payment of premiums or the giving of notices). There is no material claim pending under any such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such insurance policies have been timely paid.

2.21 Transactions with Related Parties. No Related Party is indebted to any Acquired Company, and no Acquired Company is indebted (or has committed to make any loan or extend or guarantee credit) to any Related Party. To the Knowledge of the Company, no Related Party has any direct or indirect ownership interest in or relationship with: (a) any Person with which any Acquired Company is affiliated or with which any Acquired Company has a material business relationship or (b) any Person that competes with any Acquired Company (other than the ownership of less than 5% of the outstanding publicly traded stock in publicly traded companies that may compete with the Acquired Companies). To the Knowledge of the Company, no Related Party is, directly or indirectly, a party to or otherwise interested in any Material Contract.

2.22 Books and Records. The minute books of each Acquired Company contain complete and accurate records in all material respects of all meetings and other corporate actions and proceedings of the stockholders and board of directors (including committees thereof) of such Acquired Company. The stock ledger of each Acquired Company is accurate, complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of such Acquired Company. Accurate and complete copies of the minute books and the stock ledger of each Acquired Company have been Made Available.

2.23 Absence of Changes. Except as contemplated by this Agreement (including the Disclosure Schedule hereto), since December 31, 2016, (a) each Acquired Company has conducted its business only in the ordinary course and consistent with past practices and (b) no action has been taken by any Acquired Company that if such action were taken after the date hereof, such Acquired Company would be required to obtain the consent of Parent in accordance with Section 4.2 of this Agreement. Except as explicitly set forth in the Disclosure Schedule, from December 31, 2016 to the date of this Agreement, there has not been any Material Adverse Effect.

2.24 Product and Service Warranties. Each product or service sold, licensed, distributed, provided, performed or delivered by any Acquired Company is and has been in conformity in all material respects with all applicable specifications, contractual commitments (including service level requirements), express and implied warranties and Legal Requirements. No Company Product is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions of sale, license or lease. Part 2.24 of the Disclosure Schedule includes copies of the standard terms and conditions of sale, license or lease for each Acquired Company (containing applicable guaranty, warranty and indemnity provisions).

2.25 Suppliers and Major Customers. Part 2.25 of the Disclosure Schedule sets forth an accurate and complete list of each supplier of goods or services to any Acquired Company to which the Acquired Companies collectively paid in the aggregate more than $150,000 from January 1, 2016 through December 31, 2016 or that is a sole source supplier of any material component of, or service used in the manufacture of, any Company Product (collectively, the “Major Suppliers”), together with the amount paid to each Major Supplier during such period. Part 2.25 of the Disclosure Schedule also sets forth an accurate and complete list of each customer of any Acquired Company which generated in the aggregate more than $150,000 in ACV Bookings for the Acquired Companies from January 1, 2016 through December 31, 2016 (the “Major Customers”), together with the amount of such ACV Bookings generated by each Major Customer during such period. From January 1, 2016 through December 31, 2016, no Major Supplier or Major Customer has terminated its relationship with any Acquired Company or materially reduced or changed the pricing or other terms of its business with any Acquired Company in a manner that materially and adversely impacted the Company’s business or revenues with such Major Supplier or Major Customer. Since January 1, 2017 through the date of this Agreement, no Major Supplier or Major Customer has terminated its relationship with any Acquired Company, or materially reduced or changed the pricing or other terms of its business with any Acquired Company. No Acquired Company is engaged in any material dispute with any Major Supplier or Major Customer and, to the Knowledge of the Company, no Major Supplier or Major Customer intends to cancel, terminate or otherwise materially and adversely modify its business relations with any Acquired Company, or materially reduce or change the pricing or other terms of its business with any Acquired Company. To the Knowledge of the Company, the consummation of the Contemplated Transactions could not reasonably be expected to have an adverse effect on the business relationship of any Acquired Company with any Major Supplier or Major Customer. ACV Bookings are recorded in accordance with the Acquired Companies’ bookings policy in the Acquired Companies’ system of recordation. Such policies have been Made Available and are clearly marked.

2.26 Vote Required. The affirmative vote or written consent of the holders of (a) a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as converted into Common Stock basis, (b) at least 60% of the oustanding shares of Series 1 Preferred Stock, Series 4 Preferred Stock, Series 5 Preferred Stock, Series 6 Preferred Stock, Series 7 Preferred Stock and Series 8 Preferred Stock, voting together as a single class on an as converted into Common Stock basis, (c) at least 60% of the outstanding shares of Series 8 Preferred Stock, voting as a separate series, (d) at least 60% of the outstanding shares of Series 7 Preferred Stock, voting as a separate series, and (e) at least 70% of the outstanding shares of Series 6 Preferred Stock, voting as a separate series, is the only vote or consent necessary (under the Company’s Charter Documents, the DGCL or otherwise) for the adoption and approval of this Agreement and the approval of the other Contemplated Transactions (including the Merger) (the votes or consents referred to in clauses “(a)” through “(e)” being referred to collectively as the “Required Stockholder Vote”).

2.27 Third Party Acquisition Proposals. Each Acquired Company has ceased any and all activities, discussions or negotiations with any Person (other than Parent) with respect to any Acquisition Transaction.

2.28 Information Supplied. The information supplied by the Acquired Companies for inclusion in the Information Statement will not, as of any date on which the Information Statement is provided to any stockholder: (i) contain any statement that is inaccurate or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make such information (in the light of circumstances under which it is provided) not false or misleading. The Information Statement shall comply with all applicable Legal Requirements.

2.29 Disclosure. No representation or warranty contained in this Agreement (including the Disclosure Schedule hereto), and no statement furnished or to be furnished to Parent or any of its representatives in connection with the Contemplated Transactions, contains any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading

2.30 Disclaimer of Other Representations and Warranties. Except as set forth in this Section 2, the Disclosure Schedule and the Company Closing Certificate, the Company makes no representation or warranty, express or implied, at law or in equity and any such other representations and warranties are hereby expressly disclaimed, including any implied representation or warranty as to condition, merchantability, suitability or fitness for particular purpose. Except as set forth in this Section 2 (taken together with the Disclosure Schedule and the Company Closing Certificate), the Company shall not be deemed to make to Parent or Merger Sub any other representation or warranty.

3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Standing. Parent and Merger Sub are corporations validly existing and in good standing under the laws of the jurisdiction of their respective jurisdictions of formation.

3.2 Authority and Due Execution.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Parent or Merger Sub is a party and the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and such other Transaction Documents by Parent or Merger Sub or to consummate the transactions contemplated hereby or thereby.

(b) Due Execution. This Agreement has been, and, upon execution and delivery, each other Transaction Document to which either Parent or Merger Sub is a party will be, duly executed and delivered by Parent or Merger Sub and constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Parent or Merger Sub enforceable against Parent or Merger Sub in accordance with its terms, subject only to the Enforceability Exception.

3.3 Non-Contravention. The execution and delivery by Parent and Merger Sub of this Agreement and each other Transaction Document to which Parent or Merger Sub is a party do not, and the consummation of the Merger by Merger Sub will not: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents or (ii) conflict with or violate any laws applicable to Parent or Merger Sub, except, in each case, as would not have a material adverse effect on Merger Sub’s ability to consummate the Merger and Parent’s ability to perform its obligations under this Agreement.

3.4 Consents, Approvals, Etc. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Entity is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, except (a) the filing of the Certificate of Merger pursuant to the DGCL, (b) applicable requirements, if any, under the DGCL, (c) such filings as may be required under the HSR Act or under foreign anti-competition or merger control laws and (d) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, when taken together with all other such failures by Parent and Merger Sub, have nor reasonably be expected to have a material adverse effect on Merger Sub’s ability to consummate the Merger and Parent’s ability to perform its obligations under this Agreement.

3.5 Sufficient Funds. Parent has, and will have on the Closing Date, sufficient immediately available funds to pay, in cash, the Merger Consideration.

3.6 Legal Proceedings. (a) There is no action or proceedings pending or threatened in writing against Parent or any of its Subsidiaries, and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity, which, in the case of (a) or (b), would, individually or in the aggregate, (i) prevent or delay the consummation of the Merger or (ii) otherwise prevent or delay performance by Parent or any of its Subsidiaries of their respective obligations under this Agreement.

3.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

4.	CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation.

(a) During the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8 or the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives and each of the Acquired Companies and their respective Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Acquired Companies’ Representatives, personnel and assets and to all books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies and (b) provide Parent and Parent’s Representatives with copies of such books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and other information regarding the Acquired Companies, as Parent may reasonably request, in each case to the extent the provision of such information would not violate any applicable Legal Requirement. During the Pre-Closing Period, Parent and its Representatives may make inquiries of Persons having business relationships with the Acquired Companies (including suppliers, licensors and customers), and the Company shall ensure that each Acquired Company and its Representatives facilitate (and cooperate fully with Parent in connection with) such inquiries. In exercising any of its rights hereunder, Parent shall conduct itself so as not to materially intentionally interfere in the conduct of the Acquired Companies or their respective businesses prior to the Closing. Notwithstanding any of the foregoing to the contrary, during the period commencing on the date of this Agreement and continuing through the Pre-Closing

Period, none of the Acquired Companies shall be required to provide access to or to disclose information where such access or disclosure would contravene any Legal Requirement, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. All information and access to information provided to Parent or any of its Representatives pursuant to this Section 4.1(a) shall be subject to the confidentiality provisions of the Confidentiality Agreement.

(b) The Company shall deliver to Parent, as soon as practicable and in any event within 30 days after the end of each monthly accounting period that ends during the Pre-Closing Period, unaudited consolidated financial statements of the Acquired Companies (consisting of a consolidated balance sheet, a consolidated statement of operations and a consolidated statement of cash flows) as of the end of and for such monthly accounting period, prepared in accordance with GAAP, with the exception of footnotes required by GAAP; provided, however, that with respect to February 2017, the Company shall deliver to Parent, as soon as practicable and in any event no later than March 20, 2017, unaudited consolidated financial statements of the Acquired Companies (consisting of a consolidated balance sheet, a consolidated statement of operations and a consolidated statement of cash flows) for the two-month period ended February 28, 2017, prepared in accordance with GAAP, with the exception of footnotes required by GAAP.

4.2 Operation of the Business of the Company.

(a) During the Pre-Closing Period, the Company shall ensure that (i) each Acquired Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement and (ii) each Acquired Company shall use commercially reasonable efforts to (A) preserve intact its current business organization, (B) keep available the services of its current officers and employees and (C) maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Acquired Companies.

(b) Except as required or otherwise contemplated by the terms of this Agreement, no Acquired Company shall:

(i) cancel any of its insurance policies identified in Part 2.20 of the Disclosure Schedule or reduce the amount of any insurance coverage provided by such insurance policies;

(ii) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of unvested shares in connection with the termination of the service relationship with any employee or in connection with the termination of the service relationship with any other service provider pursuant to stock purchase agreements in effect on the date hereof;

(iii) sell, issue or authorize the issuance or grant of: (A) any capital stock or other security (other than pursuant to the exercise of a Company Option, warrant to purchase capital stock of the Company or pursuant to a Company RSU, in each case, only to the extent identified on Part 2.2(a)(v) through (viii) of the Disclosure Schedule); (B) any option, warrant or right to acquire any capital stock (or cash based on the value of capital stock) or other security; or (C) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of capital stock) or other security;

(iv) amend or waive any of its rights under, or permit the acceleration of vesting under: (A) any provision of any restricted stock agreement (other than any acceleration of vesting provided for in any such agreement as in effect on the date of this Agreement) or (B) any Company Benefit Plan or other compensation-related Contract or arrangement;

(v) amend or permit the adoption of any amendment to any of its Charter Documents (other than the Charter Amendment), or effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vii) make any capital expenditure in excess of $100,000 other than in the ordinary course of business consistent with past practices;

(viii) other than in the ordinary course of business consistent with past practice (A) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract or (B) amend or prematurely terminate, or waive any material right or remedy under, any Contract that is or would constitute a Material Contract;

(ix) (A) acquire, lease or exclusively license any right or other asset from any other Person; (B) sell or otherwise dispose of, or lease or exclusively license, any right or other asset to any other Person, including the Intellectual Property of any Acquired Company; (C) amend or modify any Contract identified in the Disclosure Schedule; or (D) waive or relinquish any right, in each case, except in the ordinary course of business consistent with past practices;

(x) (A) lend money to any Person (except that the Company may make routine travel advances to current employees of the Company in the ordinary course of business consistent with past practices), make any investments in or capital contributions to any Person, forgive or discharge in whole or in party any outstanding loans or advances or (B) incur or guarantee any Indebtedness of any Person, guarantee any such Indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(xi) except as may be expressly required by applicable Law or a Company Benefit Plan, (A) enter into any collective bargaining or similar agreement; (B) establish, adopt, amend or terminate any Company Benefit Plan; (C) pay, or make any new commitment to pay, any bonus, severance or change in control payments or make any profit-sharing payment, cash incentive payment or similar payment, other than commissions paid in the ordinary course of business and consistent with past practices, or grant, or make any new commitment to grant, any award under any Company Benefit Plan; (D) increase, or make any commitment to increase, the amount of the wages, salary, commissions or benefits to any of its directors, officers or employees, except for increases of wages or salary in the ordinary course of business and consistent with past practices and changes to group benefit plans made in the ordinary course of business consistent with past practice, each provided that the Acquired Company provides advance written notice to Parent and Parent consents to such change (such consent not to be unreasonably withheld, conditioned or delayed); (E) fund, or make any commitment to fund, any compensation obligation (whether by grantor trust or otherwise); (F) promote or change the title of any employee with a title of senior vice president or above; (G) hire or make an offer to hire any new employee except in the ordinary course of business and consistent with past practices; or (H) terminate any employee at the level of vice president or above, other than for cause;

(xii) change any of its methods of accounting or accounting practices in any material respect, other than changes as are required by GAAP;

(xiii) (A) make, change or rescind any election relating to Taxes; (B) settle or compromise any claim, controversy or Legal Proceeding relating to Taxes; (C) except as required by applicable Legal Requirements, make any change to any of its methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes; (D) amend, refile or otherwise revise any previously filed Tax Return, or forego the right to any amount of refund or rebate of a previously paid Tax; (E) enter into or terminate any agreements with a Tax Authority; (F) prepare any Tax Return in a manner inconsistent with past practices; (G) consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes; (H) enter into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement; (I) grant any power of attorney relating to Tax matters; or (J) request a ruling with respect to Taxes;

(xiv) commence or settle any material Legal Proceeding;

(xv) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Parent and Merger Sub), acquire any material portion of the assets of any such entity;

(xvi) place or allow the creation of any Lien (other than Permitted Liens) on any of its material assets or properties;

(xvii) abandon, cancel or withdraw, or permit the expiration of (other than pursuant to the applicable statutory period), any Company Registered Intellectual Property; or

(xviii) agree or commit to take any of the actions described in clauses “(b)(i)” through “(b)(xvii)” above.

Notwithstanding the foregoing, the Company may take any action described in clauses “(b)(i)” through “(b)(xviii)” above if Parent gives its prior written consent to the taking of such action by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or if such action is set forth in Part 4.2(b) of the Disclosure Schedule.

(c) Notwithstanding anything in this Section 4.2 to the contrary, prior to Closing, Parent may not intentionally and materially interfere with or control the Company’s consolidated business operations, provided that the Company is in compliance with this Agreement.

4.3 Notification.

(a) During the Pre-Closing Period, the Company shall promptly (within forty-eight (48) hours) notify Parent in writing of: (i) the discovery by any Acquired Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material breach of or material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material breach of or a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; (iv) any new Legal Proceeding against or involving any Acquired Company that has commenced or been threatened in writing; and (v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely. No such notification shall be deemed to supplement or amend the Disclosure Schedule for the purpose of: (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

(b) During the Pre-Closing Period, Parent shall promptly (within forty-eight (48) hours) notify the Company in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

4.4 No Negotiation. During the Pre-Closing Period, the Company shall not, and shall use reasonable best efforts to ensure that no Acquired Company and no Representative of any Acquired Company or Major Stockholder shall: (a) solicit or knowingly encourage or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Parent or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction. The Company shall promptly (and in any event within 24 hours after receipt thereof) give Parent notice orally and in writing of any oral or written inquiry, indication of interest, proposal, offer or request for non-public information relating to a possible Acquisition Transaction that is received by any Acquired Company during the Pre-Closing Period. Such notice shall include: (i) the material terms and conditions thereof (other than the identity of the Person making or submitting such inquiry, indication of interest, proposal, offer or request) and (ii) an accurate and complete copy of all written materials provided in connection with such inquiry, indication of interest, proposal, offer or request, and any amendments, correspondence and communications related thereto if it is in writing, or a written summary of the material terms thereof, if it is not in writing. The Company and each Acquired Company shall, and shall cause each of their respective Representatives, to immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Person conducted heretofore with respect to an Acquisition Transaction.

4.5 Termination of Certain Company Benefit Plans. The Company shall take (or cause to be taken) all actions necessary and appropriate to terminate (a) all Company Benefit Plans intended to qualify under Section 401(a) of the Code that contain a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plans”), with such termination of the 401(k) Plans to be effective no later than the day immediately preceding the Closing Date; (b) the severance agreements between the Acquired Companies and each of the individuals set forth on Schedule 4.5, with such terminations to be effective no later than the day immediately preceding the Closing Date; and (c) the Company’s Executive Severance and Change in Control Plan and the Stock Plans, with such terminations to be effective on the date immediately preceding the Closing Date. With respect to each Company Benefit Plan to be terminated as described in this Section 4.5, the Company shall deliver to Parent, no later than the day immediately preceding the Closing Date, evidence that the Company’s board of directors (or, as applicable, the board of directors of the appropriate Acquired Company) has adopted resolutions to terminate such Company Benefit Plan (the form and substance of which shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld) and written evidence of any consent required to give effect to such termination (including all required employee consents). For the avoidance of any doubt, the termination of any Company Benefit Plans pursuant to the preceding sentence shall be effected without any payment (or giving rights to any payment) thereunder. In connection with the termination of the 401(k) Plans, Parent shall (i) permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Continuing Employee from the applicable 401(k) Plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its Affiliates (a “Parent 401(k) Plan”) and (ii) cause the loans of each Continuing Employee under the 401(k) Plans to remain outstanding (and not go into default). Notwithstanding the foregoing, in no event will the Parent 401(k) Plan permit the eligible roll-over distributions amounts from Roth IRA accounts or loan amounts borrowed from such Roth IRA accounts as Parent’s 401(k) Plan does not permit Roth IRA contributions, loans or accounts and eligible roll-over distributions and loans must be made in accordance with Parent’s 401(k). As soon as practicable following the Effective Time, Parent shall permit the Continuing Employees who participated in the 401(k) Plans to become participants in a Parent 401(k) Plan.

4.6 Termination of Agreements. The Company shall use its commercially reasonable efforts to cause the agreements identified on Schedule 4.6 to be terminated effective as of the Effective Time.

4.7 FIRPTA Matters. At the Closing, the Company shall deliver to Parent (a) a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations (the “FIRPTA Statement”) and (b) evidence in form and substance satisfactory to Parent that the Company has delivered to the Internal Revenue Service the notification required under Section 1.897—2(h)(2) of the Treasury Regulations (the “FIRPTA Notification”).

4.8 Breakdown of Insider Receivables. Part 4.8 of the Disclosure Schedule provides an accurate and complete breakdown of all amounts owed to any Acquired Company by any Company Employee or stockholder of the Company.

4.9 Communications with Employees. Prior to the Closing Date, the Company shall not, and the Company shall ensure that no other Acquired Company and no Representative of any Acquired Company shall, make promises or other commitments to any Company Employees with respect to any matters regarding post-Closing employment (including post-Closing employee benefit plans and compensation) inconsistent with those discussed between Representatives of the Company and Parent prior to the date of this Agreement without the prior written approval of Parent.

4.10 Resignation of Officers and Directors. The Company shall obtain and deliver to Parent, at or prior to the Closing, the resignation (in form and substance satisfactory to Parent) of each officer and director of each Acquired Company from his or her corporate offices (but not his or her employment) with such Acquired Company, effective as of the Effective Time (or, at the option of Parent, a later time), in substantially the form attached hereto as Exhibit F.

4.11 Closing Balance Sheet. At least five Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent an estimated consolidated balance sheet of the Acquired Companies as of immediately prior to the Closing in form and substance reasonably satisfactory to Parent, together with documentation reasonably satisfactory to Parent, in support of the calculation of the amounts set forth therein. On the Closing Date, prior to the Closing, the Company shall deliver to Parent a consolidated balance sheet of the Acquired Companies as of immediately prior to the Closing (the “Closing Balance Sheet”). The Closing Balance Sheet (a) shall be in substantially the same format as the estimated consolidated balance sheet referred to in the first sentence of this Section 4.11; (b) shall be prepared in accordance with GAAP; and (c) shall set forth all of the information necessary to calculate the Current Assets, Current Liabilities, Net Working Capital, Net Working Capital Shortfall Amount or the Net Working Capital Surplus Amount, as applicable, cash and cash equivalents of the Company and Indebtedness for Borrowed Money (and the representation and warranty of the Company as to the accuracy of such information). At least three Business Days prior to the Closing, the Company shall deliver to Parent an estimated Merger Consideration Spreadsheet setting forth the information required by Section 6.6(g). The Company shall be responsible for making any payments required to effect any termination, novation, amendment, consent or similar action required with respect to any Contract and shall reflect such payment or other consideration incurred by any Acquired Company as of the Closing Date or anticipated to be incurred or payable after the Closing in the Closing Balance Sheet. Nothing in this Section 4.11 shall limit any rights of any Indemnitee as set forth in Section 9 hereof.

4.12 Pay Off Letters. The Company shall request and obtain, no later than two Business Days prior to the Closing Date, pay off letters and draft UCC-3 financing statements reasonably satisfactory to Parent from each creditor under the Contracts identified on Schedule 4.12 (each such pay off letter, a “Pay Off Letter”), and such Pay Off Letters shall be in form and substance reasonably satisfactory to Parent.

4.13 Directors’ and Officers’ Indemnification; Tail Insurance.

(a) During the period ending six years after the Effective Time, Parent will ensure that either Parent or the Surviving Corporation shall fulfill the obligations of the Company to the Company’s present and former directors and officers pursuant to the terms of the certificate of incorporation and/or Bylaws of the Company as in effect on the date of this Agreement, pursuant to the DGCL, and as provided in any indemnification agreement in place between the Company and any of the Company’s present and former directors and officers as of the date of this Agreement solely to the extent set forth in Item 4.13(a) of the Disclosure Schedule, in each case for events that occurred and matters that arose prior to the Effective Time; provided, however, that in no event shall Parent have any obligations pursuant to this sentence: (i) in excess of $10,000,000 in the aggregate; (ii) related to claims brought, asserted or commenced by such present or former directors or officers or any of their respective Affiliates; (iii) unless the D&O Tail policy has been fully exhausted, and thereafter, unless the Surviving Corporation shall then be unable to fully comply with its obligations under this sentence; and (iv) after six years following the Effective Time. During such six-year period referred to in the first sentence of this Section 4.13, neither Parent nor the Surviving Corporation shall amend, repeal or otherwise modify any provisions for indemnification, reimbursement, contribution or advancement of expenses in the certificate of incorporation and/or Bylaws of the Company or indemnification agreements referred to in Item 4.13(a) of the Disclosure Schedule applicable to the Company’s present and former directors and officers in any manner that would adversely affect the rights of such individuals in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable Legal Requirements.

(b) Prior to the Effective Time, the Company shall purchase (a) an extended reporting period endorsement under each of the Acquired Companies’ existing directors’ and officers’ liability insurance coverage, including coverage for fiduciary liability and employment practices liability (the “D&O Tail”), for the Acquired Companies’ current and former directors and officers, which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to the insured persons (other than by virtue of being “tail” policies) than, the directors’ and officers’ liability insurance coverage, including coverage for fiduciary liability and employment practices liability, presently maintained by the Acquired Companies and (b) a “tail” insurance policy that shall provide coverage not less than the existing coverage for errors and omissions, with coverage for three years following the Effective Time, and which shall have other terms not materially less favorable to the insured person (other than by virtue of being a “tail” policy) than the coverage presently maintained by such Acquired Company (the “E&O Tail”). Parent shall, and shall cause the Surviving Corporation to, maintain the D&O Tail policy in full force and effect during such six year period, and continue to honor all obligations thereunder for six years following the Effective Time. Neither Parent nor the Surviving Corporation shall be required to pay any amounts following the Effective Time with respect to the D&O Tail, including any amounts to maintain the D&O Tail. For avoidance of doubt, the full cost and all premiums associated with the D&O Tail and the E&O Tail shall be paid in a lump sum by the Company prior to the Closing Date and shall be included as a Company Transaction Expense if such premiums remain unpaid as of the Closing.

(c) The obligations under this Section 4.13 shall not be terminated or modified in such a manner as to adversely affect any individual to whom this Section 4.13 applies without the consent of such affected individual (it being expressly agreed that the individual to whom this Section 4.13 applies shall be third-party beneficiaries of this Section 4.13 and shall be entitled to enforce the covenants contained herein).

4.14 Tax Matters.

(a) Tax Returns.

(i) Each Acquired Company shall timely prepare and file or cause to be prepared and filed any Tax Returns that are required to be prepared and/or filed prior to the Effective Time and shall pay all Taxes due with respect to such Tax Returns within the time and in the manner required by applicable Legal Requirements. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of each Acquired Company with respect to such items, except as required by applicable Legal Requirements. Each Acquired Company shall deliver a draft of all such Tax Returns at least 10 days prior to the due date (taking into account any extension) for the filing of such Tax Returns to Parent for Parent’s review. Each Acquired Company shall consider in good faith any reasonable comment that Parent submits to each Acquired Company no less than five Business Days prior to the due date of such Tax Returns.

(ii) Parent shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns (A) in respect of each Acquired Company that relate to taxable periods ending on or before the Closing Date but that are required to be filed after the Closing Date and (B) required to be filed by each Acquired Company for a Straddle Period. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of each Acquired Company with respect to such items, except as required by applicable Legal Requirements. Parent shall deliver a draft of all such Tax Returns at least 30 days prior to the due date (taking into account any extension) for the filing of such Tax Returns to Securityholders’ Agent for Securityholders’ Agent’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, prior to the expiration of the General Representation Expiration Date, Parent shall have the right to withdraw from the Escrow Fund the amount of Taxes reported on any such Tax Return for which Parent reasonably determines that it (or another Indemnitee) is entitled to be indemnified, held harmless, compensated or reimbursed pursuant to Section 9. The Securityholders’ Agent shall have the right to dispute any amount so withdrawn (and claim that Parent must contribute all or a portion of such amount back to the Escrow Fund). For the avoidance of doubt, Parent’s failure to withdraw any amounts from the Escrow Fund under this Section 4.14(a) shall not in any way limit Parent’s right to indemnification pursuant to Section 9.

(b) Termination of Powers of Attorney. The Company shall cause each power of attorney with respect to any Tax matters granted by or on behalf of any of the Acquired Companies to be terminated as of the day prior to the Closing Date unless Parent requests in writing that, or grants its written consent for, such power of attorney to remain in effect thereafter.

(c) Cooperation. Parent and Securityholders’ Agent, and each of their Affiliates, agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Parent or the Acquired Companies, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

(d) Tax Contests. Parent shall promptly notify Securityholders’ Agent in writing upon receipt of a written notice of any Tax audits or assessments for which Parent would be entitled to indemnification under Section 9 hereof (“Tax Contest Claims”); provided that failure to provide such notice shall not affect Parent’s right to seek indemnification hereunder unless Securityholders’ Agent’s ability to contest such Tax Contest Claim is precluded by such failure. Such notice shall include a copy of the relevant portion of any correspondence received from the relevant Governmental Entity and shall describe in reasonable detail the nature of such Tax Contest Claim to the extent known by Parent. Parent and Securityholders’ Agent shall cooperate with each other in the conduct of any Tax Contest Claim. Parent shall have the right to control the conduct of any issues in any Tax Contest Claim. The Securityholders’ Agent shall have the right to participate, at the expense of the Non-Dissenting Equityholders, in any Tax Contest Claim if the Tax Contest Claim could result in a claim for indemnification pursuant to Section 9 hereof (any such claim, a “Securityholder Tax Contest Claim”); provided that Parent shall not compromise or settle any Securityholder Tax Contest Claim without obtaining the Securityholders’ Agent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne 50% by Parent and 50% by the Non-Dissenting Equityholders (or from the Escrow Fund if the Non-Dissenting Equityholders are unable to fund their obligations). Parent and the Company (and, after the Closing, the Securityholders’ Agent) agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.

(f) Tax Treatment of Indemnification. Any payments made to any party pursuant to Section 9 hereof shall constitute an adjustment of the Merger Consideration for Tax purposes and shall be treated as such by the parties on their Tax Returns to the greatest extent permitted by applicable Legal Requirements.

(g) Coordination. In the event of any conflict or overlap between the provisions of this Section 4.14 and Section 9, the provisions of this Section 4.14 shall control.

(h) Certain Actions. Unless required by Law or as otherwise expressly provided for in this Agreement, Parent and its Affiliates shall not amend any Tax Return of, or make or change any Tax election with respect to (including, without limitation, any election under Code section 338), or initiate any voluntary disclosure or similar process with respect to, each Acquired Company for a Pre-Closing Tax Period or take any action that could reasonably be expected to increase any Tax liability of the Company’s securityholders or any of their Affiliates, including for this purpose, each Acquired Company, in respect of any Pre-Closing Tax Period, without the Securityholders’ Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

4.15 Intellectual Property Matters. On or before the Closing Date, the Company shall deliver to Parent an accurate and complete list as of the Closing Date of all actions that must be taken by the Acquired Companies within 120 days after the Closing Date (including the payment of any registration, maintenance or renewal fees and the filing of any documents, applications or certificates) for purposes of maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property.

4.16 Stockholder Approval; Waiver of Dissenters’ Rights. The Company shall use its commercially reasonable efforts to cause all of its stockholders to vote for, consent to and raise no objections against and to waive any dissenters’ rights, appraisal rights or similar rights with respect to, the consummation of the Contemplated Transactions.

4.17 Holder Acknowledgements. The Company shall use is commercially reasonable efforts to obtain a Holder Acknowledgment in the forms attached hereto as Exhibit E from each holder of a Company Option and each holder of a Company Warrant prior to Closing.

5.	CERTAIN COVENANTS OF THE PARTIES

5.1 Filings and Consents.

(a) Filings. Each party shall use reasonable best efforts to file, as soon as practicable but no later than three Business Days after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, the Company and Parent shall, as soon as practicable but in no event later than three Business Days after the date of this Agreement, prepare and file any notifications required under any applicable antitrust or competition laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Entity in connection with antitrust or related matters. Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 5.1(a). Each party shall request early termination of applicable waiting periods under the HSR Act. Except where prohibited by applicable Legal Requirements or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, the Company shall: (i) cooperate with Parent with respect to any filings made by Parent in connection with the Merger; (ii) permit Parent to review (and consider in good faith the views of Parent in connection with) any documents before submitting such documents to any Governmental Entity in connection with the Merger; and (iii) promptly provide Parent with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by any Acquired Company with or to any Governmental Entity in connection with the Merger. Except where prohibited by applicable Legal Requirements or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, Parent shall: (i) cooperate with the Company with respect to any filings made by the Company in connection with the Merger; (ii) permit the Company to review (and consider in good faith the views of the Company in connection with) any documents before submitting such documents to any Governmental Entity in connection with the Merger; and (iii) promptly provide the Company with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by Parent with or to any Governmental Entity in connection with the Merger.

(b) Efforts. Subject to Section 5.1(c), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions on a timely basis. Without limiting the generality of the foregoing, but subject to Section 5.1(c), each party to this Agreement: (i) shall make all filings (if any)

and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions and (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions.

(c) Limitations. Notwithstanding anything to the contrary contained in Section 5.1(b) or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Subsidiaries or any Acquired Company to divest or agree to divest) any of its businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or any Acquired Company to take or agree to take) any other action or to agree (or cause any of its Subsidiaries or any Acquired Company to agree) to any limitation or restriction on any of its businesses, product lines or assets or (ii) to contest any Legal Proceeding relating to the Merger or any of the other Contemplated Transactions.

5.2 Stockholder Actions.

(a) Written Consents. The Company shall ensure that, within two hours after the execution and delivery of this Agreement, written consents in favor of the adoption of this Agreement and the approval of the Merger are executed and delivered on behalf of stockholders that hold sufficient Capital Stock to provide the Required Stockholder Vote. The Company shall ensure that all such written consents are solicited and obtained in compliance with Section 228 of the DGCL. The Company shall furnish to Parent and its Representatives, as soon as practicable upon the delivery and effectiveness of the written consents in favor of the adoption of this Agreement and the approval of the Merger, a copy of all such executed and delivered consents.

(b) Information Statement. The Company shall prepare and, as soon as reasonably practicable after the date of this Agreement, send to the Company’s stockholders an Information Statement relating to this Agreement, the Contemplated Transactions, the Required Stockholder Vote and the appraisal rights that may be exercised under Section 262 of the DGCL (the “Information Statement”). Within five Business Days after the date of this Agreement, the Company shall deliver a draft of the Information Statement to Parent and its counsel and Parent and its counsel shall remit any comments on such draft within three Business Days following the Company’s delivery. The Company shall ensure that the Information Statement complies with Section 262 of the DGCL.

(c) Parachute Payments. As promptly as practicable after the execution and delivery of this Agreement, the Company shall submit to the stockholders of the Company (in a manner reasonably satisfactory to Parent) for execution and approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any payments or benefits that could reasonably be deemed to result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would, in the absence of such stockholder approval, constitute an “excess parachute payment” within the meaning of Section 280G (together, the “Section 280G Payments”). Any such stockholder approval shall be sought by the Company in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The Company agrees that: (i) prior to soliciting such stockholder approval, the Company shall deliver to Parent waivers, in form and substance satisfactory to Parent, duly executed by each Person who could reasonably be deemed to be entitled to receive any Section 280G Payment, of such Person’s right to receive some or all of such Section 280G Payment and (ii) for each such Person, in the absence of such stockholder approval, no Section 280G Payments shall be made. The form and substance of all stockholder approval documents contemplated by this Section 5.2(c), including the waivers, shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

(d) Exclusivity Agreements. The Company shall ensure that, immediately following approval and adoption of this Agreement and the Merger by the stockholders representing the Required Stockholder Vote, the Exclusivity Support Agreements in the form attached hereto as Exhibit G (the “Exclusivity Agreements”) are duly executed and delivered by the Persons identified on Schedule 5.2(d). The Company shall furnish to Parent and its Representatives, as soon as practicable upon the delivery and effectiveness of the Exclusivity Agreements, a copy of all such executed and delivered Exclusivity Agreements.

5.3 Public Announcements. During the Pre-Closing Period, except as expressly contemplated by this Agreement or as may be required by applicable Legal Requirements, the Company shall not (and the Company shall ensure that no Acquired Company and no Representative of any Acquired Company shall) issue or make any press release or public statement regarding (or otherwise disclose to any Person the existence or terms of) this Agreement or the Merger or any of the other Contemplated Transactions, without Parent’s prior written consent. Notwithstanding anything to the contrary in this Section 5.3, the Acquired Companies and their respective Representatives shall be permitted to make statements or communications to the holders of Company securities or to members of the Company’s Board of Directors or advisors with a need to know the information contained in such statements or communications without the consent of Parent, and to counterparties to contracts, customers and suppliers of any Acquired Company with a need to know the information contained in such statements or communications after reasonable consultation with Parent and with the consent of Parent, not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Section 5.3 shall prevent or otherwise restrict, or impose conditions or delays upon, any Company stockholder that is an institutional investor from disclosing the terms of the Merger and this Agreement to any of its limited partners or other investors in the ordinary course of such stockholder’s business.

5.4 Reasonable Efforts. Prior to the Closing: (a) the Company shall use reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis and (b) subject to Section 5.1(c), Parent and Merger Sub shall use reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

5.5 Employee Benefits.

(a) Compensation. Effective at and following the Closing, Parent or its Subsidiaries shall provide, or cause to be provided, to each employee of an Acquired Company who is employed by Parent or one of its Subsidiaries immediately after the Effective Time (“Continuing Employees”) base salary and cash incentive compensation opportunities in the aggregate (excluding equity-based compensation) that are substantially comparable to such base salary and short-term cash incentive compensation opportunities (excluding equity based compensation) as in effect immediately prior to the execution of this Agreement and employee benefits eligibility for Parent’s Benefit Plan Arrangements for similarly situated employees of the Parent or its Subsidiaries subject to the terms and conditions of Parent’s Benefit Plan Arrangements.

(b) Severance Obligations. Schedule 5.5(b) sets forth the list of Continuing Employees, together with the individuals listed on Schedule 2.16(b), who will receive new offers of employment from Parent that will include the same amount of cash severance and post-termination COBRA benefits as in effect with the Company immediately prior to the execution of this Agreement, but solely in the event that such Continuing Employee is terminated by Parent without cause (as cause is defined in Parent’s offer of employment and as such terms are set forth in such offers of employment); provided that, in no event shall such severance benefits be payable to any Continuing Employee in the event that such Continuing Employee voluntarily terminates employment with Parent and its Affiliates or such Continuing Employee does not accept Parent’s offer of employment.

(c) Service Credit; Waiver of Pre-Existing Condition Limitations; Etc. Subject to applicable plan provisions, contractual requirements and Legal Requirements, Parent shall use commercially reasonable efforts to: (i) credit each Continuing Employee for their past service with the Acquired Companies for purposes of eligibility and vesting under Parent’s 401(k) and employee benefit plans of Parent (such arrangements, the “Parent Benefit Arrangements”) (except to the extent such service credit will not be provided for purposes of awarding equity under Parent’s equity incentive plan, Parent’s rewards and recognition program or result in benefit accruals or the duplication of benefits); (ii) grant the Continuing Employees such service credit for purposes of Parent’s paid time off policy (except to the extent such service credit will result in benefit accruals or the duplication of benefits); (iii) cause any pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under the terms of any Parent Benefit Arrangement that are group health plans to be waived with respect to the Continuing Employees and their eligible dependents; and (iv) provide Continuing Employees with credit for any co-payments, deductibles and offsets made during the plan year in which the Effective Time occurs for the purposes of satisfying any applicable deductible, out of pocket or similar requirements under any Parent Benefit Arrangements in which they are eligible to participate after the Closing Date; provided, however, that, as a precondition to Parent’s obligation to provide the credit referred to in clause “(iv)” of this sentence, the administrator of the relevant Parent employee benefit plan shall have first received from each affected Continuing Employee a complete and accurate listing of such expenses incurred by such Continuing Employee in the plan year in which the Effective Time occurs through the date on which his or her participation in such Parent employee benefit plan commences.

(d) No Third Party Beneficiaries; No Restrictions. Notwithstanding anything in this Agreement to the contrary: (i) nothing in this Section 5.5 or elsewhere in this Agreement shall prevent Parent, the Surviving Corporation or their respective Subsidiaries from changing their compensation structure or employee benefit programs or obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to provide any particular type or amount of compensation or benefits to any Company Employee, including any Continuing Employee, or shall be construed (A) as resulting in any Continuing Employee who was a U.S. Employee immediately prior to the Effective Time being employed other than on an “at will” basis or any Continuing Employee who was a Non-U.S. Employee immediately prior to the Effective Time being employed other than pursuant to a standard notice contained in a written contract or applicable local regulations or (B) as obligating Parent, the Surviving Corporation or any of their respective Subsidiaries to employ any Continuing Employee for any length of time following the Effective Time or as modifying or amending the provisions of any Company Benefit Plan and (ii) no employee, director or consultant of any Acquired Company (or, in each case, any beneficiary or dependents of any such employee or other service provider, or any collective bargaining representative thereof) shall be deemed to be a third party beneficiary of this Agreement.

5.6 Takeover Statutes. If any anti-takeover or other similar statute is or may become applicable to the Merger during the Pre-Closing Period, each of Parent and the Company shall, and shall use their respective reasonable best efforts to cause their respective Boards of Directors to, grant such approvals and take such lawful actions as are necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use their respective reasonable best efforts to eliminate or minimize the effects of such statutes and any regulations promulgated thereunder on the Merger.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations. (a) Each representation and warranty made by the Company contained in Section 2.1 (Organizational Matters), Section 2.2 (Capital Structure), Section 2.3 (Authority and Due Execution), Section 2.14 (Brokers’ and Finders’ Fees) and Section 2.26 (Vote Required) shall be true and correct in all but de minimis respects (which, in the case of the representations and warranties set forth in Section 2.2, shall mean an inaccuracy of less than one half of one percent) (i) at and as of the date of this Agreement, other than representations and warranties which by their terms are made as of a specific earlier date, which shall be true and correct in all but de minimis respects as of such earlier date, and (ii) at and as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties which by their terms are made as of a specific earlier date, which shall be true and correct in all but de minimis respects as of such earlier date and (b) each of the other representations and warranties made by the Company in Section 2 of this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement, other than representations and warranties which by their terms are made as of a specific earlier date, which shall be true and correct in all material respects as of such earlier date, and (ii) as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties which by their terms are made as of a specific earlier date, which shall be true and correct in all material respects as of such earlier date.

6.2 Performance of Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing under this Agreement or any other Company Transaction Document shall have been complied with and performed in all material respects.

6.3 Governmental Matters.

(a) Governmental Filings. All filings with and Consents of any Governmental Entity required to be made or obtained in connection with the Merger and the other Contemplated Transactions shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable Antitrust Law or other Legal Requirement, including, without limitation, any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, shall have expired or been terminated.

(b) No Restraint on Business. No action shall have been taken by any Governmental Entity, and no Legal Requirement or Order (whether temporary, preliminary or permanent) shall have been enacted, adopted or issued by any Governmental Entity and continuing, in connection with any of the Contemplated Transactions that has the effect of limiting or restricting Parent’s business, or the effect of materially and adversely limiting or restricting the conduct or operation of the business of the Surviving Corporation or any Acquired Company or any Affiliate thereof following the Closing.

6.4 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect, and no event or other Effect shall have occurred and be continuing or circumstance or other Effect shall exist that, in combination with any other events, circumstances or other Effects, could reasonably be expected to have or result in a Material Adverse Effect.

6.5 Stockholder Approval. This Agreement shall have been duly adopted, and the Merger shall have been duly approved, by the stockholders representing the Required Stockholder Vote,

stockholders shall not have attempted to revoke such adoption or approval of this Agreement and the other Contemplated Transactions and no Person or group of Persons holding in the aggregate at least 5% of the aggregate shares of all Outstanding Capital Stock shall have threatened to challenge the adoption or approval of this Agreement or the other Contemplated Transactions. The shares of Capital Stock that constitute (or that are or may be eligible to become) Dissenting Shares shall be less than 10% of the aggregate shares of all Outstanding Capital Stock.

6.6 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect, as applicable:

(a) the Exclusivity Agreements, duly executed and delivered by the Persons identified on Schedule 5.2(d);

(b) the Noncompetition Agreements, duly executed by the Persons identified on Schedule 6.6(b);

(c) Joinder and Release Agreements, substantially in the forms of Exhibit D or as otherwise agreed by Parent (the “Releases”), duly executed by each of the Persons identified on Schedule 6.6(c) (without duplication);

(d) the Escrow Agreement, duly executed by the Securityholders’ Agent and the Escrow Agent;

(e) agreements, in form and substance reasonably satisfactory to Parent, terminating or amending the agreements identified on Schedule 4.6 in accordance with Section 4.6;

(f) a certificate duly executed on behalf of the Company by the chief executive officer of the Company and certifying that the conditions set forth in Sections 6.1 and 6.2 have been duly satisfied (the “Company Closing Certificate”);

(g) a spreadsheet, in form and substance reasonably satisfactory to Parent, containing the following information, together with a certificate duly executed on behalf of the Company by the chief executive officer and chief financial officer of the Company, certifying that all of such information is accurate and complete (and in the case of dollar amounts, properly calculated) as of the Closing (such spreadsheet and accompanying certificate, the “Merger Consideration Spreadsheet”):

(i) (A) the calculation of the Estimated Adjusted Transaction Value, (B) the aggregate dollar amount of the cash and cash equivalents of the Company as of the Closing, (C) the aggregate amount, as of immediately prior to the Closing, of all unpaid Company Transaction Expenses, (D) the aggregate amount, as of immediately prior to the Closing, of all unpaid Indebtedness for Borrowed Money of the Acquired Companies; (E) the Current Assets and all amounts used in calculating the Current Assets; (F) the Current Liabilities and all amounts used in calculating the Current Liabilities; (G) the estimated Net Working Capital and all amounts used in calculating the estimated Net Working Capital; (H) the estimated Net Working Capital Shortfall Amount, if any (the “Estimated Net Working Capital Shortfall Amount”); (I) the estimated Net Working Capital Surplus Amount, if any (the “Estimated Net Working Capital Surplus Amount”); (J) the Aggregate COC Amount; (K) the Employment Tax Amount; (L) the Closing Participation Per Share Amount with respect to each class and series of Outstanding Capital Stock; (M) the Fully Diluted Company Share Number; (N) the Aggregate Liquidation Preference Amount; (O) the Per Share Escrow Contribution Amount with respect to each class and series of Outstanding Capital Stock; (P) the Per Share NWC Holdback Amount with respect to each class and series of Outstanding Capital Stock; and (Q) the Per Share Expense Fund Amount with respect to each class and series of Outstanding Capital Stock;

(ii) with respect to each Person who is a securityholder of the Company immediately prior to the Effective Time:

(A) the name and address of record of each such securityholder;

(B) the number of shares of Outstanding Capital Stock of each class and series held by each such stockholder or subject to any Company Option, Company RSU or Company Warrant held by such securityholder;

(C) the consideration that each such securityholder is entitled to receive pursuant to Section 1.5 (on a class-by-class and series-by-series basis) and/or Section 1.6 (based on the aggregate number of shares of each class or series subject to all Company Options, Company RSUs and/or Company Warrants held by such securityholder);

(D) the cash amount to be contributed to the Escrow Fund with respect to the equity securities held by each such securityholder;

(E) the cash amount to be contributed to the Expense Fund by such equityholder;

(F) the cash amount to the contributed to the NWC Holdback Fund by such equityholder;

(G) the total amount of Taxes to be withheld in accordance with Section 1.9(h) from the consideration that each such securityholder is entitled to receive pursuant to Section 1.5 and/or Section 1.6;

(H) the net cash amount to be paid to each such securityholder at Closing upon surrender of such stockholder’s Company Stock Certificates, stock option agreements, Company RSU agreements or Company Warrants (or Lost Certificate Affidavits) in accordance with Section 1.9 or otherwise pursuant to Section 1.6 (after deduction of any amounts to be contributed to the Escrow Fund, the NWC Holdback Fund and the Expense Fund by such securityholder and any Taxes to be withheld in accordance with Section 1.9(h)); and

(I) such securityholder’s Pro Rata Share.

(h) if requested by Parent a reasonable time prior to the Closing, documentation, reasonably satisfactory to Parent, in support of the calculation of the amounts set forth in the Merger Consideration Spreadsheet;

(i) the written resignations described in Section 4.10 of each officer and director of each Acquired Company;

(j) the Certificate of Merger, duly executed by the Company;

(k) the FIRPTA Statement executed by the Company;

(l) all of the Key Employee Offer Letters shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto, and no such employee shall have terminated his or her employment with the Company (or one of its Subsidiaries, as applicable) or indicated to a director, officer or employee of any Acquired Company an intention (whether formally or informally) to terminate, or taken action toward terminating, his or her employment with the Company (or one of its Subsidiaries, as applicable) at or prior to the Closing, or with the Surviving Corporation or Parent following the Closing. All of such employees (A) shall have satisfied Parent’s customary new hire requirements; (B) shall have executed Parent’s form of Employee and Confidentiality Agreement; and (C) shall be eligible to work in the United States for Parent;

(m) at least 80% of the employees identified on Schedule 6.6(m) (A) shall have signed an offer letter that is reasonably acceptable to Parent, in each case effective on the first Business Day after the Closing Date; (B) shall not have terminated his or her employment with the Company (or one of its Subsidiaries, as applicable) or indicated to a director, officer or employee of any Acquired Company an intention (whether formally or informally) to terminate, or taken action toward terminating, his or her employment with the Company (or one of its Subsidiaries, as applicable) at or prior to the Closing, or with the Surviving Corporation or Parent following the Closing; (C) shall have satisfied Parent’s customary employee new hire requirements; (D) shall have executed Parent’s form of Employee and Confidentiality Agreement; and (E) shall be eligible to work for Parent in the jurisdiction in which they currently perform services for the Company or its Subsidiaries;

(n) the Pay Off Letters, duly executed by each of the creditors under the Contracts identified on Schedule 4.12; and UCC-3 termination statements (or any other applicable termination statement) in accordance with Section 4.12 of this Agreement, and all Liens applicable to any assets of the Acquired Companies shall have been removed;

(o) certificates of good standing (or equivalents thereof) from the Secretary of State of the State of Delaware and from each other jurisdiction set forth on Schedule 6.6(o) as to the good standing (or equivalent thereof) of the applicable Acquired Companies in such jurisdiction;

(p) one or more CD Roms or other digital media evidencing the documents that were Made Available, which shall indicate, for each document, the date that such document was first Made Available; and

(q) Holder Acknowledgments, substantially in the forms of Exhibit E or as otherwise agreed to by Parent, duly executed by Persons holding (i) Company Options to purchase at least 75% of the shares of capital stock of the Company subject to all Company Options and (ii) Company Warrants to purchase all of the shares of capital stock of the Company subject to all Company Warrants.

6.7 FIRPTA Compliance. The Company shall have filed with the Internal Revenue Service the FIRPTA Notification.

6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing or otherwise impeding the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.9 No Legal Proceedings. No Governmental Entity or other Person shall have commenced any Legal Proceeding that remains pending, or shall have threatened to commence (except where the threat shall have been withdrawn in writing) any Legal Proceeding: (i) challenging the Merger or any of the other Contemplated Transactions; (ii) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Surviving Corporation; (iii) that has or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other Contemplated Transactions; (iv) seeking to compel the Company, Parent or any Affiliate of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other Contemplated Transactions; or (v) that may result in the imposition of criminal liability on any Acquired Company or any officer or director of any Acquired Company.

6.10 Termination of Employee Plans. The Company shall have provided Parent with evidence reasonably satisfactory to Parent as to the termination of the Company Benefit Plans identified in Section 4.5.

6.11 Section 280G Stockholder Approval. Each Person who might receive or be entitled to receive Section 280G Payments shall have duly executed and delivered to Parent the waiver referred to in Section 5.2(c), and either: (a) the Section 280G Payments shall have been approved by stockholders of the Company holding the number of shares of Capital Stock required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G, with such approval having been obtained in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and all applicable regulations (whether proposed or final) and other Legal Requirements relating to Section 280G or (b) if the Section 280G Payments are not approved by the Company’s stockholders, such Section 280G Payments shall not be made.

6.12 Tail Insurance. The Company shall have provided Parent with evidence reasonably satisfactory to Parent of the purchase of the D&O Tail and the E&O Tail in accordance with Section 4.13 hereof.

6.13 Charter Amendment. The Company shall have filed the Charter Amendment with the Secretary of State of the State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

6.14 No Other Representations; Non-Reliance. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 2 of this Agreement, the Disclosure Schedule and the Company Closing Certificate, the Acquired Companies and their respective Representatives do not make, and have not made, any representation or warranty whatsoever, express or implied, whether written or oral, at law or in equity, relating to the Acquired Companies or any their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the businesses or the effectiveness or the success of any operations. Each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any representations or warranties or other statements that may have been made by the Company or any of its Representatives (except for the representations and warranties expressly set forth in Section 2 of this Agreement, the Disclosure Schedule and the Company Closing Certificate), and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim reliance upon any such representation or warranty or other statement (except for the representations and warranties expressly set forth in Section 2 of this Agreement, the Disclosure Schedule and the Company Closing Certificate).

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, except in each case where the failure of the representations and warranties of Parent and Merger Sub to be accurate in all material respects would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger.

7.2 Performance of Covenants. The covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing under the Agreement shall have been complied with and performed in all material respects.

7.3 Certificate. The Company shall have received a certificate duly executed on behalf of Parent by an officer of Parent certifying that the conditions set forth in Sections 7.1 and 7.2 have been satisfied (the “Parent Closing Certificate”).

7.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction in the United States or other federal or state Governmental Entity in the United States and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Merger by any federal or state Governmental Entity in the United States that makes consummation of the Merger by the Company illegal.

7.5 Government Matters. All filings with and Consents of any Governmental Entity required to be made or obtained in connection with the Merger and the other Contemplated Transactions shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable Antitrust Law or other Legal Requirement, including, without limitation, any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, shall have expired or been terminated.

8.	TERMINATION

8.1 Termination Events. This Agreement may be terminated prior to the Closing (whether before or after the adoption of this Agreement by the Company’s stockholders):

(a) by the mutual written consent of Parent and the Company;

(b) by either the Company or Parent if the Closing has not taken place on or before 5:00 p.m. (Eastern time) on May 31, 2017 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) of this Agreement (with respect to either date set forth in this subsection (b)) shall not be available to any party whose breach of any provision of or failure to comply with its obligations under this Agreement is the primary cause of the failure of the Merger to be consummated by the End Date or August 31, 2017, as the case may be; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party until August 31, 2017 if the failure to consummate the Merger on or prior to the End Date is the direct result of the failure or non-satisfaction of any conditions set forth in Section 6.3;

(c) by either the Company or Parent if: (i) a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the

Merger illegal;

(d) by Parent if: (i) any representation and warranty of the Company under Section 2 of this Agreement shall be inaccurate or untrue as of the date of this Agreement, or shall have become inaccurate or untrue as of a date subsequent to the date of this Agreement, such that the conditions set forth in Section 6.1 would not be satisfied or (ii) any of the covenants of the Company under Section 4 or Section 5 of this Agreement shall have been breached such that the conditions set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of the Company as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable through the use of reasonable efforts within 20 days after written notice to the other of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 8.1(d) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided that, during the Company Cure Period, the Company continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period);

(e) by the Company if: (i) any representation and warranty of Parent or Merger Sub under Section 3 of this Agreement shall be inaccurate or untrue as of the date of this Agreement, or shall have become inaccurate or untrue as of a date subsequent to the date of this Agreement, such that the conditions set forth in Section 7.1 would not be satisfied or (ii) any of the covenants of Parent or Merger Sub under Section 4 or Section 5 of this Agreement shall have been breached such that the conditions set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of Parent as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable through the use of reasonable efforts within 20 days after written notice to the other of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 8.1(e) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided that, during the Parent Cure Period, Parent continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Parent Cure Period);

(f) by Parent if any Material Adverse Effect shall have occurred, or any event or other Effect shall have occurred or circumstance or other Effect shall exist that, in combination with any other events, circumstances or other Effects, could reasonably be expected to have or result in a Material Adverse Effect; provided, however, that if any such Material Adverse Effect is curable through the use of reasonable efforts by the Company within 15 days after written notice by Parent to the Company of the existence of such Material Adverse Effect (the “MAE Cure Period”), then Parent may not terminate this Agreement under this Section 8.1(f) as a result of such Material Adverse Effect prior to the expiration of the MAE Cure Period, provided that, during the MAE Cure Period, the Company continues to exercise best efforts to cure such Material Adverse Effect (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) with respect to such Material Adverse Effect if such Material Adverse Effect is cured prior to the expiration of the MAE Cure Period); and

(g) by Parent if written consents adopting this Agreement and approving the Merger and the Charter Amendment by the stockholders of the Company representing the Required Stockholder Vote shall not have been duly executed and delivered within two hours after the execution and delivery of this Agreement; provided, however, that Parent may not exercise the termination right under this Section 8.1(g) at any time following the actual delivery of such written consents.

8.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to

Section 8.1, Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1, the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any willful breach by such party of any representation, warranty, covenant or obligation contained in this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) the parties shall, in all events, remain bound by and continue to be subject to Section 5.3 and the Confidentiality Agreement.

9.	INDEMNIFICATION, ETC.

9.1 Survival of Representations, Etc.

(a) General Survival. Subject to Sections 9.1(b) and 9.1(d), the representations and warranties made by the Company in this Agreement and the representations and warranties set forth in the Company Closing Certificate and the Merger Consideration Spreadsheet, in each case other than as provided in Section 9.1(b) and Section 9.1(d), shall survive the Effective Time until 11:59 p.m., Eastern time, on the date that is 548 days after the Closing Date (the “General Representation Expiration Date”); provided, however, that if, at any time prior to the General Representation Expiration Date, any Indemnitee delivers to the Securityholders’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting in good faith a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the General Representation Expiration Date until such time as such claim is fully and finally resolved. All covenants and agreements of the Company and the Non-Dissenting Equityholders contained in this Agreement shall survive the Closing indefinitely or for the period expressly specified therein. The covenants and agreements of Parent and the Merger Sub set forth in this Agreement shall terminate at the Closing, except for those specific covenants and agreements set forth in Sections 1.5(c), 1.6, 1.7, 1.9, 1.10, 4.13, 4.14, 5.5, 6.14, 9 and 10 that specifically call for conduct or action after the Closing or by their terms expressly provide for post-Closing continuation, which shall survive indefinitely or for the period expressly specified therein.

(b) Certain Representations. Notwithstanding anything to the contrary contained in Section 9.1(a), but subject to Section 9.1(d):

(i) the representations and warranties contained in Section 2.8 (Taxes) of this Agreement shall survive the Effective Time until 60 days after the expiration of the longest statute of limitations (as it may be extended) applicable to the Indemnitees’ right of recovery for the inaccuracy in or breach of such representation or warranty; provided, however, that if, at any time on or prior to the applicable expiration date referred to in this clause (i), any Indemnitee delivers to the Securityholders’ Agent a written notice alleging in good faith the existence of an inaccuracy in or a breach of any of such representation or warranty and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive such expiration date until such time as such claim is fully and finally resolved;

(ii) the representations and warranties contained in Section 2.11 (Intellectual Property and Related Matters) shall survive the Effective Time until 11:59 p.m., Eastern time, on the date that is 818 days after the Closing Date (the “IP Representation Expiration Date”); provided, however, that if, at any time on or prior to the applicable expiration date referred to in this clause (ii), any Indemnitee delivers to the Securityholders’ Agent a written notice alleging in good faith the existence of an inaccuracy in or a breach of any of such representation or warranty and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive such expiration date until such time as such claim is fully and finally resolved; and

(iii) the representations and warranties contained in Sections 2.1 (Organizational Matters), 2.2 (Capital Structure), 2.3 (Authority and Due Execution) and 2.14 (Brokers’ and Finders’ Fees) of this Agreement shall survive the Effective Time until 11:59 p.m., Eastern time, on the date that is 3,650 days after the Closing Date; provided, however, that if, at any time on or prior to the applicable expiration date referred to in this clause (iii), any Indemnitee delivers to the Securityholders’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such representation or warranty and asserting in good faith a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive such expiration date until such time as such claim is fully and finally resolved.

(c) Parent Representations and Warranties. All representations and warranties made by Parent and Merger Sub in this Agreement or in any certificate referred to in this Agreement, including, without limitation, the Parent Closing Certificate, shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

(d) Intentional Misrepresentation and Fraud. Notwithstanding anything to the contrary contained in Section 9.1(a) or Section 9.1(b), the limitations set forth in Sections 9.1(a) and 9.1(b) shall not apply in the event of any intentional misrepresentation or fraud (whether on the part of the Non-Dissenting Equityholder against whom liability is being asserted, on the part of any other stockholder of the Company, on the part of any Acquired Company or on the part of any Representative of any Acquired Company).

(e) Representations Not Limited. The Company and the Securityholders’ Agent (on behalf of the Non-Dissenting Equityholders) hereby agree that: (i) the Indemnitees’ rights to indemnification, compensation and reimbursement contained in this Section 9 relating to the representations, warranties, covenants, agreements and obligations of the Company or the Securityholders’ Agent, as applicable, are part of the basis of the bargain contemplated by this Agreement and (ii) such representations, warranties, covenants, agreements and obligations, and the rights and remedies that may be exercised by the Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Indemnitees shall be deemed to have relied upon such representations, warranties, covenants, agreements or obligations notwithstanding) any knowledge on the part of any of the Indemnitees or any of their Representatives, regardless of whether obtained through any investigation by any Indemnitee or any Representative of any Indemnitee or through disclosure by the Company or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.

9.2 Indemnification.

(a) Indemnification. From and after the Effective Time (but subject to Section 9.1), each Non-Dissenting Equityholder, severally and not jointly, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, such Non-Dissenting Equityholder’s Pro Rata Share of any Damages which are directly or indirectly suffered or incurred at any time by any of the Indemnitees or to which any of the Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty made by the Company (i) in this Agreement as of the date of this Agreement; (ii) in this Agreement as if such representation or warranty was made on and as of the Closing; or (iii) in the Company Closing Certificate; provided, that in determining the amount of any Damages in respect of the inaccuracy in or breach of a representation or warranty as of any particular date (but not in determining whether any inaccuracy or breach has occurred), any materiality, Material Adverse Effect or similar qualification limiting the scope of such representation or warranty shall be disregarded;

(ii) any inaccuracy in any information or breach of any representation or warranty set forth in the Merger Consideration Spreadsheet delivered by the Company at the Closing (excluding any inaccuracy or failure to calculate properly the Current Assets, Current Liabilities, Net Working Capital, Net Working Capital Shortfall Amount, Net Working Capital Surplus Amount, cash and cash equivalents and Company Indebtedness, which shall be addressed exclusively pursuant to the terms and conditions of Sections 1.7 and 9.2(a)(iii) hereof);

(iii) without duplication of recovery, any inaccuracy in or failure to calculate properly the Current Assets, Current Liabilities, Net Working Capital, Net Working Capital Shortfall Amount, Net Working Capital Surplus Amount, cash and cash equivalents or Company Indebtedness; provided, however, that no Non-Dissenting Equityholder shall be obligated to indemnify any of the Indemnitees under this Section 9.2(a)(iii) for any Damages suffered or incurred after the General Representation Expiration Date;

(iv) any breach of any covenant or obligation of any of the Acquired Companies in this Agreement;

(v) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any Liability of or with respect to any Acquired Company relating to any Tax, together with any Damages (including court and administrative costs and reasonable legal fees and reasonable expenses incurred in investigating and preparing for any audit, examination, litigation or other judicial or administrative proceeding) arising out of, in connection with or incident to the determination, assessment or collection of any such Tax, but without duplication, (A) imposed on any Acquired Company, or for which any Acquired Company is otherwise liable or imposed on, for any Pre-Closing Tax Period, including any imposed in connection with the Contemplated Transactions; (B) resulting from the inaccuracy in or breach of any of the representations and warranties set forth in Section 2.8 (determined without regard to any materiality, Material Adverse Effect, Knowledge or similar qualifiers and without regard to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement); (C) of or imposed on any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any predecessor to any Acquired Company) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar Legal Requirement; (D) of or imposed on any other Person for which any Acquired Company is liable as a transferee or successor, by Contract or otherwise (excluding ordinary commercial contracts not primarily related to Taxes); or (E) that is a social security, Medicare, unemployment or other employment, withholding or payroll Tax or any payments made to securityholders of the Company pursuant to this Agreement; provided, however, that the Non-Dissenting Equityholders shall have no liability under this Section 9.2(a)(v) for any Taxes to the extent such Taxes were specifically reflected and included in Net Working Capital as finally determined and taken into account in determining the Merger Consideration;

(vi) regardless of the disclosure of any matter set forth in the Disclosure Schedule, the exercise by any stockholder of the Company of such stockholder’s appraisal rights under the DGCL in compliance with Section 262 thereof, including any payment in excess of the per share Merger Consideration that such stockholder would have received pursuant to this Agreement;

(vii) regardless of the disclosure of any matter set forth in the Disclosure Schedule or any other provision in this Agreement, any intentional misrepresentation or fraud on the part of any securityholder of the Company, any Acquired Company or any Representative of any such securityholder or Acquired Company;

(viii) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any claim or right asserted or held by any Person who is or at any time was an officer, director, employee or agent of any Acquired Company (against the Surviving Corporation, against any other Acquired Company, against Parent, against any Affiliate of Parent or against any other Person) involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy (under the Charter Documents of any Acquired Company, under any indemnification agreement, including this Agreement, or similar Contract, under any Legal Requirement or otherwise) with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the Effective Time; or

(ix) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any claim for Damages which arise directly or indirectly from or as a result of, or are directly or indirectly connected with, the adoption of the Charter Amendment by the Company’s Board of Directors or its stockholders.

(b) Damage to Parent. The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant, agreement or obligation of the Acquired Companies in this Agreement, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee, but also without duplication of any Damages actually recovered by the Surviving Corporation as an Indemnitee), Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

9.3 Limitations.

(a) De Minimis Claims. No Non-Dissenting Equityholder shall be required to make any indemnification payment pursuant to Section 9.2(a)(i) for any Damages arising from any inaccuracy in or breach of any representation or warranty in this Agreement (or group of related Damages that result from substantially the same or substantially related circumstances) pursuant to this Section 9 if the aggregate amount of such Damages or group of related Damages (as opposed to a Non-Dissenting Equityholder’s Pro Rata Share thereof) is less than $25,000 (the “De Minimis Threshold”); if less than the De Minimis Threshold, then such Damages shall not be subject to indemnity hereunder and if greater or equal to the De Minimis Threshold, the entire amount (subject to the other limitations set forth in this Section 9, including Section 9.3(b)) shall be eligible for indemnity.

(b) Threshold. Subject to Section 9.3(c), the Non-Dissenting Equityholders shall not be required to make any indemnification payment pursuant to either Section 9.2(a)(i) for any inaccuracy in or breach of any representation or warranty in this Agreement or Section 9.2(a)(iii) for inaccuracy in or failure to calculate properly the items referred to therein until such time as the total amount of all Damages (including the Damages arising from such inaccuracy, breach or failure and all other Damages arising from any other inaccuracies or breaches of any representations or warranties or inaccuracies in or failures to calculate properly, without duplication) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise directly or indirectly become subject, exceeds $1,000,000 (the “Threshold Amount”) in the aggregate. If the total amount of such Damages exceeds the Threshold Amount, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Threshold Amount.

(c) Applicability of Threshold. The limitation set forth in Section 9.3(b) shall not apply (and shall not limit the indemnification or other obligations of any Non-Dissenting Equityholder, subject to the limitations contained in Sections 9.1 and 9.3 of this Agreement) to Damages resulting from: (i) any inaccuracies in or breaches of any of the Specified Representations or (ii) any of the matters referred to in Section 9.2(a)(ii) and Sections 9.2(a)(iv) through and including 9.2(a)(ix) hereof.

(d) Cap of Escrow Amount; Sole and Exclusive Remedy. Subject to Sections 9.1(d), 9.3(e) and 9.3(f), (i) the Non-Dissenting Equityholders shall not be liable for Damages resulting from the matters referred to in Section 9.2(a)(i) or Section 9.2(a)(iii) in excess of the Escrow Amount (the “Cap”) and (ii) the right of the Indemnitees to obtain indemnification from, and only from, the Escrow Funds pursuant to the indemnification provisions of this Section 9 shall be the Indemnitees’ sole and exclusive remedy against any and all Non-Dissenting Equityholders arising out of this Agreement.

(e) Applicability of Liability Cap. The limitations set forth in Section 9.3(d) shall not apply (and shall not limit the indemnification or other obligations of any Non-Dissenting Equityholders, subject to the limitations contained in Sections 9.1 and 9.3 of this Agreement): (i) to inaccuracies in or breaches of any of the Specified Representations or (ii) to the matters referred to in Section 9.2(a)(ii) and Sections 9.2(a)(iv) through and including 9.2(a)(ix), inclusive; provided, however, that, for the avoidance of doubt, any Damages resulting from any of the matters referred to in clauses “(i)” and “(ii)” of this sentence shall nevertheless count toward the Cap.

(f) IP Representations Cap. Subject to Section 10.3, in the absence of intentional misrepresentation or fraud, (i) prior to the General Representation Expiration Date, the Non-Dissenting Equityholders shall not be liable for Damages arising under, relating to or resulting from, directly or indirectly, any misrepresentation or inaccuracy in or breach of, or default in connection with, any of the IP Representations in excess of the Cap, and (ii) following the General Representation Expiration Date but prior to the IP Representation Expiration Date, the maximum liability of any Non-Dissenting Equityholder under this Agreement for any misrepresentation or inaccuracy in or breach of, or default in connection with, any of the IP Representations shall not exceed such Non-Dissenting Equityholder’s Pro Rata Share of such Damages of an aggregate amount which would equal, in addition to any portion of the Escrow Amount paid to or subject to a claim by the Indemnitees for a breach of or default in connection with any of the IP Representations during the period ending on the General Representation Expiration Date, an additional twelve and one half percent (12.5%) of the aggregate Merger Consideration such Non-Dissenting Equityholder received (before deduction of any applicable Taxes) pursuant to Section 1 (the “Additional IP Cap”); provided, however, that an Indemnitee shall be entitled to recover Damages representing all or a portion of the Additional IP Cap resulting from the misrepresentation or breach of, or default in connection with, any of the IP Representations only in connection with claims or Legal Proceedings that arise following the General Representation Expiration Date but prior to the IP Representation Expiration Date.

(g) Additional Cap. Subject to Section 10.3, in the absence of intentional misrepresentation or fraud, the maximum liability of any Non-Dissenting Equityholder under this Agreement shall not exceed the aggregate Merger Consideration actually paid to such Non-Dissenting

Equityholder (before deduction of any applicable Taxes) pursuant to Section 1 (it being understood that there shall be no such limitation on the liability of any Non-Dissenting Equityholder in the case of any intentional misrepresentation or fraud on the part of the Non-Dissenting Equityholder against whom liability is being asserted).

(h) Adjustments for Insurance; Other Limitations.

(i) For purposes of this Section 9, all Damages will be measured net of any amounts actually recovered (after deducting related costs and expenses) by the Indemnitee for the Damages for which such indemnification payment is payable under any insurance policy, warranty or indemnity from any third party.

(ii) No Indemnitee shall be entitled to recover under this Section 9 for lost profits, indirect, exemplary, special, consequential or punitive damages unless such Damages are (a) actually awarded, (b) determined by express written agreement of the Indemnitee and the Securityholders’ Agent to be recoverable under this Section 9, (c) are related to, directly or indirectly, any Intellectual Property matter, (d) are related to, directly or indirectly, Sections 9.2(a)(v), (vii), (viii) or (ix) or (e) are related to a breach or inaccuracy in one or more representations and warranties in Section 2.3.

(i) No Multiple Claims. Any Damages for which any Indemnitee is entitled to indemnification under this Section 9 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting (i) a breach of more than one representation, warranty, covenant or agreement or (ii) a matter for which indemnification is available under more than one provision of this Agreement.

(j) Order of Recovery. All Damages shall be paid, first, out of the Escrow Funds (based on each Non-Dissenting Equityholder’s Pro Rata Share) until such funds are fully exhausted or reserved for pending claims, and second, by the Non-Dissenting Equityholders, severally (based on each such holder’s Pro Rata Share) and not jointly, but only if the Non-Dissenting Equityholders are obligated to pay for such Damages pursuant to the terms of this Section 9 (including after giving effect to the limitations set forth in Sections 9.1 and 9.3 hereof). The Indemnitees shall be entitled to bring an indemnification claim directly against one or more of the Non-Dissenting Equityholders to recover Damages if and to the extent that (i) the Escrow Fund is no longer available or has been reserved for pending claims and (ii) the Non-Dissenting Equityholders are obligated to pay for such Damages pursuant to the terms of this Section 9, including after giving effect to the limitations set forth in Sections 9.1 and 9.3 hereof; provided, however, that the liability of any Non-Dissenting Equityholder in such case shall be limited to such Non-Dissenting Equityholder’s Pro Rata Share of such Damages.

(k) Effect of Indemnification Payments. To the extent permitted by applicable Legal Requirements, indemnification payments made pursuant to this Section 9 shall be treated by all parties as adjustments to the aggregate consideration paid in the Merger.

9.4 No Contribution. Each Non-Dissenting Equityholder, solely in his, her or its capacity as such, waives, and acknowledges and agrees that such Non-Dissenting Equityholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against the Surviving Corporation or any Acquired Company in connection with any indemnification obligation or any other liability to which such Non-Dissenting Equityholder may become subject pursuant to the terms of this Agreement. Effective as of the Closing, the Securityholders’ Agent, on behalf of itself and each Non-Dissenting Equityholder, expressly waives and releases any and all such rights of subrogation, contribution, advancement, indemnification or other claim against Parent, the Surviving Corporation or any Acquired Company. Subject to Section

9.2(a)(viii), no Non-Dissenting Equityholder waives or releases, and the Securityholders’ Agent shall not be deemed to have waived or released, any rights such Non-Dissenting Equityholder may have in his or her capacity as a present or former director or officer of the Company, including, without limitation, any rights arising under Section 4.13 of this Agreement.

9.5 Defense of Third Party Claims.

(a) In the event of the assertion or commencement by any third party of any claim or Legal Proceeding (whether against the Surviving Corporation, any Acquired Company, Parent or any other Person) (each claim and/or Legal Proceeding, a “Third Party Claim”) with respect to which any Non-Dissenting Equityholder may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9 (such Non-Dissenting Equityholder for purposes of this Section 9.5, an “Indemnifying Party”), the Indemnitee shall with reasonable promptness notify the Securityholders’ Agent of such Third Party Claim; provided, however, that the failure so to notify the Securityholders’ Agent shall not relieve the Indemnifying Parties of their obligations under this Agreement, except to the extent the Securityholders’ Agent demonstrates that the defense of such claim or demand is materially prejudiced thereby.

(b) The Securityholders’ Agent shall have 30 days from receipt of the above notice from the Indemnitee (as used in this Section 9.5, the “Notice Period”) to notify the Indemnitee whether or not the Securityholders’ Agent desires, at the Indemnifying Party’s sole cost and expense, and subject to the Indemnifying Party’s written agreement to accept full responsibility for indemnification and payment of any Damages with respect to such Third Party Claim, to assume the defense of such Third Party Claim, if it is entitled to assume such defense; provided, that the Indemnitee is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. Notwithstanding the foregoing, the assumption of defense of any such matters by the Securityholders’ Agent shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification hereunder; provided, further, that the option to assume the defense shall not be available to the Securityholders’ Agent for Third Party Claims (A) involving criminal or quasi-criminal allegations, (B) involving the Indemnifying Party or its Affiliates as a party if counsel to the Indemnitee determines in good faith that joint representation would give rise to a conflict of interest, (C) in which matters involving Intellectual Property or Taxes are the subjects of dispute in such Third Party Claim, (D) where non-monetary relief is sought that is not merely incidental to monetary relief that is sought, (E) involving a customer of Parent or any of its Affiliates or (F) that could reasonably be for an amount in excess of one and one-half (1.5) times the Indemnitee’s right to recover from the Indemnifying Parties pursuant to this Section 9, in each case for which defense shall be assumed by the Indemnitee with the right to retain counsel of its choice (at the Indemnifying Party’s expense). If the Securityholders’ Agent elects to assume the defense of any such Third Party Claim for which it is entitled to assume the defense, the Indemnitee shall have the right to employ separate counsel and to participate in the defense thereof. If the Securityholders’ Agent is prohibited from assuming, or is not entitled to assume or otherwise elects not to assume, the defense of such Third Party Claim (or fails to give timely notice to the Indemnitee during the Notice Period), the Indemnitee shall be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party. If the Securityholders’ Agent elects to assume the defense of such Third Party Claim, no compromise or settlement thereof may be effected by the Securityholders’ Agent without the Indemnitee’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, the settlement does not include any admission of liability and each Indemnitee is fully released from all liabilities relating to such claim or demand. The Indemnifying Party may not enter into any compromise or settlement of such claim or demand in which the Indemnifying Party receives a release from all liabilities relating to such claim or demand in connection with a compromise or settlement, unless such release also applies to each Indemnitee.

(c) In connection with any Third Party Claim:

(i) all fees and expenses reasonably incurred by or on behalf of an Indemnitee relating to the defense of such Third Party Claim shall be borne and paid exclusively by the Indemnifying Parties (if requested by the Indemnitee) if and to the extent there remain funds available in the Escrow Fund, with such fees and expenses to be withdrawn exclusively from the Escrow Fund; provided, however, that the amount of all such fees and expenses so borne and paid shall be promptly returned to and held in the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement (or, except as set forth in Section 9.5(e), distributed directly to the Indemnifying Parties if the Escrow Fund is no longer available pursuant to the terms hereof and thereof) within two Business Days after the earlier to occur of (i) the General Representation Expiration Date, if the Indemnitee has not submitted a Notice of Claim in accordance with Section 9.6 with respect to such Third Party Claim by such date, and (ii) the date on which such Third Party Claim is ultimately determined to not be subject to indemnification by the Indemnifying Parties under this Section 9; and provided, further, that the limitations set forth in this Section 9.5(c)(i) shall not apply if and to the extent that such fees and expenses constitute Damages pursuant to the other provisions of this Section 9;

(ii) if an Indemnitee is defending such Third Party Claim, each Indemnifying Party shall make available to Parent or any other Indemnitee any documents and materials in such Indemnifying Party’s possession or control that may be necessary to the defense of such Third Party Claim;

(iii) the party defending such Third Party Claim shall keep the Securityholders’ Agent or Parent, as applicable, reasonably apprised of the status of the Third Party Claim and any resulting suit, proceeding or enforcement action and (ii) shall furnish the Securityholders’ Agent or Parent, as applicable with all documents and information that such Person shall reasonably request and shall consult with such Person prior to acting on major matters, including settlement discussions; and

(iv) if an Indemnitee is defending such Third Party Claim, the Indemnitee shall have the right to settle, adjust or compromise such Third Party Claim; provided, however, that if the Indemnitee settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Securityholders’ Agent, such settlement, adjustment or compromise shall neither be conclusive evidence of an Indemnifying Party’s (including any Non-Dissenting Equityholder’s) obligation to indemnify the Indemnitee pursuant to Section 9 hereof for Damages incurred by the Indemnitee in connection with such Third Party Claim nor conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such Third Party Claim.

(d) With respect to any claim subject to indemnification under this Section 9, the parties shall cooperate in such a manner and use their commercially reasonable efforts to preserve in full the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or has participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure) and (ii) it will use commercially reasonable efforts to ensure that all communications between any parties hereto and counsel responsible for or participating in the defense of any Third Party Claim are effected and/or conducted so as to preserve any applicable attorney-client or work-product privilege.

(e) Indemnitee shall have the right to withhold and deduct from any Non-Dissenting Equityholder any sum that is owed to any Indemnitee under this Section 9 from any amount otherwise payable by any Indemnitee to such Non-Dissenting Equityholder pursuant to the terms of Section 9.5(c)(i).

(f) Notwithstanding anything else in this Agreement or in the Escrow Agreement, in connection with any Third Party Claim, if any Indemnitee requests that all fees and expenses reasonably incurred by or on behalf of such Indemnitee relating to the defense of such Third Party Claim be borne and paid by the Indemnifying Parties, then such Indemnitee shall deliver a notice (an “Expense Notice”) to the Securityholders’ Agent and the Escrow Agent. After delivery of an Expense Notice, the Indemnitees may, in good faith, submit written notices to the Escrow Agent requesting that any fees and expenses reasonably incurred by or on behalf of such Indemnitees relating to the defense of such Third Party Claim be promptly disbursed from the Escrow Fund to the Indemnitees, and the Escrow Agent shall promptly make such disbursements. At any time that an Indemnitee is entitled to disbursements pursuant to one or more Expense Notices, Parent shall confer with the Securityholders’ Agent on a quarterly basis with respect to the status of such Third Party Claim, the fees and expenses that have been disbursed from the Escrow Fund and Parent’s good faith estimates of fees and expenses to be incurred in the following quarter.

(g) Notwithstanding anything in this Agreement to the contrary, following the Closing, the Company shall resolve any unpaid Illinois, New Jersey or New York sales and use Tax liabilities with the appropriate taxing authority in such State and any and all actions of the Company, Parent or any of their respective Subsidiaries or Affiliates in connection therewith shall not have any impact on the Non-Dissenting Equityholders’ indemnification obligations under this Agreement (which shall remain in full force and effect).

9.6 Indemnification Claim Procedure. Subject to Sections 9.5(c), 9.5(f) and 10.9(c), any claim for indemnification, compensation or reimbursement pursuant to this Section 9 shall be brought and resolved exclusively as follows:

(a) If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under Section 9 or for which it is or may be entitled to a monetary remedy (including in the case of a claim based on intentional misrepresentation or fraud), such Indemnitee may deliver a notice of claim (a “Notice of Claim”) to the Securityholders’ Agent or Non-Dissenting Equityholder. Each Notice of Claim shall: (i) state that such Indemnitee believes in good faith that such Indemnitee is or may be entitled to indemnification, compensation or reimbursement under Section 9 or is or may otherwise be entitled to a monetary remedy; (ii) contain a brief description of the facts and circumstances supporting such Indemnitee’s claim; and (iii) if practicable, contain a non-binding, preliminary estimate of the aggregate amount of the actual and potential Damages that the Indemnitee believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnitee from time to time, being referred to as the “Claimed Amount”).

(b) During the 30-day period commencing upon delivery by an Indemnitee to the Securityholders’ Agent or a Non-Dissenting Equityholder of a Notice of Claim (the “Dispute Period”), the Securityholders’ Agent may deliver to the Indemnitee who delivered the Notice of Claim a written response (the “Response Notice”) in which the Securityholders’ Agent: (i) agrees that the full Claimed Amount is owed to such Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to such Indemnitee. If the Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, such Response Notice shall also contain a brief description of the facts and circumstances supporting the Securityholders’ Agent’s claim that only a portion or no part of the Claimed

Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Securityholders’ Agent asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be subject to modification from time to time to reflect any modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not received by the Indemnitee prior to the expiration of the Dispute Period, then the Securityholders’ Agent shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.

(c) If (i) the Securityholders’ Agent delivers a Response Notice to the Indemnitee agreeing that the full Claimed Amount is owed to the Indemnitee or (ii) the Securityholders’ Agent does not deliver a Response Notice to the Indemnitee during the Dispute Period, then: (A) if cash remains in the Escrow Fund (that is not subject to a pending claim), Parent and the Securityholders’ Agent shall, within three Business Days following the earlier of the delivery date of such Response Notice and the expiration date of the Dispute Period, jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to pay the Claimed Amount to the Indemnitee from the Escrow Fund and (B) if the amount available in the Escrow Fund (that is not subject to a pending claim) is insufficient for whatever reason to cover the full Claimed Amount, then, subject to the limitations provided for in Section 9.3, each Non-Dissenting Equityholder shall, within 10 Business Days following receipt of notice by such Non-Dissenting Equityholder, pay such Non-Dissenting Equityholder’s Pro Rata Share of the amount of such shortfall to the Indemnitee (with such payment being made in substantial compliance with the payment instructions set forth in such notice).

(d) If the Securityholders’ Agent delivers a Response Notice to the Indemnitee during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then: (i) if cash remains in the Escrow Fund (that is not subject to a pending claim), Parent and the Securityholders’ Agent shall, within three Business Days following the receipt of such Response Notice, jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to pay the Agreed Amount to the Indemnitee from the Escrow Fund and (ii) if the amount available in the Escrow Fund (that is not subject to a pending claim) is insufficient for whatever reason to cover the full Agreed Amount, then, subject to the limitations provided for in Section 9.3, each Non-Dissenting Equityholder shall, within 10 Business Days following receipt of notice by such Non-Dissenting Equityholder, pay such Non-Dissenting Equityholder’s Pro Rata Share of the amount of such shortfall to the Indemnitee (with such payment being made in substantial compliance with the payment instructions set forth in such notice).

(e) If the Securityholders’ Agent delivers a Response Notice to the Indemnitee during the Dispute Period indicating that there is a Contested Amount, the Securityholders’ Agent and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount within 30 days after the date on which the Securityholders’ Agent delivers such Response Notice (or such longer period as the Indemnitee and the Securityholders’ Agent may mutually agree in writing). If the Indemnitee and the Securityholders’ Agent resolve such dispute during such period, then their resolution of such dispute shall be binding on the Securityholders’ Agent, the Non-Dissenting Equityholders and such Indemnitee and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Securityholders’ Agent. If cash remains in the Escrow Fund (that is not subject to a pending claim), Parent and the Securityholders’ Agent shall, within three Business Days following the execution of such settlement agreement (or such shorter period of time as may be set forth in the settlement agreement), jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to pay the Stipulated Amount to the Indemnitee from the Escrow Fund. If the amount available in the Escrow Fund (that is not subject to a pending claim) is insufficient for whatever reason to cover the full Stipulated Amount, then, subject to the limitations provided for in Section 9.3, each Non-Dissenting Equityholder shall, within 10 Business Days following the receipt of notice of the execution of such settlement agreement, pay such Non-Dissenting Equityholder’s Pro Rata Share of the amount of such shortfall to the Indemnitee (with such payment being made in substantial compliance with the payment instructions set forth in such notice).

(f) In the event that the Indemnitee and the Securityholders’ Agent fail to reach a resolution on a Notice of Claim or Contested Amount that is the subject of a Response Notice, such dispute shall be resolved by either (i) a written settlement agreement executed by Parent and the Securityholders’ Agent within 30 days after the date on which the Securityholders’ Agent delivers such Response Notice indicating there is a Contested Amount (or such longer period as the Indemnitee and the Securityholders’ Agent may mutually agree in writing) (whether it is a matter between the Indemnitee, on the one hand, and the Securityholders’ Agent, on the other hand, or it is a matter that is subject to a claim or Legal Proceeding asserted or commenced by a third party brought against the Indemnitee or any Acquired Company) or (ii) in the absence of such a written settlement agreement within 30 days following delivery of the Response Notice by the Securityholders’ Agent, by litigation between Parent and the Securityholders’ Agent or one or more Non-Dissenting Equityholders in accordance with the terms and provisions of this Section 9.6(f). During the 30-day period following the Response Notice indicating there is a Contested Amount, the Securityholders’ Agent and Parent shall act in good faith to resolve the Contested Amount. Either Parent or the Securityholders’ Agent may bring suit in the Court of Chancery of the State of Delaware to resolve a Contested Amount to the extent the Securityholders’ Agent and Parent are unable to resolve such Contested Amount during the 30-day period contemplated by this Section 9.6(f). The Escrow Agent shall be entitled to act in accordance with any non-appealable decision by a court with applicable jurisdiction or with the written consent of the Parent and the Securityholders’ Agent and make or withhold payments out of the Escrow Amount in accordance therewith. Any Person shall pay its own expenses incurred in connection with any such suit. Following the delivery of a Notice of Claim, the Securityholders’ Agent and its representatives and agents shall be given all such reasonable access (including electronic access, to the extent available) as they may reasonably require to the books and records of the Surviving Corporation and access to such personnel or representatives of the Surviving Corporation and Parent, including but not limited to the individuals responsible for the matters that are the subject of the Notice of Claim, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Notice of Claim.

(g) Promptly after the General Representation Expiration Date, Parent shall notify the Securityholders’ Agent in writing of the amount that Parent determines in good faith to be necessary to satisfy all claims made by an Indemnitee pursuant to Section 9.2 that have been asserted, but not resolved prior to the General Representation Expiration Date (each such claim an “Unresolved Claim” and such amount, the “Retained Escrow Amount”). Within 10 Business Days after the General Representation Expiration Date, Parent and the Securityholders’ Agent shall, subject to Section 9.6(i), jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release from the balance of the Escrow Fund to (i) the Payment Agent, for distribution to each Non-Dissenting Stockholder and each former holder of a Company Warrant, an amount equal to such holder’s Pro Rata Share of the amount, if any, by which the aggregate amount remaining in the Escrow Fund as of the General Representation Expiration Date exceeds the Retained Escrow Amount and (ii) the Surviving Corporation, for distribution to each former holder of a Company Option or Company RSU, an amount (reduced by the amount of any Taxes required to be withheld under applicable Legal Requirements with respect to such payments) equal to such holder’s Pro Rata Share of the amount, if any, by which the aggregate amount remaining in the Escrow Fund as of the General Escrow Expiration Date exceeds the Retained Escrow Amount.

(h) Following the General Representation Expiration Date, if any Unresolved Claim

is finally resolved, then Parent and the Securityholders’ Agent shall, subject to Section 9.6(i), jointly execute and deliver to the Escrow Agent within three Business Days after the final resolution of such Unresolved Claim and the delivery to the Indemnitee of the amount to be delivered to the Indemnitee from the Escrow Fund pursuant to Section 9, a written notice instructing the Escrow Agent to release from the Escrow Fund to (i) the Payment Agent, for distribution to each Non-Dissenting Stockholder and each former holder of a Company Warrant, an amount equal to such holder’s Pro Rata Share of the amount (if any) by which the aggregate amount held in the Escrow Fund as of the time of such disbursement exceeds the amounts that Parent determines in good faith to be necessary to satisfy all remaining Unresolved Claims (which amounts will continue to be held in the Escrow Fund pursuant to the terms hereof) and (ii) the Surviving Corporation, for distribution to each former holder of a Company Option or Company RSU, an amount (reduced by the amount of any Taxes required to be withheld under applicable Legal Requirements with respect to such payments) equal to such holder’s Pro Rata Share of the amount, if any, by which the aggregate the amount (if any) by which the aggregate amount held in the Escrow Fund as of the time of such disbursement exceeds the amounts that Parent determines in good faith to be necessary to satisfy all remaining Unresolved Claims (which amounts will continue to be held in the Escrow Fund pursuant to the terms hereof).

(i) Notwithstanding anything to the contrary contained in this Agreement, if any amount is due to be released to a particular Non-Dissenting Equityholder from the Escrow Fund prior to the Payment Compliance Date for such Non-Dissenting Equityholder, if applicable, Parent and the Securityholders’ Agent shall instruct the Escrow Agent to distribute to Parent the amount that would otherwise be distributed to such Non-Dissenting Equityholder, Parent shall retain such amount until the Payment Compliance Date for such Non-Dissenting Equityholder and Parent shall distribute (or cause the Payment Agent to distribute) such amount to such Non-Dissenting Equityholder promptly following such Payment Compliance Date. For purposes of this Agreement, the “Payment Compliance Date” for a particular Non-Dissenting Stockholder or holder of a Company Warrant means the first date upon which such Non-Dissenting Equityholder has validly surrendered all Company Stock Certificates formerly evidencing the Capital Stock held by such Non-Dissenting Stockholder or all Company Warrants held by such Non-Dissenting Equityholder (or a Lost Certificate Affidavit relating to the same) in accordance with Section 1.9.

10.	MISCELLANEOUS PROVISIONS

10.1 Securityholders’ Agent.

(a) Appointment. By virtue of the adoption and approval of this Agreement in exchange for Merger Consideration pursuant to this Agreement, the Non-Dissenting Equityholders irrevocably nominate, constitute and appoint Shareholder Representative Services LLC as the agent and true and lawful attorney in fact of the equityholders (the “Securityholders’ Agent”), with full power of substitution, to act in the name, place and stead of the Non-Dissenting Equityholders for purposes of executing any documents and taking any actions that the Securityholders’ Agent may, in the Securityholders’ Agent’s sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under Section 9. Shareholder Representative Services LLC hereby accepts its appointment as Securityholders’ Agent.

(b) Authority. The Non-Dissenting Equityholders grant to the Securityholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Non-Dissenting Equityholders (in the name of any or all of the Non-Dissenting Equityholders or otherwise) any and all documents that the Securityholders’ Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section

10.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) each Indemnitee shall be entitled to deal exclusively with the Securityholders’ Agent on all matters relating to any claim for indemnification, compensation or reimbursement under Section 9 and (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Non-Dissenting Equityholder by the Securityholders’ Agent, and on any other action taken or purported to be taken on behalf of any Non-Dissenting Equityholder by the Securityholders’ Agent, as fully binding upon such Non-Dissenting Equityholder.

(c) Power of Attorney. The Non-Dissenting Equityholders recognize and intend that the power of attorney granted in Section 10.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Securityholders’ Agent; and (iii) shall survive the death, incapacity, dissolution, liquidation or winding up of each of the Non-Dissenting Equityholders.

(d) Replacement. If the Securityholders’ Agent shall die, resign, become disabled or otherwise be unable to fulfill its responsibilities hereunder, the Non-Dissenting Equityholders shall (by consent of those Persons entitled to at least a majority of the Merger Consideration), within 10 days after such death, resignation, disability or inability, appoint a successor to the Securityholders’ Agent (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Securityholders’ Agent as Securityholders’ Agent hereunder. If for any reason there is no Securityholders’ Agent at any time, all references herein to the Securityholders’ Agent shall be deemed to refer to the Non-Dissenting Equityholders.

(e) Expense Fund. Each Non-Dissenting Equityholder hereby authorizes the Payment Agent to withhold $400,000 (the “Expense Fund Amount”) from the amounts otherwise payable by the Payment Agent to the Non-Dissenting Equityholders pursuant to Section 1.9, with the Payment Agent to withhold from the Merger Consideration otherwise payable to each Non-Dissenting Equityholder and distribute to the Securityholders’ Agent an amount equal to each Non-Dissenting Equityholder’s Pro Rata Share of the Expense Fund Amount. The Non-Dissenting Equityholders shall hold harmless and indemnify the Indemnitees from and against any Damages relating to the withholding of the Expense Fund Amount. The Expense Fund Amount shall be retained by the Securityholders’ Agent in connection with the performance of its duties and obligations under this Agreement and the Escrow Agreement, and any amounts remaining from the Expense Fund Amount shall be paid by the Securityholders’ Agent to the Payment Agent for distribution to the Non-Dissenting Equityholders (subject to Section 9.6(i)), in accordance with their respective Pro Rata Shares, at such time as the Securityholders’ Agent determines to be appropriate, except that any payment made under this Section 10.(1)(e) with respect to Vested Company Options or Company RSUs shall be paid to the Surviving Corporation and the Surviving Corporation shall pay such amount (reduced by the amount of any Taxes required to be withheld under applicable Legal Requirements with respect to such payments) to the former holder thereof. The Non-Dissenting Equityholders shall not receive interest or other earnings on the Expense Fund Amount and the Non-Dissenting Equityholders irrevocably transfer and assign to the Securityholders’ Agent any ownership right that they may have in any interest that may accrue on the Expense Fund Amount. The Non-Dissenting Equityholders acknowledge that the Securityholders’ Agent is not providing any investment supervision, recommendations or advice. The Securityholders’ Agent shall have no responsibility or liability for any loss of principal of the Expense Fund Amount other than as a result of its gross negligence or willful misconduct. For tax purposes, the Expense Fund Amount shall be treated as having been received and voluntarily set aside by the Non-Dissenting Equityholders at the time of Closing. The parties agree that the Securityholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund Amount. Any portion of the Expense Fund Amount that remains undeliverable or unclaimed after six months of the initial delivery attempt shall promptly be paid to Parent and handled in the same manner as other unclaimed funds as provided in this Agreement or the Escrow Agreement.

(f) The Securityholders’ Agent will incur no liability of any kind with respect to any action or omission by the Securityholders’ Agent in connection with the Securityholders’ Agent’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Securityholders’ Agent’s gross negligence or willful misconduct. The Securityholders’ Agent shall be entitled to consult with counsel and shall not be liable for any action or omission pursuant to the advice of counsel. The Non-Dissenting Equityholders will indemnify, defend and hold harmless the Securityholders’ Agent from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Securityholders’ Agent’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholders’ Agent, the Securityholders’ Agent will reimburse the Non-Dissenting Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholders’ Agent by the Non-Dissenting Equityholders, any such Representative Losses may be recovered by the Securityholders’ Agent from (i) the funds in the Expense Fund and (ii) subject to the prior rights and claims of the Indemnitees, the amounts in the Escrow Fund at such time as remaining unclaimed amounts would otherwise be distributable to the Non-Dissenting Equityholders; provided, that while this section allows the Securityholders’ Agent to be paid from the aforementioned sources of funds, this does not relieve the Non-Dissenting Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholders’ Agent from seeking any remedies available to it against the Non-Dissenting Equityholders at law or otherwise. In no event will the Securityholders’ Agent be required to advance its own funds on behalf of the Non-Dissenting Equityholders or otherwise. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the limitations on liability of the Non-Dissenting Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provide to the Securityholders’ Agent under this Section 10.1(f). The Non-Dissenting Equityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Securityholders’ Agent or the termination of this Agreement.

10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions.

10.3 No Waiver Relating to Claims for Intentional Misrepresentation or Fraud. The liability of any Person under Section 9 will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on such Person’s intentional misrepresentation or fraud. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Section 9, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s intentional misrepresentation or fraud, nor will any such provisions limit, or be deemed to limit: (a) the amounts of recovery sought or awarded in any such claim for intentional misrepresentation or fraud; (b) the time period during which a claim for intentional misrepresentation or fraud may be brought; or (c) the recourse which any such party may seek against another Person with respect to a claim for intentional misrepresentation or fraud.

10.4 Fees and Expenses. Subject to Sections 1.5, 9 and 10.1, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the Contemplated Transactions, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Contemplated Transactions; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the Merger.

10.5 Attorneys’ Fees. If any action, suit or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.6 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by facsimile transmission before 5:00 p.m. (recipient’s time) on the day sent by facsimile transmission and receipt is confirmed, on the date on which receipt is confirmed; (c) if sent by facsimile transmission on a day other than a Business Day and receipt is confirmed, or if sent by facsimile transmission after 5:00 p.m. (recipient’s time) on the day sent by facsimile transmission and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Merger Sub:

CA, Inc.

520 Madison Avenue

New York, NY 10022

Attention: General Counsel

Facsimile No.: (631) 342-6000

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Attention: Warren T. Lazarow and Brian Covotta

Facsimile No.: (650) 473-2600

If to the Company:

Veracode, Inc.

65 Network Drive

Burlington, MA 01803

Attention: Robert T. Brennan

Facsimile: (339) 674-2502

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1100 Winter Street

Waltham, MA 02451

Attention: John H. Chory and Susan L. Mazur

Facsimile No.: (781) 434-6601

If to the Securityholders’ Agent:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile No.: (303) 623-0294

10.7 Headings. The bold-faced headings and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.8 Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.9 Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of Delaware irrespective of the choice of laws principles of the state of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

(b) Venue. Except as otherwise provided in Section 10.9(c), any action, suit or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including an action, suit or other legal proceeding based upon intentional misrepresentation or fraud) shall be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (and the appellate court located in the State of Delaware) in connection with any such action, suit or legal proceeding; (ii) agrees that Court of Chancery of the State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or legal proceeding commenced in such court, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or legal proceeding has been brought in an inconvenient forum, that the venue of such action, suit or legal proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Indemnification Claims. Any claim for indemnification, compensation or reimbursement pursuant to Section 9 (and, at the option of any Indemnitee, any claim based upon intentional misrepresentation or fraud relating to this Agreement or the Merger after the Closing) shall be brought and resolved exclusively in accordance with Section 9.6 (it being understood that, for the avoidance of doubt and without limiting any portion of Section 10.9(b): (i) at the option of any Indemnitee, any claim based upon intentional misrepresentation or fraud may be brought and resolved in accordance with Section 10.9(b) rather than in accordance with Section 9.6 and (ii) nothing in this Section 10.9(c) or elsewhere in this Agreement shall prevent any Indemnitee from seeking preliminary injunctive relief or any other equitable remedy from a court of competent jurisdiction).

10.10 Successors and Assigns. This Agreement shall be binding upon: (a) the Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); (c) Merger Sub and its successors and assigns (if any); (d) the Securityholders’ Agent and its successors and assigns, if any; and (e) the securityholders of the Company. This Agreement shall inure to the benefit of: (i) the Company; (ii) Parent; (iii) Merger Sub; (iv) the other Indemnitees; and (v) the respective successors and assigns (if any) of the foregoing. No party hereto may assign, transfer or encumber this Agreement or any of its rights, interests or obligations hereunder (whether by operation of any Legal Requirement or otherwise) without the prior written approval of the other parties hereto, and any attempted assignment without such prior written approval shall be void and without legal effect; provided that prior to the Closing, Parent or Merger Sub may assign all or any of its rights and obligations hereunder to one or more of its Affiliates, provided that such assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.

10.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by a party to this Agreement of any covenant, obligation or other provision set forth in this Agreement: (a) the other parties shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (ii) an injunction restraining such breach or threatened breach and (b) the non-breaching party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

10.12 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.13 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action, suit or other legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

10.14 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, on behalf of the Company, Parent, Merger Sub and the Securityholders’ Agent; and (b) after the Closing Date, on behalf of Parent and the Securityholders’ Agent (acting exclusively for and on behalf of all of the Non-Dissenting Equityholders).

10.15 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.16 Parties in Interest. Except for the provisions of Section 4.13 and Sections 9 and 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any employee, creditor or other Person other than Parent, Merger Sub, the Company and their respective successors and assigns (if any).

10.17 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time or (b) the date on which such Confidentiality Agreement is terminated or expires in accordance with its terms.

10.18 Disclosure Schedule. The Disclosure Schedule is intended only to qualify the representations and warranties of the Acquired Companies contained in Section 2 of the Agreement, and will not be deemed to expand in any way the scope or effect of any of such representations or warranties. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that such information is cross-referenced in another part of the Disclosure Schedule, and elsewhere in the Disclosure Schedule if it is reasonably clear, upon a reading of such disclosure alone (without any independent knowledge on the part of the reader regarding the matter disclosed and without any reference to any agreement or document disclosed), that the disclosure is applicable to such other section(s) or subsection(s). The mere listing of a document or other item in, or attachment of a copy thereof to, the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains directly to the existence of the document or other item itself). Certain information set forth in the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Acquired Companies in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, any Acquired Company.

10.19 No Tax Advice. Each party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other party hereto, and that it has and will continue to consult its own advisors with respect to Taxes.

10.20 Provisions Respecting Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers and employees, that Latham & Watkins LLP may serve as counsel to each and any Person that is a securityholder of the Company as of immediately prior to the Effective Time (individually and collectively, the “Holder Group”), or the Securityholders’ Agent, on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Existing Representation”), and that, following consummation of the transactions contemplated hereby, Latham & Watkins LLP (or any successor) may serve as counsel to the Holder Group or any director, member, partner, officer or employee of the Holder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding the Existing Representation, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom.

10.21 Construction.

(a) Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) Including. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

(e) Hereof. The terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) Dollar. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

[Remainder of page intentionally left blank]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

CA, INC.,
a Delaware corporation

By:	/s/ Jacob Lamm
Name: Jacob Lamm
Title: EVP, Strategy & Corporate Development

VANGUARD ACQUISITION CO., a Delaware corporation

By:	/s/ Anthony Radesca
Name: Anthony Radesca
Title: President & Treasurer of Vanguard Acquisition

MERGER AGREEMENT SIGNATURE PAGE

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

VERACODE, INC.,
a Delaware corporation

By:	/s/ Robert T. Brennan
Name: Robert T. Brennan
Title: Chief Executive Officer

MERGER AGREEMENT SIGNATURE PAGE

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
a Colorado limited liability company solely in its capacity as the Securityholders’ Agent

By:	/s/ W. Paul Koenig
Name: W. Paul Koenig
Title: Managing Director

MERGER AGREEMENT SIGNATURE PAGE

EXHIBIT A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“401(k) Plans” has the meaning assigned to such term in Section 4.5 of the Agreement.

“Accounting Firm” has the meaning assigned to such term in Section 1.7(c) of the Agreement.

“Acquired Company” means: (a) the Company; (b) each Subsidiary of the Company; and (c) for purposes of Section 2 of the Agreement, each corporation or other Entity that has been merged into, that has been consolidated with any of the Entities identified in clauses “(a)” and “(b)” above.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a) the sale, license, sublicense, mortgage, lease or disposition of at least fifteen percent (15%) of any Acquired Company’s business or assets, including Intellectual Property;

(b) the grant, issuance, disposition or acquisition of: (i) fifteen percent (15%) or more of the outstanding capital stock or other equity security of any Acquired Company; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock, unit or other equity security of any Acquired Company representing fifteen percent (15%) or more of the outstanding capital stock, unit or other equity security of any Acquired Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security representing fifteen percent (15%) or more of the outstanding capital stock, unit or other equity security of any Acquired Company; or

(c) any merger, consolidation, statutory share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving any Acquired Company.

“ACV Booking” shall mean the annual contract value of a Customer Contract to provide Company Products in exchange for cash. For a Company Contract with a term of one year or less, the ACV Booking is equal to the full cash consideration of that Customer Contract. For a term of greater than one year, ACV Booking represents the value of all Company Products, net of discounts, that are made available to the customer pursuant to the Customer Contract in the relevant year. For example, if a customer has a three-year contract beginning in 2015, the ACV Booking in 2016 would be the contractual value ascribed to the second year of the contract term.

“Additional IP Cap” has the meaning assigned to such term in Section 9.3(f) of the Agreement.

“Adjusted Transaction Value” has the meaning assigned to such term in Section 1.5(b)(i) of the Agreement.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Aggregate COC Amount” has the meaning assigned to such term in Section 1.5(b)(iii) of the

Agreement.

“Aggregate Exercise Price” has the meaning assigned to such term in Section 1.5(b)(iv) of the Agreement.

“Aggregate Liquidation Preference Amount” has the meaning assigned to such term in Section 1.5(b)(ii) of the Agreement.

“Agreed Amount” has the meaning assigned to such term in Section 9.6(b) of the Agreement.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

“Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and each other Legal Requirement that pertains to antitrust, merger control or competition matters or to the restraint of trade.

“Big Four Accounting Firm” shall mean any of: (a) Ernst & Young LLP; (b) PriceWaterhouseCoopers LLP; (c) Deloitte & Touche LLP; (d) KPMG LLP; or (e) any successor thereto.

“Business Day” means any day other than: (a) a Saturday, Sunday or a federal holiday or (b) a day on which commercial banks in New York, New York or Boston, Massachusetts are authorized or required to be closed.

“Cap” has the meaning assigned to such term in Section 9.3(d) of the Agreement.

“Capital Stock” means the Common Stock, Series 1-A Preferred Stock, Series 1-B Preferred Stock, Series 2-A Preferred Stock, Series 2-B Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock, Series 5 Preferred Stock, Series 6 Preferred Stock, Series 7 Preferred Stock and Series 8 Preferred Stock.

“Certificate of Merger” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Channel Partner” has the meaning assigned to such term in Section 2.19(d) of the Agreement.

“Charter Amendment” means the Certificate of Amendment of Certificate of Incorporation of the Company that the Company expects to file with the Secretary of State of the State of Delaware prior to Closing to, among other things, provide for the allocation of the consideration payable to the Company’s stockholders in the Merger in accordance with the terms of the Agreement.

“Charter Documents” means the certificate of incorporation, bylaws, memorandum of association, certificate of association, limited partnership agreement, operating agreement, shareholder agreement, investors rights agreement or equivalent governing documents of any Entity, in each case as amended to date.

“Claimed Amount” has the meaning assigned to such term in Section 9.6(a) of the Agreement.

“Closing” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Closing Balance Sheet” has the meaning assigned to such term in Section 4.11 of the Agreement.

“Closing Date” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Closing Date Payment” has the meaning assigned to such term in Section 1.5(b)(v) of the Agreement.

“Closing Participation Per Share Amount” has the meaning assigned to such term in Section 1.5(b)(vi) of the Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended. All references to the Code, the Treasury Regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Common Stock Closing Date Payment” has the meaning assigned to such term in Section 1.5(a)(ii)(A) of the Agreement.

“Company” has the meaning assigned to such term in the recitals to the Agreement.

“Company Benefit Plan” has the meaning assigned to such term in Section 2.17(a) of the Agreement.

“Company Closing Certificate” has the meaning assigned to such term in Section 6.6(f) of the Agreement.

“Company Contract” means any Contract: (a) to which any Acquired Company is a party or (b) by which any Acquired Company or any of its assets is bound or under which any Acquired Company has any obligation.

“Company Cure Period” has the meaning assigned to such term in Section 8.1(d) of the Agreement.

“Company Employee” means any current employee of any Acquired Company.

“Company Government Contract” means a Company Contract that is a Government Contract.

“Company Government Contract Bid or Proposal” means a bid or proposal to a Governmental Entity for a Company Government Contract.

“Company Indebtedness” means all Indebtedness of the Acquired Companies (and with respect to which any Acquired Company is subject to any obligation or other Liability).

“Company Intellectual Property” means all Intellectual Property that is used or held for use in the business of any Acquired Company, including all Company Registered Intellectual Property, and further including all Intellectual Property owned (in whole or in part) or purportedly owned by any Acquired Company, and any Intellectual Property of a third party licensed by any Acquired Company or which any Acquired Company otherwise has the right to use.

“Company Options” means all options to purchase or otherwise acquire shares of Common Stock, whether vested or unvested, granted pursuant to the Stock Plans and outstanding and unexercised as of immediately prior to the Effective Time.

“Company Option Cash Out Amount” means, with respect to a Vested Company Option, an amount equal to: (1) the Closing Participation Per Share Amount applicable to the Common Stock minus (2) the per share exercise price of such Company Option plus (3) any cash disbursements required to be made from the NWC Holdback Fund or otherwise with respect to such Company Option to the former holder thereof in accordance with Section 1.7, as and when such disbursements are required to be made plus (4) any cash disbursements required to be made from the Escrow Fund with respect to such Company Option to the former holder thereof in accordance with Section 9.6, as and when such disbursements are required to be made plus (5) any cash disbursements to be made from the Expense Fund with respect to such Company Option to the former holder thereof in accordance with Section 10.1(e), as and when such disbursements are made.

“Company Owned Intellectual Property” has the meaning assigned to such term in Section 2.11(b) of the Agreement.

“Company Personal Property” means all of the machinery, equipment, fixtures, hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventory, supplies, plant, spare parts and other tangible personal property owned or leased or purported to be owned or leased by any Acquired Company.

“Company Products” means all versions, releases and models of all Software, products and services that are currently being, designed or developed for commercial use by or on behalf of any Acquired Company or marketed, distributed, licensed, sold or otherwise provided for commercial use by any Acquired Company in any manner (including through a hosted service or similar arrangement).

“Company Registered Intellectual Property” has the meaning assigned to such term in Section 2.11(a) of the Agreement.

“Company RSU” has the meaning assigned to such term in Section 1.6(d) of the Agreement.

“Company RSU Cash Out Amount” means amount equal to: (1) the Closing Participation Per Share Amount applicable to the Common Stock plus (2) any cash disbursements required to be made from the NWC Holdback Fund or otherwise with respect to such Company RSU to the former holder thereof in accordance with Section 1.7, as and when such disbursements are required to be made plus (3) any cash disbursements required to be made from the Escrow Fund with respect to such Company RSU to the former holder thereof in accordance with Section 9.6, as and when such disbursements are required to be made plus (4) any cash disbursements to be made from the Expense Fund Amount with respect to such Company RSU to the former holder thereof in accordance with Section 10.1(e), as and when such disbursements are made.

“Company Stock Certificates” has the meaning assigned to such term in Section 1.9(d) of the Agreement.

“Company Transaction Documents” means this Agreement, the Company Closing Certificate, the Merger Consideration Spreadsheet, the Charter Amendment and the Certificate of Merger.

“Company Transaction Expenses” means all fees, costs, expenses, payments, expenditures or Liabilities (collectively, “Expenses”), whether incurred prior to the date of the Agreement, during the Pre-Closing Period or at or after the Effective Time (and whether or not invoiced prior to the Effective Time), incurred by or on behalf of any Acquired Company, or to or for which any Acquired Company is or becomes subject or liable, in connection with any of the Contemplated Transactions, including: (a) Expenses described in Section 10.4 of the Agreement that remain unpaid as of the Closing; (b) Expenses payable to legal counsel or to any financial advisor, broker, accountant or other Person who performed services for or provided advice to any Acquired Company, or who is otherwise entitled to any compensation or payment from any Acquired Company, in connection with the preparation, execution and performance of any of the Contemplated Transactions, including each of the items set forth in Part 2.14 of the Disclosure Schedule, in each case, that remain unpaid as of the Closing; (c) Expenses that arise or are triggered or become due or payable as a direct result of the consummation (alone and not in combination with any other event or circumstance) of any of the Contemplated Transactions, in each case, that remain unpaid as of the Closing; (d) any social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount owed by any Acquired Company with respect to any of the Contemplated Transactions; (e) the costs of the D&O Tail and the E&O Tail, if such costs remain unpaid as of the Closing; (f) Expenses incurred by or on behalf of any stockholder of any Acquired Company or any Company Employee in connection with any of the Contemplated Transactions that any Acquired Company is or will be obligated to pay or reimburse, in each case, that remain unpaid as of the Closing; and (g) 50% of any fee payable for any filings pursuant to the HSR Act or any other any applicable antitrust or competition laws or regulations in connection with the Merger; provided that, for the avoidance of doubt, “Company Transaction Expenses” does not include (i) any payments made in respect of Company RSUs or Company Options pursuant to Section 1.6 of the Agreement or (ii) the Aggregate COC Amount.

“Company Warrant Cash Out Amount” means amount equal to: (1) the Closing Participation Per Share Amount applicable to the class or series of Capital Stock subject to such Company Warrant minus (2) the per share exercise price of such Company Warrant plus (3) any cash disbursements required to be made from the NWC Holdback Fund or otherwise with respect to such Company Warrant to the former holder thereof in accordance with Section 1.7, as and when such disbursements are required to be made plus (4) any cash disbursements required to be made from the Escrow Fund with respect to such Company Warrant to the former holder thereof in accordance with Section 9.6, as and when such disbursements are required to be made plus (5) any cash disbursements to be made from the Expense Fund Amount with respect to such Company Warrant to the former holder thereof in accordance with Section 10.1(e), as and when such disbursements are made.

“Company Warrants” means all warrants to purchase or otherwise acquire shares of Capital Stock, whether vested or unvested, granted by the Company and outstanding and unexercised as of immediately prior to the Effective Time.

“Computer Systems” means all servers, computer hardware, networks, Software, databases, telecommunications systems, data centers, voice and data network services interfaces and related systems.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated March 25, 2015, by and between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver, order or authorization (including any Permit).

“Contemplated Transactions” means all transactions contemplated by this Agreement (including the Merger and the Charter Amendment) and all transactions contemplated by the agreements, plans and other documents entered into or delivered in connection with this Agreement (including the Escrow Agreement).

“Contested Amount” has the meaning assigned to such term in Section 9.6(b) of the Agreement.

“Continuing Employees” has the meaning assigned to such term in Section 5.5(a) of the

Agreement.

“Contract” means any written, oral or other agreement, contract, license, sublicense, subcontract, settlement agreement, lease, power of attorney, understanding, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Copyrights” means copyrights and works of authorship in any media (including computer programs, Software, databases and compilations, files, applications, Internet site content and documentation and related items), moral rights, mask works, whether or not registered, and registrations and applications for registration for any of the foregoing.

“Current Assets” has the meaning assigned to such term in Section 1.5(b)(vii) of the Agreement.

“Current Liabilities” has the meaning assigned to such term in Section 1.5(b)(viii) of the Agreement.

“D&O Tail” has the meaning assigned to such term in Section 4.13(b) of the Agreement.

“Damages” includes any loss, damage, injury, Liability, claim, royalty payment, demand, settlement, judgment, award, fine, penalty, reduction in profit, Tax, fee (including reasonable attorneys’ and/or accountants’ fees), diminution in value, license fee, charge, cost (including costs of investigation) or expense or payment of any nature.

“De Minimis Threshold” has the meaning assigned to such term in Section 9.3(a) of the Agreement.

“Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and prepared in accordance with Section 10.18 of the Agreement.

“Dispute Statement” has the meaning assigned to such term in Section 1.7(b) of the Agreement.

“Dispute Period” has the meaning assigned to such term in Section 9.6(b) of the Agreement.

“Dissenting Shares” has the meaning assigned to such term in Section 1.8(a) of the Agreement.

“DGCL” has the meaning assigned to such term in the recitals to the Agreement.

“E&O Tail” has the meaning assigned to such term in Section 4.13(b) of the Agreement.

“Effective Time” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Employee Benefit Plan” means any of the following, whether written or oral (but excluding any plan, agreement, program, policy or arrangement sponsored by a Governmental Entity): (a) each “employee benefit plan” within the meaning of Section 3(3) of ERISA and (b) each plan, agreement, program, policy or other arrangement involving direct or indirect compensation, severance, disability benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, restricted stock, other forms of cash or equity incentive compensation, post-retirement insurance benefits, fringe benefits or other benefits.

“Employee IP Contract” means any Company Contract with any employee of an Acquired Company who is or was involved in, or who has participated in or contributed to, the conception,

development, authoring, creation or reduction to practice of any Intellectual Property for any Acquired Company that is included in the Company Owned Intellectual Property which provides for the assignment of such employee’s intellectual property inventions to one or more Acquired Companies.

“Employment Tax Amount” has the meaning assigned to such term in Section 1.5(b)(ix) of the Agreement.

“End Date” has the meaning assigned to such term in Section 8.1(b) of the Agreement.

“Enforceability Exception” means the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any Legal Requirement relating or pertaining to the public health or safety (including workplace health and safety) or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including (a) the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended; (b) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (c) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (e) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; (f) the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., as amended; (g) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended; and (h) any analogous Legal Requirement implemented in the European Union or its member states or in any other country or other jurisdiction in which any Acquired Company conducts business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Subsidiary or other entity that would be considered a single employer with any Acquired Company within the meaning of Section 414 of the Code.

“Escrow Agent” means SunTrust Bank.

“Escrow Agreement” has the meaning assigned to such term in Section 1.5(c) of the Agreement.

“Escrow Amount” has the meaning assigned to such term in Section 1.5(b)(x) of the Agreement.

“Escrow Fund” means the aggregate amount of cash (and any other property) held at any time by the Escrow Agent pursuant to the Escrow Agreement.

“Estimated Adjusted Transaction Value” means (A) $604,000,000; plus (B) the aggregate dollar amount of the cash and cash equivalents of the Company (as defined by and determined in accordance with GAAP) estimated as of the Closing in an amount not to exceed $10,000,000; minus (C) the Estimated Net Working Capital Shortfall Amount, if any; plus (D) the Estimated Net Working Capital Surplus Amount, if any; minus (E) the estimated aggregate dollar amount of all Indebtedness for Borrowed Money of the Acquired Companies that remains unpaid as of immediately prior to the Closing; minus (F) the estimated aggregate dollar amount of all Company Transaction Expenses that remain unpaid as of immediately prior to the Closing; minus (G) the Employment Tax Amount.

“Estimated Net Working Capital Shortfall Amount” has the meaning assigned to such term in Section 6.6(g)(i) of the Agreement.

“Estimated Net Working Capital Surplus Amount” has the meaning assigned to such term in Section 6.6(g)(i) of the Agreement.

“Exclusivity Agreement” has the meaning assigned to such term in Section 5.2(d) of the Agreement.

“Existing Representation” has the meaning assigned to such term in Section 10.20 of the Agreement.

“Expense Fund” means the aggregate amount of cash held at any time by the Securityholders’ Agent pursuant to Section 10.1 of the Agreement.

“Expense Fund Amount” has the meaning assigned to such term in Section 10.1(e) of the Agreement.

“Expense Notice” has the meaning assigned to such term in Section 9.5(f) of the Agreement.

“Financial Statements” has the meaning assigned to such term in Section 2.5(a) of the Agreement.

“FIRPTA Notification” has the meaning assigned to such term in Section 4.7 of the Agreement.

“FIRPTA Statement” has the meaning assigned to such term in Section 4.7 of the Agreement.

“Foreign Export and Import Laws” means the Legal Requirements of a foreign Governmental Entity regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any goods, services or technical data.

“Fully Diluted Company Share Number” has the meaning assigned to such term in Section 1.5(b)(xi) of the Agreement.

“GAAP” means generally accepted accounting principles in the United States, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“General Representation Expiration Date” has the meaning assigned to such term in Section 9.1(a) of the Agreement.

“Government Contract” means any (i) prime contract, grant agreement, cooperative agreement or other type of Contract with a Governmental Entity or (ii) subcontract under any such Contract, which includes, without limitations, orders that involve purchases on behalf of, or for resale to, a Government Entity and contracts under which such orders were placed.

“Governmental Entity” means any: (i) nation, multinational, supranational, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, provincial, local, municipal, foreign or other government; (iii) instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (iv) any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions.

“Gross Participation Per Share Amount” means the amount obtained by dividing: (A) an amount equal to: (1) the Adjusted Transaction Value; minus (2) the Aggregate Liquidation Preference Amount; minus (3) the Series 2-B Capped Participation Amount Per Share; plus (4) the Aggregate Exercise Price; by (B) an amount equal to: (1) the Fully Diluted Company Share Number minus (2) the number of shares of Outstanding Series 2-B Preferred Stock.

“Hazardous Material” means: (a) any hazardous waste, hazardous substance, toxic pollutant, hazardous air pollutant or hazardous chemical (as any of such terms may be defined under, or for the purpose of, any Environmental Law); (b) asbestos; (c) polychlorinated biphenyls; (d) petroleum or petroleum products; (e) underground storage tanks, whether empty, filled or partially filled with any substance; (f) any substance the presence of which on the property in question is prohibited under any Environmental Law; or (g) any other substance that under any Environmental Law requires special handling or notification of or reporting to any Governmental Entity in its generation, use, handling, collection, treatment, storage, recycling, treatment, transportation, recovery, removal, discharge or disposal.

“Holder Acknowledgement” means an agreement, substantially in the form attached hereto as Exhibit E, signed by the holder of a Company Option or Company Warrant acknowledging, among other things, the treatment of Company Options held by such optionholder or Company Warrants held by such warrantholder as contemplated by Section 1.6 of this Agreement.

“Holder Group” has the meaning assigned to such term in Section 10.20 of the Agreement.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication: (a) all obligations (including the principal amount thereof and, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon and any prepayment penalties) of any Person, whether or not represented by bonds, debentures, notes or other securities (and whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, to financial institutions, on equipment leases or otherwise (the Indebtedness described in this clause (a), “Indebtedness for Borrowed Money”); (b) all deferred indebtedness of such Person for the payment of the purchase price of property or assets purchased (other than current accounts payable that were incurred in the ordinary course of business); (c) all obligations of such Person to pay rent or other amounts under a lease which is required to be classified as a capital lease or a liability on a balance sheet prepared in accordance with GAAP; (d) all outstanding reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (e) all obligations of such Person under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all obligations secured by any Lien existing on property or assets owned by such Person, whether or not indebtedness secured thereby has been assumed; (g) all guaranties, endorsements and assumptions of such Person in respect of, or to purchase or to otherwise acquire, indebtedness of others; and (h) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the Contemplated Transactions or any transaction in connection with any lender Consent; provided, however, that notwithstanding the foregoing, for all purposes hereunder, “Indebtedness” and “Company Indebtedness” shall not include any payables between or among one or more Acquired Companies, and guarantees, if any, among the Acquired Companies.

“Indemnifying Party” has the meaning assigned to such term in Section 9.5(a) of the Agreement.

“Indemnitees” means the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including Merger Sub and, following the Merger, the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Non-Dissenting Equityholders shall not be deemed to be “Indemnitees.”

“Information Statement” has the meaning assigned to such term in Section 5.2(b) of the Agreement.

“Intellectual Property” means all worldwide common law and statutory rights in, arising out of or associated with: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Trade Secrets; (v) industrial designs; (vii) databases and data collections; (vi) moral and economic rights of authors and inventors, however denominated; and (viii) any similar or equivalent rights to any of the foregoing (as applicable).

“IP Representations” means: (a) each of the representations and warranties set forth in Section 2.11 of the Agreement and (b) the representations and warranties set forth in the Company Closing Certificate, to the extent that such representations and warranties relate to any of the matters referred to in clause “(a)” of this sentence.

“IP Representation Expiration Date” has the meaning assigned to such term in Section 9.1(b)(ii) of the Agreement.

“Key Employee” has the meaning assigned to such term in Section 2.16(b) of the Agreement.

“Key Employee Offer Letters” has the meaning assigned to such term in the recitals to the Agreement.

An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter or (b) a prudent individual should have known such fact or other matter under the circumstances upon reasonable inquiry in respect of the applicable subject matter. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any Person identified on Annex 1 to this Exhibit A has Knowledge of such fact or other matter.

“Leased Real Property” has the meaning assigned to such term in Section 2.9(b) of the Agreement.

“Legal Proceeding” means any action, suit, litigation, arbitration, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, Order, rule, regulation, judgment, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Letter of Transmittal” has the meaning assigned to such term in Section 1.9(b) of the Agreement.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown,

undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, other possessory interest, conditional sale or other title retention agreement, intangible property right, claim, infringement, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset).

“Lost Certificate Affidavit” has the meaning assigned to such term in Section 1.9(e) of the Agreement.

A document or other item of information shall be deemed to have been “Made Available” only if (a) such document or other item of information was, at all times during the period from March 5, 2017 through the date of this Agreement, included in the virtual data room established by the Company in connection with the Contemplated Transactions and (b) Parent’s Representatives had full access to such document or other item throughout such period.

“MAE Cure Period” has the meaning assigned to such term in Section 8.1 of the Agreement.

“Major Customers” has the meaning assigned to such term in Section 2.25 of the Agreement.

“Major Stockholders” means the following stockholders of the Company: Atlas Venture Fund VII, L.P., Meritech Capital Affiliates IV L.P., Meritech Capital Partners IV L.P., Point 406 Ventures—Co-Invest II LLC, Point 406 Ventures—Co-Invest LLC, Point 406 Ventures 2016 Opportunities Fund, L.P., Point 406 Ventures I, L.P., Point 406 Ventures I-A, L.P., StarVest Partners II (Advisors), L.P., StarVest Partners II (Parallel), L.P., StarVest Partners II, L.P., StarVest Partners Opportunity Fund, L.P.

“Major Suppliers” has the meaning assigned to such term in Section 2.25 of the Agreement.

“Material Adverse Effect” means any change, event, circumstance or condition (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to have a material adverse effect on: (a) the business, condition, assets, Intellectual Property, Liabilities, operations, results of operations or financial performance of the Acquired Companies, taken as a whole or (b) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that the following shall not be deemed to constitute a Material Adverse Effect: (i) changes in general business or economic conditions as a whole or affecting the industry in which the Acquired Companies operate unless they have a disproportionate effect on the Acquired Companies as compared to any of the other companies in the industry in which the Acquired Companies operate; (ii) acts of war or terrorism; (iii) changes in Legal Requirements, Tax laws or GAAP occurring after the date hereof; (iv) failure to meet projections or forecasts of revenue or earnings predictions in and of itself, provided that any underlying Effect that may have caused such failure shall not be excluded; (v) the engagement by the United States in hostilities or material worsening of any hostilities underway as of the date hereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (vi) earthquake, hurricane, tornado, storm, flood, wildfire or other natural disaster; (vii) any adverse effect resulting from (A) any action taken by any Acquired Company that is expressly contemplated by this Agreement or the other Transaction Documents or is taken at Parent’s written direction, (B) any Acquired Company’s failure to take any action or taking any action, whether consented to by Parent or not, as a result of the obligations, prohibitions or restrictions of this Agreement or (C) the failure to take any action referred to in Section 4.2 (Operation of the Business of the Company) or the applicable section of the Disclosure Schedule pertaining to such Section 4.2 that was not taken by any Acquired Company to the extent that Parent withheld its consent to such action.

“Material Contract” means each Contract listed or required to be listed in Part 2.11(l) or Part 2.11(n) of the Disclosure Schedule and each of the following:

(a) each Company Contract with a Major Customer (each such Company Contract is referred to as a “Customer Contract”) that (i) is not based on an Acquired Company’s standard form end user contract or (ii) is based on, but materially deviates from, an Acquired Company’s standard form end user contract;

(b) each Company Contract with a distributor, reseller, sales agent or representative or similar “channel partner” of any Acquired Company (each such Company Contract is referred to as a “Channel Contract”) that (i) is not based on an Acquired Company’s applicable standard form contract or (ii) is based on, but materially deviates from, an Acquired Company’s applicable standard form contract;

(c) each lease, lease guaranty, sublease or other Company Contract for the leasing, use or occupancy of the Leased Real Property;

(d) any Company Contract with, or for the material benefit of, any stockholder, director, officer or management level employee of any Acquired Company, or any member of his or her immediate family or any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to or for the benefit of any such Person, but excluding any Contract that relates to the grant of a Company Option or Company RSU or that terminates or expires in its entirety as of the Effective Time;

(e) any Company Contract containing any covenant (i) specifically limiting the right of any Acquired Company to engage in any line of business, make use of any of the Company Owned Intellectual Property or compete with any Person in any line of business; (ii) granting any exclusive distribution, marketing or supply rights; (iii) containing any “most favored nation,” “most favored customer” or best pricing guarantee; or (iv) explicitly restricting the right of any Acquired Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any Software, components, parts or subassemblies or to solicit, hire or do business with any prospective customer;

(f) any Company Contract relating to any joint venture, strategic alliance, partnership or sharing of profits or revenue or similar arrangement;

(g) any Company Contract relating to any transaction in which any Acquired Company merged with any other Person or acquired any securities or assets of another Person;

(h) any Company Contract between any Acquired Company and any Company Employee pursuant to which: (i) benefits would vest or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of any of the Contemplated Transactions (whether alone or upon the occurrence of any additional or subsequent events); (ii) any Acquired Company is or may become obligated to make any severance, termination, retention, gross-up or similar payment to any Company Employee; or (iii) any Acquired Company is or may become obligated to make any bonus, incentive compensation or similar payment (other than in respect of salary) to any Company Employee;

(i) any Company Contract with any Person (other than an employee of any Acquired Company) who is or was involved in, or who has participated in or contributed to, the conception, development, authoring, creation or reduction to practice of any Intellectual Property for any Acquired Company that is included in the Company Owned Intellectual Property (each such Company Contract is referred to as a “Consultant IP Contract”);

(j) any Company Contract with any labor union or association or similar body representing or purporting to represent any Company Employee;

(k) any Company Contract providing (i) for the sale or other disposition of any of the material assets of any Acquired Company, other than in the ordinary course of business, or (ii) for the grant to any Person of any preferential rights to purchase any of the material assets of any Acquired Company;

(l) any outstanding power of attorney executed by or on behalf of any Acquired Company;

(m) any Company Contract that provides for indemnification of any current, former or future officer, director, employee or agent of any Acquired Company;

(n) any Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement or otherwise relating to the incurrence, assumption or guarantee of any Indebtedness by any Acquired Company or imposing a Lien on any of the assets of any Acquired Company;

(o) any Government Contract with a Major Customer;

(p) any Company Contract that contains an earn-out or other similar contingent payment obligation of an Acquired Company; and

(q) any Company Contract involving a customer that allows termination at the customer’s convenience (i) without a corresponding obligation for such customer to make all committed payments under a transaction document during the then-current term of such Company Contract or (ii) under which the relevant order form(s) or other transaction documents waive the application of such termination provisions.

“Merger” has the meaning assigned to such term in the recitals to the Agreement.

“Merger Consideration” means the consideration that a Non-Dissenting Stockholder, a holder of a Company Option, a holder of a Company RSU or a holder of a Company Warrant is entitled to receive in exchange for such securityholder’s shares of Outstanding Capital Stock, Company Options, Company RSUs or Company Warrants pursuant to Section 1.5 and/or Section 1.6 of the Agreement.

“Merger Consideration Spreadsheet” has the meaning assigned to such term in Section 6.6(g) of the Agreement.

“Merger Sub” has the meaning assigned to such term in the introductory paragraph of the Agreement.

“Net Working Capital” has the meaning assigned to such term in Section 1.5(b)(xi) of the Agreement.

“Net Working Capital Shortfall Amount” has the meaning assigned to such term in Section 1.5(b)(xiii) of the Agreement.

“Net Working Capital Surplus Amount” has the meaning assigned to such term in Section 1.5(b)(xiv) of the Agreement.

“Net Working Capital Target” has the meaning assigned to such term in Section 1.5(b)(xv) of the Agreement.

“NWC Holdback Amount” has the meaning assigned to such term in Section 1.5(b)(xvi) of the Agreement.

“NWC Holdback Fund” means the aggregate amount of cash held at any time by the Parent pursuant to Section 1.7.

“Noncompetition Agreements” has the meaning assigned to such term in the recitals to the Agreement.

“Non-Dissenting Equityholder” means each (i) Non-Dissenting Stockholder, (ii) holder of a Vested Company Option with an exercise price equal to or less than the Gross Participation Per Share Amount or (iii) holder of a Company Warrant with an exercise price equal to or less than the Gross Participation Per Share Amount, as applicable, or all of them together as the context dictates.

“Non-Dissenting Stockholder” means each stockholder of the Company that does not properly assert or perfect such stockholder’s appraisal rights under the DGCL and is otherwise entitled to receive consideration pursuant to Section 1.5.

“Non-U.S. Benefit Plan” has the meaning assigned to such term in Section 2.17(a) of the Agreement.

“Non-U.S. Employee” has the meaning assigned to such term in Section 2.16(a) of the Agreement.

“Notice of Claim” has the meaning assigned to such term in Section 9.6(a) of the Agreement.

“Notice Period” has the meaning assigned to such term in Section 9.5(b) of the Agreement.

“Open Source License” means (a) any so-called “open source”, “copyleft”, “freeware” or “general public” license (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), the GNU Affero General Public License, Mozilla Public License (MPL), BSD licenses, the Artistic License (e.g., PERL), the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), QT Free Edition License, IBM Public License, Bitkeeper and the Apache License); (b) any license that is substantially similar to those listed at http://www.opensource.org/licenses/ or that meets the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation); or (c) any license that (i) requires the licensor to permit reverse-engineering of the licensed Software or other Technology incorporated into, derived from or distributed with such licensed Software or (ii) requires the licensed Software or other Technology incorporated into, derived from or distributed with such licensed Software (A) be distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; (C) be distributed at no charge; or (D) be distributed with certain notices or licenses (e.g., copyright notices or warranty disclaimers).

“Order” means any order, writ, injunction, judgment, edict, decree, ruling or award of any arbitrator or any court or other Governmental Entity.

“Out-of-the-Money Option” has the meaning assigned to such term in Section 1.6(c) of the Agreement.

“Outstanding Capital Stock” has the meaning assigned to such term in Section 1.5(a)(xii) of the Agreement.

“Outstanding Common Stock” has the meaning assigned to such term in Section 1.5(a)(ii) of the Agreement.

“Outstanding Series 1-A Preferred Stock” has the meaning assigned to such term in Section 1.5(a)(iii) of the Agreement.

“Outstanding Series 1-B Preferred Stock” has the meaning assigned to such term in Section 1.5(a)(iv) of the Agreement.

“Outstanding Series 2-A Preferred Stock” has the meaning assigned to such term in Section 1.5(a)(v) of the Agreement.

“Outstanding Series 2-B Preferred Stock” has the meaning assigned to such term in Section 1.5(a)(vi) of the Agreement.

“Outstanding Series 3 Preferred Stock” has the meaning assigned to such term in Section 1.5(a)(vii) of the Agreement.

“Outstanding Series 4 Preferred Stock” has the meaning assigned to such term in Section 1.5(a)(viii) of the Agreement.

“Outstanding Series 5 Preferred Stock” has the meaning assigned to such term in Section 1.5(a)(ix) of the Agreement.

“Outstanding Series 6 Preferred Stock” has the meaning assigned to such term in Section 1.5(a)(x) of the Agreement.

“Outstanding Series 7 Preferred Stock” has the meaning assigned to such term in Section 1.5(a)(xi) of the Agreement.

“Outstanding Series 8 Preferred Stock” has the meaning assigned to such term in Section 1.5(a)(xii) of the Agreement.

“Parent” has the meaning assigned to such term in the introductory paragraph of the Agreement.

“Parent 401(k) Plan” has the meaning assigned to such term in Section 4.5 of the Agreement.

“Parent Benefit Arrangements” has the meaning assigned to such term in Section 5.5(b) of the Agreement.

“Parent Closing Certificate” has the meaning assigned to such term in Section 7.3 of the Agreement.

“Parent Cure Period” has the meaning assigned to such term in Section 8.1(e) of the Agreement.

“Patents” means patents (including utility, utility model, plant and design patents and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other governmental action which provides rights beyond the original expiration date of any of the foregoing.

“Pay Off Letter” has the meaning assigned to such term in Section 4.12 of the Agreement.

“Payment Agent” has the meaning assigned to such term in Section 1.9(a) of the Agreement.

“Payment Compliance Date” has the meaning assigned to such term in Section 9.6(i) of the Agreement.

“Payment Fund” has the meaning assigned to such term in Section 1.9(a) of the Agreement.

“Per Share Expense Fund Amount” has the meaning assigned to such term in Section 1.5(b)(xvii) of the Agreement.

“Per Share Escrow Contribution Amount” has the meaning assigned to such term in Section 1.5(b)(xviii) of the Agreement.

“Per Share NWC Holdback Contribution Amount” has the meaning assigned to such term in Section 1.5(b)(xix) of the Agreement.

“Permit” means any: (a) permit, license, approval, certificate, franchise, permission, clearance, Consent, registration, variance, sanction, exemption, order, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Legal Requirement or (b) right under any Contract with any Governmental Entity.

“Permitted Liens” means (a) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (c) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (d) any minor imperfections of title or similar liens, charges or encumbrances, which individually or in the aggregate with other such imperfections, liens, charges and encumbrances, do not materially impair the value of the property subject to such imperfections, liens, charges or encumbrances or the use of such property in the conduct of the business of any of the Acquired Companies; and (e) any non-exclusive Intellectual Property licenses granted in the ordinary course of business.

“Person” means any individual, Entity or Governmental Entity.

“Personal Data” means personal, private, health or financial information, or other information about a natural person treated as protected data under any Privacy Legal Requirement, relating directly or indirectly to any current, former or prospective employees, consultants, consumers or other natural persons.

“Post-Closing NWC Statement” has the meaning assigned to such term in Section 1.7(a) of the

Agreement.

“Pre-Closing Period” has the meaning assigned to such term in Section 4.1(a) of the Agreement.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date. Notwithstanding anything to the contrary in the Agreement, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Privacy Legal Requirement” means a Legal Requirement that: (a) pertains to the privacy of Personal Data or imposes restrictions or obligations related to the collection, use, processing, storage, disclosure or transfer of Personal Data; and (b) exists in any country in which (i) any Acquired Company collects, uses, processes, stores or discloses Personal Data; (ii) any Person to which any Acquired Company discloses or provides access to Personal Data resides; or (iii) any individual whose Personal Data has been collected by any Acquired Company resides.

“Pro Rata Share” means, for any particular Non-Dissenting Equityholder, the fraction having a numerator equal to the aggregate amount of Merger Consideration that such Non-Dissenting Equityholder is entitled to receive pursuant to Section 1 of the Agreement, and having a denominator equal to the aggregate amount of Merger Consideration that all Non-Dissenting Equityholders are entitled to receive pursuant to Section 1 of the Agreement.

“Related Party” means any (a) stockholder of the Company that owns more than five percent (5%) of the voting power of the Company’s outstanding capital stock; (b) officer or director of the Company; (c) member of the immediate family of any stockholder, officer or director referred to in clause “(a)” or “(b)” of this sentence; or (d) any Affiliate of any Person referred to in clause “(a)” or “(b)” or “(c)” of this sentence.

“Releases” has the meaning assigned to such term in Section 6.6(c) of the Agreement.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Representative Losses” has the meaning assigned to such term in Section 10.1(f) of the Agreement.

“Required Stockholder Vote” has the meaning assigned to such term in Section 2.26 of the Agreement.

“Resolution Period” has the meaning assigned to such term in Section 1.7(c) of the Agreement.

“Response Notice” has the meaning assigned to such term in Section 9.6(b) of the Agreement.

“Retained Escrow Amount” has the meaning assigned to such term in Section 9.6(g) of the Agreement.

“Review Period” has the meaning assigned to such term in Section 1.7(b) of the Agreement.

“Section 280G” has the meaning assigned to such term in Section 5.2(c) of the Agreement.

“Section 280G Payments” has the meaning assigned to such term in Section 5.2(c) of the Agreement.

“Securityholders’ Agent” has the meaning assigned to such term in Section 10.1(a) of the Agreement.

“Securityholder Tax Contest Claim” has the meaning assigned to such term in Section 4.14(d) of the Agreement.

“Series 1-A Conversion Ratio” has the meaning assigned to such term in Section 1.5(b)(xx) of the Agreement.

“Series 1-A Preferred Stock” means the Series 1-A Preferred Stock, par value $0.01 per share, of the Company.

“Series 1-A Preferred Stock Closing Date Payment” has the meaning assigned to such term in Section 1.5(a)(iii)(A) of the Agreement.

“Series 1-B Conversion Ratio” has the meaning assigned to such term in Section 1.5(b)(xxi) of the Agreement.

“Series 1-B Preferred Stock” means the Series 1-B Preferred Stock, par value $0.01 per share, of the Company.

“Series 1-B Preferred Stock Closing Date Payment” has the meaning assigned to such term in Section 1.5(a)(iv)(A) of the Agreement.

“Series 2-A Preferred Stock” means the Series 2-A Preferred Stock, par value $0.01 per share, of the Company.

“Series 2-A Preferred Stock Closing Date Payment” has the meaning assigned to such term in Section 1.5(a)(v)(A) of the Agreement.

“Series 2-B Capped Participation Amount Per Share” has the meaning assigned to such term in Section 1.5(b)(xxii) of the Agreement.

“Series 2-B Liquidation Preference Per Share” has the meaning assigned to such term in Section 1.5(b)(xxiii) of the Agreement.

“Series 2-B Preferred Stock” means the Series 2-B Preferred Stock, par value $0.01 per share, of the Company.

“Series 2-B Preferred Stock Closing Date Payment” has the meaning assigned to such term in Section 1.5(a)(vi)(A) of the Agreement.

“Series 3 Preferred Stock” means the Series 3 Preferred Stock, par value $0.01 per share, of the Company.

“Series 3 Preferred Stock Closing Date Payment” has the meaning assigned to such term in Section 1.5(a)(vii)(A) of the Agreement.

“Series 4 Preferred Stock” means the Series 4 Preferred Stock, par value $0.01 per share, of the

Company.

“Series 4 Preferred Stock Closing Date Payment” has the meaning assigned to such term in Section 1.5(a)(viii)(A) of the Agreement.

“Series 5 Preferred Stock” means the Series 5 Preferred Stock, par value $0.01 per share, of the Company.

“Series 5 Preferred Stock Closing Date Payment” has the meaning assigned to such term in Section 1.5(a)(ix)(A) of the Agreement.

“Series 6 Liquidation Preference Per Share” has the meaning assigned to such term in Section 1.5(b)(xxiv) of the Agreement.

“Series 6 Preferred Stock” means the Series 6 Preferred Stock, par value $0.01 per share, of the Company.

“Series 6 Preferred Stock Closing Date Payment” has the meaning assigned to such term in Section 1.5(a)(x)(A) of the Agreement.

“Series 7 Liquidation Preference Per Share” has the meaning assigned to such term in Section 1.5(b)(xxv) of the Agreement.

“Series 7 Preferred Stock” means the Series 7 Preferred Stock, par value $0.01 per share, of the Company.

“Series 7 Preferred Stock Closing Date Payment” has the meaning assigned to such term in Section 1.5(a)(xi)(A) of the Agreement.

“Series 8 Liquidation Preference Per Share” has the meaning assigned to such term in Section 1.5(b)(xxvi) of the Agreement.

“Series 8 Preferred Stock” means the Series 8 Preferred Stock, par value $0.01 per share, of the Company.

“Series 8 Preferred Stock Closing Date Payment” has the meaning assigned to such term in Section 1.5(a)(xii)(A) of the Agreement.

“Software” means source code or object code, whether embodied in software, firmware or otherwise, and any programming and user documentation related thereto.

“Specified Representations” means: (a) the representations and warranties set forth in Sections 2.1 (Organizational Matters), 2.2 (Capital Structure), 2.3 (Authority and Due Execution), 2.8 (Taxes) and 2.14 (Brokers’ and Finders’ Fees) of the Agreement; (b) the representations and warranties set forth in the Company Closing Certificate, to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence; and (c) the representations, warranties and certifications set forth in the Merger Consideration Spreadsheet.

“Stock Plans” means the Company’s Amended and Restated 2006 Stock Incentive Plan and sub-plans thereunder.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date. Notwithstanding anything to the contrary contained in the Agreement, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be: (a) in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Acquired Companies (and each partnership in which any Acquired Company is a partner) ended with (and included) the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period and (b) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of any Acquired Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period. For the avoidance of doubt, the amount of any Tax of any Acquired Company under Section 951(a) of the Code that is allocable to the a taxable period that ends on the Closing Date shall be determined based on an interim closing of the books of any non-U.S. Subsidiary of the Company as of the close of business on the Closing Date (and for such purpose, the Tax period of the such non-U.S. Subsidiary shall be deemed to terminate at such time).

“Stipulated Amount” has the meaning assigned to such term in Section 9.6(e) of the Agreement.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least fifty percent (50%) of the outstanding equity, voting, beneficial or ownership interests in such Entity.

“Surviving Corporation” has the meaning assigned to such term in Section 1.1 of the Agreement.

“Tax” includes all forms of taxation and statutory, governmental, supra-governmental, supranational, state, principal, local government or municipal impositions, duties, contributions, charges and levies, whenever imposed, and all penalties, charges, surcharges, costs, expenses and interest relating thereto, including all employment taxes and any deductions or withholdings of any sort regardless of whether any such taxes, impositions, duties, contributions, charges and levies are chargeable directly or primarily against or attributable directly or primarily to an Acquired Company (including Taxes imposed on an Acquired Company as a transferee, successor, by Contract or otherwise) or any other Person and regardless of whether any amount in respect of any of them is recoverable from any other Person.

“Tax Contest Claims” has the meaning assigned to such term in Section 4.14(d) of the Agreement.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Legal Requirement relating to any Tax.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity or subdivision, including any governmental or quasi-Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Technology” means all forms of technology, including, without limitation, the following: (i) published and unpublished works of authorship, including, without limitation, audiovisual works, collective works, Software (whether in source code or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, business plans, product roadmaps, designs and sound recordings; (ii) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods and processes and new uses for any of the preceding items; (iii) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including, without limitation, algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems and techniques; (iv) databases, data compilations and collections and technical data; (v) devices, prototypes, designs and schematics; and (vi) documentation relating to any of the foregoing.

“Third Party Claim” has the meaning assigned to such term in Section 9.5(a) of the Agreement.

“Threshold Amount” has the meaning assigned to such term in Section 9.3(b) of the Agreement.

“Trademarks” means trademarks, service marks, trade dress, logos, slogans and all identifiers of source, including all goodwill appurtenant thereto, and any and all common law rights, and registrations and applications for registration thereof, all rights therein, trade names, fictitious business names (D/B/As), URLs and domain names.

“Trade Secrets” means trade secrets and confidential information, including all source code, documentation, know how, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information.

“Transaction Documents” means, collectively, the Agreement, the Letters of Transmittal, the Noncompetition Agreements, the Releases, the Exclusivity Agreements, the Merger Consideration Spreadsheet, the resignations described in Section 4.10 of the Agreement, the certificates described in Sections 6.6(e) and 7.3 of the Agreement and each other agreement or document referred to in the Agreement or to be executed in connection with any of the Contemplated Transactions.

“Transfer Taxes” has the meaning assigned to such term in Section 4.14(e) of the Agreement.

“Treasury Regulations” means the United States Treasury Regulations under the Code.

“Unaudited Financial Statements” has the meaning assigned to such term in Section 2.5(a) of the Agreement.

“Unaudited Interim Financial Statements” has the meaning assigned to such term in Section 2.5(a) of the Agreement.

“Unresolved Claims” has the meaning assigned to such term in Section 9.6(g) of the Agreement.

“U.S. Benefit Plan” has the meaning assigned to such term in Section 2.17(a) of the Agreement.

“U.S. Employee” has the meaning assigned to such term in Section 2.16(a) of the Agreement.

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120 130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401 2420), the Export Administration Regulations (EAR) (15 CFR 730 774), the Foreign Assets Control Regulations (31 CFR Parts 500 598), the laws and regulations administered by Customs and Border Protection (19 CFR Parts 1 199) and all other United States laws and regulations regulating exports, imports or re-exports to or from the United States, including the export or re-export of goods, services or technical data from the United States of America.

“Unvested Company Option” means any stock option to purchase Common Stock (or portion thereof) that is not a Vested Company Option.

“Vested Company Option” means any stock option to purchase Common Stock (or portion thereof) that is vested and outstanding immediately prior to the Effective Time, including any such stock option (or portion thereof) that, as a result of the Merger, will accelerate and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions.